PURCHASE-SALE AND OPTION AGREEMENT

                                    BY AND AMONG

                         HMH COURTYARD PROPERTIES, INC. AND
                          HMH PROPERTIES, INC., as Sellers,

                                         and

                            HOSPITALITY PROPERTIES, INC.,
                                    as Purchaser

                             ___________________________

                                   February 3, 1995







                                  TABLE OF CONTENTS


  SECTION 1.  DEFINITIONS.  . . . . . . . . . . . . . . . . . . . . .     1

       1.1   Agreement  . . . . . . . . . . . . . . . . . . . . . . .     1
       1.2   Allocable Purchase Price . . . . . . . . . . . . . . . .     1
       1.3   Assets . . . . . . . . . . . . . . . . . . . . . . . . .     1
       1.4   Business Day . . . . . . . . . . . . . . . . . . . . . .     2
       1.5   Camelback Ground Lease . . . . . . . . . . . . . . . . .     2
       1.6   Contracts  . . . . . . . . . . . . . . . . . . . . . . .     2
       1.7   C-R Offer  . . . . . . . . . . . . . . . . . . . . . . .     2
       1.8   C-R Option . . . . . . . . . . . . . . . . . . . . . . .     2
       1.9   Defective Property . . . . . . . . . . . . . . . . . . .     2
       1.10  Documents  . . . . . . . . . . . . . . . . . . . . . . .     2
       1.11  Excluded Assets  . . . . . . . . . . . . . . . . . . . .     2
       1.12  Excluded Offer Properties  . . . . . . . . . . . . . . .     2
       1.13  Excluded Property Offer  . . . . . . . . . . . . . . . .     3
       1.14  Exclusion Notice . . . . . . . . . . . . . . . . . . . .     3
       1.15  Extension Option Fee . . . . . . . . . . . . . . . . . .     3
       1.16  Exercise Notice  . . . . . . . . . . . . . . . . . . . .     3
       1.17  Fee Properties . . . . . . . . . . . . . . . . . . . . .     3
       1.18  FF&E . . . . . . . . . . . . . . . . . . . . . . . . . .     3
       1.19  FF&E Reserve . . . . . . . . . . . . . . . . . . . . . .     3
       1.20  First Offer Period . . . . . . . . . . . . . . . . . . .     3
       1.21  Ground Lease Properties  . . . . . . . . . . . . . . . .     3
       1.22  Ground Leases  . . . . . . . . . . . . . . . . . . . . .     3
       1.23  HMH Courtyard  . . . . . . . . . . . . . . . . . . . . .     3
       1.24  HMH Properties . . . . . . . . . . . . . . . . . . . . .     3
       1.25  Host . . . . . . . . . . . . . . . . . . . . . . . . . .     3
       1.26  HPI  . . . . . . . . . . . . . . . . . . . . . . . . . .     4
       1.27  Improvements . . . . . . . . . . . . . . . . . . . . . .     4
       1.28  Initial Acquisition Properties . . . . . . . . . . . . .     4
       1.29  Initial Acquisition Properties Ground Leases . . . . . .     4
       1.30  Initial Acquisition Purchase Price . . . . . . . . . . .     4
       1.31  Initial Acquisition Review Period  . . . . . . . . . . .     4
       1.32  Initial Closing  . . . . . . . . . . . . . . . . . . . .     4
       1.33  Initial Closing Date . . . . . . . . . . . . . . . . . .     4
       1.34  Initial Deferred Purchase Price  . . . . . . . . . . . .     4
       1.35  Initial Deposit  . . . . . . . . . . . . . . . . . . . .     4
       1.36  Initial Option Fee . . . . . . . . . . . . . . . . . . .     4
       1.37  Initial Properties Management Agreements . . . . . . . .     4
       1.38  Initial Surveys  . . . . . . . . . . . . . . . . . . . .     4
       1.39  Initial Title Commitments  . . . . . . . . . . . . . . .     4
       1.40  Intangible Property  . . . . . . . . . . . . . . . . . .     5
       1.41  Interest Rate  . . . . . . . . . . . . . . . . . . . . .     5
       1.42  Jacksonville Ground Lease  . . . . . . . . . . . . . . .     5
       1.43  LA Airport Ground Lease  . . . . . . . . . . . . . . . .     5
       1.44  Leases . . . . . . . . . . . . . . . . . . . . . . . . .     5
       1.45  Management Agreement Amendments  . . . . . . . . . . . .     5
       1.46  Management Agreements  . . . . . . . . . . . . . . . . .     6
       1.47  Manager  . . . . . . . . . . . . . . . . . . . . . . . .     6

       1.48  Norwood Ground Lease . . . . . . . . . . . . . . . . . .     6
       1.49  Option . . . . . . . . . . . . . . . . . . . . . . . . .     6
       1.50  Option Closing . . . . . . . . . . . . . . . . . . . . .     6
       1.51  Option Closing Date  . . . . . . . . . . . . . . . . . .     6
       1.52  Option Deferred Purchase Price . . . . . . . . . . . . .     6
       1.53  Option Deposit . . . . . . . . . . . . . . . . . . . . .     6
       1.54  Option Period  . . . . . . . . . . . . . . . . . . . . .     6
       1.55  Option Properties  . . . . . . . . . . . . . . . . . . .     6
       1.56  Option Properties Ground Leases  . . . . . . . . . . . .     6
       1.57  Option Properties Management Agreements  . . . . . . . .     6
       1.58  Option Purchase Price  . . . . . . . . . . . . . . . . .     6
       1.59  Option Review Period . . . . . . . . . . . . . . . . . .     7
       1.60  Option Surveys . . . . . . . . . . . . . . . . . . . . .     7
       1.61  Option Title Commitments . . . . . . . . . . . . . . . .     7
       1.62  Permitted Encumbrances . . . . . . . . . . . . . . . . .     7
       1.63  Property . . . . . . . . . . . . . . . . . . . . . . . .     7
       1.64  Properties . . . . . . . . . . . . . . . . . . . . . . .     7
       1.65  Purchaser  . . . . . . . . . . . . . . . . . . . . . . .     7
       1.66  Real Property  . . . . . . . . . . . . . . . . . . . . .     7
       1.67  Scottsdale Ground Lease  . . . . . . . . . . . . . . . .     7
       1.68  Sellers  . . . . . . . . . . . . . . . . . . . . . . . .     7
       1.69  Sellers' Knowledge . . . . . . . . . . . . . . . . . . .     7
       1.70  Stoughton Ground Lease . . . . . . . . . . . . . . . . .     8
       1.71  Syracuse Ground Lease  . . . . . . . . . . . . . . . . .     8
       1.72  Tenant Leases  . . . . . . . . . . . . . . . . . . . . .     8
       1.73  Title Company  . . . . . . . . . . . . . . . . . . . . .     8
       1.74  Willow Grove Ground Lease  . . . . . . . . . . . . . . .     8

  SECTION 2.  PURCHASE-SALE; GRANT OF OPTION; DILIGENCE . . . . . . .     8

       2.1  Purchase-Sale . . . . . . . . . . . . . . . . . . . . . .     8
       2.2  Grant of Option . . . . . . . . . . . . . . . . . . . . .     8
       2.3  Option Period . . . . . . . . . . . . . . . . . . . . . .     9
       2.4  Diligence Inspections . . . . . . . . . . . . . . . . . .    10
       2.5  Defective Properties  . . . . . . . . . . . . . . . . . .    11
       2.6  Title Matters . . . . . . . . . . . . . . . . . . . . . .    13
       2.7  Survey Matters  . . . . . . . . . . . . . . . . . . . . .    14

  SECTION 3.  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . .    16

       3.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . .    16
       3.2  Initial Acquisition Purchase Price  . . . . . . . . . . .    17
       3.3  Option Purchase Price . . . . . . . . . . . . . . . . . .    18

  SECTION 4.  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE . . . . .    19

       4.1  Closing Documents . . . . . . . . . . . . . . . . . . . .    19
       4.2  Condition of Properties . . . . . . . . . . . . . . . . .    21
       4.3  Title Policies  . . . . . . . . . . . . . . . . . . . . .    21
       4.4  Opinions of Counsel . . . . . . . . . . . . . . . . . . .    21
       4.5  FF&E Reserve  . . . . . . . . . . . . . . . . . . . . . .    22
       4.6  Appraisal . . . . . . . . . . . . . . . . . . . . . . . .    22
       4.7  Hart Scott Rodino . . . . . . . . . . . . . . . . . . . .    22
       4.8  Other Approvals . . . . . . . . . . . . . . . . . . . . .    22

  SECTION 5.  CONDITIONS TO SELLERS' OBLIGATION TO CLOSE  . . . . . .    22

       5.1  Exercise of Option  . . . . . . . . . . . . . . . . . . .    23
       5.2  Purchase Price  . . . . . . . . . . . . . . . . . . . . .    23
       5.3  Closing Documents . . . . . . . . . . . . . . . . . . . .    23
       5.4  Opinion of Counsel  . . . . . . . . . . . . . . . . . . .    23
       5.5  Hart Scott Rodino . . . . . . . . . . . . . . . . . . . .    23
       5.6  Other Approvals . . . . . . . . . . . . . . . . . . . . .    23

  SECTION 6.  REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . .    23

       6.1  Status and Authority of the Sellers . . . . . . . . . . .    23
       6.2  Action of the Sellers . . . . . . . . . . . . . . . . . .    24
       6.3  No Violations of Agreements . . . . . . . . . . . . . . .    24
       6.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . .    24
       6.5  Existing Leases, Agreements, Etc. . . . . . . . . . . . .    24
       6.6  Disclosure  . . . . . . . . . . . . . . . . . . . . . . .    24
       6.7  Utilities, Etc. . . . . . . . . . . . . . . . . . . . . .    25
       6.8  Compliance With Law . . . . . . . . . . . . . . . . . . .    25
       6.9  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .    25
       6.10 Not A Foreign Person  . . . . . . . . . . . . . . . . . .    25
       6.11 Hazardous Substances  . . . . . . . . . . . . . . . . . .    25
       6.12 Insurance . . . . . . . . . . . . . . . . . . . . . . . .    26
       6.13 Operating Statements  . . . . . . . . . . . . . . . . . .    26
       6.14 Ground Leases . . . . . . . . . . . . . . . . . . . . . .    26
       6.15 Management Agreements . . . . . . . . . . . . . . . . . .    26
       6.16 FF&E Reserve  . . . . . . . . . . . . . . . . . . . . . .    27

  SECTION 7.  REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . .    28

       7.1  Status and Authority of the Purchaser . . . . . . . . . .    28
       7.2  Action of the Purchaser.  . . . . . . . . . . . . . . . .    28
       7.3  No Violations of Agreements . . . . . . . . . . . . . . .    28
       7.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . .    28

  SECTION 8.  COVENANTS OF THE SELLERS  . . . . . . . . . . . . . . .    29

       8.1  Compliance with Laws, Etc.  . . . . . . . . . . . . . . .    29
       8.2  Approval of Agreements  . . . . . . . . . . . . . . . . .    29
       8.3  Compliance with Agreements  . . . . . . . . . . . . . . .    29
       8.4  Estoppel Certificates . . . . . . . . . . . . . . . . . .    29
       8.5  Notice of Material Changes or Untrue
                 Representations  . . . . . . . . . . . . . . . . . .    29
       8.6  Operation of Properties . . . . . . . . . . . . . . . . .    30

  SECTION 9.  APPORTIONMENTS  . . . . . . . . . . . . . . . . . . . .    30

       9.1  Real Property Apportionments  . . . . . . . . . . . . . .    30
       9.2  Closing Costs . . . . . . . . . . . . . . . . . . . . . .    30
       9.3  Hart Scott Rodino . . . . . . . . . . . . . . . . . . . .    30

  SECTION 10.  OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . .    31

       10.1  C-R Rights of First Offer  . . . . . . . . . . . . . . .    31
       10.2  Excluded Property Right of First Offer . . . . . . . . .    32

       10.3  Rights of First Refusal  . . . . . . . . . . . . . . . .    32
       10.4  Negotiations Regarding California Properties . . . . . .    33

  SECTION 11.  DEFAULT  . . . . . . . . . . . . . . . . . . . . . . .    33

       11.1  Default by the Sellers . . . . . . . . . . . . . . . . .    33
       11.2  Default by the Purchaser . . . . . . . . . . . . . . . .    34

  SECTION 12.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . .    34

       12.1  Agreement to Indemnify . . . . . . . . . . . . . . . . .    34
       12.2  Brokerage Commissions  . . . . . . . . . . . . . . . . .    35
       12.3  Publicity  . . . . . . . . . . . . . . . . . . . . . . .    36
       12.4  Corporate Approvals  . . . . . . . . . . . . . . . . . .    36
       12.5  Notices  . . . . . . . . . . . . . . . . . . . . . . . .    36
       12.6  Waivers, Etc.  . . . . . . . . . . . . . . . . . . . . .    38
       12.7  Assignment; Successors and Assigns . . . . . . . . . . .    38
       12.8  Severability . . . . . . . . . . . . . . . . . . . . . .    38
       12.9  Counterparts, Etc. . . . . . . . . . . . . . . . . . . .    39
       12.10 Governing Law  . . . . . . . . . . . . . . . . . . . . .    39
       12.11 Performance on Business Days . . . . . . . . . . . . . .    39
       12.12 Attorneys' Fees  . . . . . . . . . . . . . . . . . . . .    39
       12.13 Section and Other Headings . . . . . . . . . . . . . . .    40

       Schedule A       -  Allocable Purchase Prices of Acquisition
                           Properties
       Schedule B       -  Allocable Purchase Prices of Option Properties
       Schedule C-1-21  -  Legal Descriptions of Initial
                           Acquisition Properties
       Schedule D-1-33  -  Legal Descriptions of Option Properties
       Schedule E       -  Form of Surveyor's Certificate
       Schedule F       -  Form of Lease
       Schedule G       -  Initial Acquisition Properties Management
                           Agreements
       Schedule H       -  Option Properties Management Agreements
       Schedule I       -  Operating Statements
       Schedule J       -  FF&E Reserve Amounts
       Schedule K       -  Excluded Offer Properties




                      PURCHASE-SALE AND OPTION AGREEMENT


       THIS PURCHASE-SALE AND OPTION AGREEMENT is made as of the 3rd day of February, 1995, by and among HMH COURTYARD PROPERTIES, INC., a Delaware corporation ("HMH Courtyard"), and HMH PROPERTIES, INC., a Delaware corporation ("HMH Properties"), as sellers, and HOSPITALITY PROPERTIES, INC., a Delaware corporation, as purchaser ("HPI").

                                 WITNESSETH:

       WHEREAS, HMH Courtyard and HMH Properties are the owners and holders of the Initial Acquisition Properties and the Option Properties (these and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1); and

       WHEREAS, the Purchaser desires to purchase the Initial Acquisition Properties, acquire an option to purchase the Option Properties and acquire certain other rights of first offer, as more fully set forth below; and

       WHEREAS, the Sellers are willing to sell the Initial Acquisition Properties to the Purchaser, grant to the Purchaser an option to acquire the Option Properties and grant to the Purchaser certain other rights of first offer, subject to and upon the terms and conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Sellers and the Purchaser hereby agree as follows:

       SECTION 1.  DEFINITIONS.

       Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

       1.1  "Agreement" shall mean this Purchase-Sale and Option
  Agreement, together with Schedules A through J attached hereto, as it and they may be amended from time to time as herein provided.

       1.2 "Allocable Purchase Price" shall mean, with respect to any of the Initial Acquisition Properties, the amount set forth in Schedule A opposite the name of such property, and, with respect to the Option Properties, the amount set forth in Schedule B opposite the name of such property.

       1.3 "Assets" shall mean, with respect to any Property, collectively, all of the Real Property, the FF&E, the Contracts, the Documents, the Improvements, the Intangible Property and the Tenant Leases now owned or hereafter acquired by the Sellers in connection with or relating to such Property other than any Excluded Assets with respect to such Property.

       1.4 "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The
  Commonwealth of Massachusetts or the State of Maryland are authorized by law or executive action to close.

       1.5 "Camelback Ground Lease" shall mean the Marriott Hotel Land Lease, dated October 5, 1988, between AE Town & Country Limited
  Partnership, as landlord, and Marriott Corporation, as tenant, as the same has been amended.

       1.6 "Contracts" shall mean, with respect to any Property, all hotel licensing agreements and other service contracts, equipment leases, booking agreements and other arrangements or agreements to which the Sellers are a party affecting the ownership, repair, maintenance, management (including, without limitation, the Management Agreements), leasing or operation of such Property, to the extent the Sellers' interest therein is assignable or transferable.

       1.7  "C-R Offer" shall have the meaning given such term in Section
  10.1.

       1.8 "C-R Option" shall mean the rights and options granted to the Purchaser pursuant to Section 10.1.

       1.9  "Defective Property" shall have the meaning given such term in
  Section 2.5(a).

       1.10 "Documents" shall mean, with respect to any Property, all books, records and files relating to the leasing, maintenance, management or operation of such Property belonging to the Sellers.

       1.11  "Excluded Assets" shall mean, with respect to any Property,
  (i) except as otherwise provided in the Leases or the Management Agreements, any right, title or interest in the name or signage containing the name "Marriott," "Courtyard" and other marks used by the Sellers, Host, the Manager or any of their subsidiaries or affiliates,
  (ii) all property owned by the Sellers, Host, the Manager or any of their subsidiaries or affiliates, not normally located at such Property and used, but not exclusively, in connection with the operation of such Property and (iii) any other property which is the property of the Manager or an affiliate or subsidiary of the Manager, including, without limitation, the Proprietary Marks, Proprietary Signage and Software (as such terms are defined in the Management Agreement) and all computer equipment proprietary to the Manager or any affiliate or subsidiary of the Manager.

       1.12 "Excluded Offer Properties" shall have the meaning given such term in Section 10.2.

       1.13 "Excluded Property Offer" shall have the meaning given such term in Section 10.2.

       1.14  "Exclusion Notice" shall have the meaning given such term in
  Section 2.2(b).

       1.15 "Extension Option Fee" shall mean the sum of Three Million Dollars ($3,000,000), payable in accordance with Section 3.3(c).

       1.16  "Exercise Notice" shall have the meaning given such term in
  Section 2.3.

       1.17 "Fee Properties" shall mean, with respect to the Initial Acquisition Properties, all of such properties identified on Schedule A other than those denoted Ground Lease Properties, and, with respect to the Option Properties, all of such properties identified on Schedule B other than those denoted Ground Lease Properties.

       1.18 "FF&E" shall mean, with respect to any Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by the Sellers and located in or at, or used in connection with the ownership, operation or maintenance of such Property.

       1.19 "FF&E Reserve" shall have the meaning given such term in the Management Agreements.

       1.20 "First Offer Period" shall mean the period commencing December 23, 1994 and, if the Purchaser shall not acquire the Option Properties, expiring February 29, 2000 or, if the Purchaser shall acquire the Option Properties, expiring February 28, 2005.

       1.21 "Ground Lease Properties" shall mean, with respect to the Initial Acquisition Properties, the properties identified as ground lease properties on Schedule A, and, with respect to the Option Properties, the properties identified as ground lease properties on Schedule B.

       1.22 "Ground Leases" shall mean, collectively, the Initial Acquisition Properties Ground Leases and the Option Properties Ground Leases.

       1.23 "HMH Courtyard" shall have the meaning given such term in the preambles to this Agreement.

       1.24 "HMH Properties" shall have the meaning given such term in the preambles to this Agreement.

       1.25 "Host" shall mean Host Marriott Corporation, a Delaware corporation.

       1.26 "HPI" shall have the meaning given such term in the preambles to this Agreement.

       1.27 "Improvements" shall mean, with respect to any Property, all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property with respect to such Property.

       1.28 "Initial Acquisition Properties" shall mean all of the Assets relating to the properties identified on Schedule A, the legal descriptions of which are set forth in Schedules C-1 through C-21.

       1.29 "Initial Acquisition Properties Ground Leases" shall mean, collectively, the Camelback Ground Lease, the Stoughton Ground Lease and the Scottsdale Ground Lease.

       1.30 "Initial Acquisition Purchase Price" shall have the meaning given such term in Section 3.2.

       1.31 "Initial Acquisition Review Period" shall mean the period commencing on the date of this Agreement and expiring forty-five (45) days thereafter or, if sooner, on the Initial Closing Date.

       1.32  "Initial Closing" shall have the meaning given such term in
  Section 3.1.

       1.33 "Initial Closing Date" shall have the meaning given such term in Section 3.1.

       1.34 "Initial Deferred Purchase Price" shall mean an amount equal to ten percent (10%) of the Initial Acquisition Purchase Price.

       1.35 "Initial Deposit" shall mean the sum of Twenty-Five Million Dollars ($25,000,000) paid by the Purchaser to the Sellers on or prior to the date of this Agreement.

       1.36 "Initial Option Fee" shall mean the sum of Three Million Dollars ($3,000,000), payable in accordance with Section 3.2(c).

       1.37 "Initial Properties Management Agreements" shall mean the management agreements between the Sellers and the Manager, with respect to the Initial Acquisition Properties, which Management Agreements are more particularly described in Schedule G.

       1.38  "Initial Surveys" shall have the meaning given such term in
  Section 2.7(a).

       1.39 "Initial Title Commitments" shall have the meaning given such term in Section 2.6(a).

       1.40 "Intangible Property" shall mean, with respect to any Property, all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, rights to deposits, trade names, service marks, the Contracts, telephone exchange numbers identified with such Property held by the Sellers, and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character with respect to such Property held by the Sellers other than the Excluded Assets.

       1.41 "Interest Rate" shall mean the rate of interest earned by the Sellers on Merrill Lynch Institutional Fund Account 3215974.

       1.42 "Jacksonville Ground Lease" shall mean the Marriott Hotel Land Lease, dated November 25, 1986, between Mayo Medical Resources, as landlord, and Marriott Corporation, as tenant, as the same has been amended.

       1.43 "LA Airport Ground Lease" shall mean the Marriott Hotel Land Lease, dated as of November 1, 1985, between Oma El Segundo Properties, as landlord, and Marriott Corporation, as tenant, as the same has been amended.

       1.44 "Leases" shall mean, collectively, the leases to be entered into between the Purchaser, as landlord, and HMH HPT Courtyard, Inc., an affiliate of the Sellers, as tenant, with respect to (i) the Initial Acquisition Properties, and (ii), in the event that the purchase and sale of the Option Properties shall be consummated pursuant to this Agreement, the Option Properties, each such lease to be in the form attached hereto as Schedule F and the Minimum Rent (as defined in the Leases) payable pursuant to each such lease to be a per annum amount equal to ten percent (10%) of the Allocable Purchase Price of the Property demised thereunder.

       1.45 "Management Agreement Amendments" shall mean, collectively, an amendment to each of the Initial Properties Management Agreements to be entered into on or prior to the Initial Closing Date and to each of the Option Properties Management Agreements to be entered into on or prior to the Option Closing Date confirming the Manager's consent to the purchase and sale contemplated hereunder and providing that, as long as the Initial Acquisition Properties and/or Option Properties are owned by the Purchaser and managed by the Manager (i) all renewals of the Management Agreements may only be exercised with respect to all of such Properties or none of such Properties; (ii) all calculations of the FF&E Reserve, expenditures from the FF&E Reserve and Incentive Management Fees (as defined in the Management Agreements) shall be done on a consolidated basis for all such Properties; and (iii) in the event any of the Leases are terminated for any reason, the Purchaser shall have the right to designate another person as "Owner" under the Management Agreements subject to the terms and conditions of the Management Agreements.

       1.46 "Management Agreements" shall mean, collectively, the Initial Properties Management Agreements and the Option Properties Management Agreements.

       1.47 "Manager" shall mean Courtyard Management Corporation, a Delaware corporation.

       1.48 "Norwood Ground Lease" shall mean the Land Lease, dated as of July 29, 1988, between First Stone Ridge Associates Limited Partnership, as landlord, and Marriott Corporation, as tenant, as the same has been amended.

       1.49  "Option" shall have the meaning given such term in Section
  2.2.

       1.50  "Option Closing" shall have the meaning given such term in
  Section 3.1(b).

       1.51 "Option Closing Date" shall have the meaning given such term in Section 3.1(b).

       1.52 "Option Deferred Purchase Price" shall mean an amount equal to ten percent (10%) of the Option Purchase Price.

       1.53 "Option Deposit" shall mean the sum of Ten Million Dollars ($10,000,000) to be paid by the Purchaser to the Sellers at the time of the giving of the Exercise Notice.

       1.54 "Option Period" shall mean the period commencing on the date of this Agreement and expiring on the earlier to occur of the first anniversary of the Initial Closing Date and February 28, 1996.

       1.55 "Option Properties" shall mean all of the Assets relating to the properties identified on Schedule B, the legal descriptions of which are set forth in Schedules D-1 through 33.

       1.56 "Option Properties Ground Leases" shall mean, collectively, the Jacksonville Ground Lease, the Norwood Ground Lease, the Willow Grove Ground Lease, the Syracuse Ground Lease and the LA Airport Ground Lease.

       1.57 "Option Properties Management Agreements" shall mean the management agreements between the Sellers and the Manager, with respect to the Option Properties, which Management Agreements are more particularly described in Schedule H.

       1.58 "Option Purchase Price" shall have the meaning given such term in Section 3.3.

       1.59 "Option Review Period" shall mean the period commencing on the date of the giving of the Exercise Notice and expiring forty-five
  (45) days thereafter.

       1.60  "Option Surveys" shall have the meaning given such term in
  Section 2.7(b).

       1.61 "Option Title Commitments" shall have the meaning given such term in Section 2.6(b).

       1.62 "Permitted Encumbrances" shall mean, with respect to any Property, (a) liens for taxes, assessments and governmental charges with respect to such Property not yet due and payable or due and payable but not yet delinquent; (b) applicable zoning regulations and ordinances provided the same do not prohibit or impair in any material respect use of such Property as a Marriott Courtyard hotel as currently operated and constructed; (c) such other nonmonetary encumbrances as do not, in the Purchaser's reasonable opinion, impair marketability and do not materially interfere with the use of such Property as a fully functioning Marriott Courtyard hotel as currently operated and constructed; (e) the Ground Leases; (f) UCC Financing Statements which would be permitted pursuant to the terms of Section 21.9 of the Leases;
  and (g) such other nonmonetary encumbrances with respect to such Property which are not objected to by the Purchaser in accordance with Sections 2.6 and 2.7.

       1.63 "Property" shall mean any one of the Initial Acquisition Properties or the Option Properties.

       1.64  "Properties" shall mean, collectively, the Initial
  Acquisition Properties and the Option Properties.

       1.65 "Purchaser" shall mean HPI and its permitted successors and assigns.

       1.66 "Real Property" shall mean, with respect to any Property which is a Fee Property, the real property described in the applicable Schedule C-1 through 21 or D-1 through 33 to this Agreement, and, with respect to any Property which is a Ground Lease Property, the leasehold estate created by the applicable Ground Lease, together with all easements, rights of way, privileges, licenses and appurtenances which the Sellers may now own or hereafter acquire with respect thereto.

       1.67 "Scottsdale Ground Lease" shall mean the Marriott Hotel Land Lease, dated as of September 27, 1988, between Mayo Clinic Scottsdale, as landlord, and Marriott Corporation, as tenant, as the same has been amended.

       1.68 "Sellers" shall mean, jointly and severally, HMH Courtyard and HMH Properties, collectively.

       1.69  "Sellers' Knowledge" shall mean the actual knowledge of Bruce
  D. Wardinski, Robert Parsons, Pamela J. Murch, Pamela J. Block and Jerry Kraisinger after inquiry to Beth Milbrath, Beth Milbrath having been directed to consult with the general manager of the Property and the Manager's litigation department, if appropriate, and any other appropriate representatives of the Manager.

       1.70 "Stoughton Ground Lease" shall mean the Marriott Hotel Land Lease, dated as of August 9, 1988, between Lewis Heafitz, Trustee of North Stoughton Industrial Park Development Trust, as landlord, and Marriott Corporation, as tenant, as the same has been amended.

       1.71 "Syracuse Ground Lease" shall mean the Marriott Hotel Land Lease, dated September 5, 1986, between MBF Development Company, as landlord, and Marriott Corporation, as tenant, as the same has been amended.

       1.72 "Tenant Leases" shall mean, with respect to any Property, all leases, rental agreements or other agreements (including all amendments or modifications thereto) which entitle any person to have rights with respect to the use or occupancy of any portion of such Property.

       1.73 "Title Company" shall mean such title insurance company as shall have been reasonably approved by the Purchaser and the Sellers.

       1.74 "Willow Grove Ground Lease" shall mean the Marriott Hotel Land Lease, dated 1986, between John C. Bready, Jr., as landlord, and Marriott Corporation, as tenant, as the same has been amended.


       SECTION 2.  PURCHASE-SALE; GRANT OF OPTION; DILIGENCE.

       2.1 Purchase-Sale. In consideration of the mutual covenants herein contained, the Purchaser hereby agrees to purchase from the Sellers and the Sellers hereby agree to sell to the Purchaser, all of the Sellers' right, title and interest in and to the Initial Acquisition Properties for the Initial Acquisition Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

       2.2 Grant of Option. (a) In consideration of the agreement of the Purchaser to purchase the Initial Acquisition Properties and the payment of the Initial Acquisition Purchase Price and for other good and valuable consideration, provided that the Purchaser shall acquire the Initial Acquisition Properties in accordance with this Agreement, the Sellers hereby irrevocably grant to the Purchaser an exclusive (subject to Section 10.3) right and option (the "Option") to purchase all of the Option Properties for the Option Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

       (b) Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall have the right, subject to the limitations set forth in this paragraph (b), by written notice (the "Exclusion
  Notice") to the Purchaser given within five (5) Business Days after the giving of the Exercise Notice, to exclude from the Option Properties to be purchased by the Purchaser hereunder certain of such Properties designated in the Exclusion Notice; provided, however, that in no event shall the Sellers have the right to reduce the number of Option
  Properties purchased by the Purchaser pursuant to the terms of this Agreement (including pursuant to Section 10.3) to less than twenty-three
  (23) in the aggregate. Any Option Properties designated for exclusion by the Sellers (i) shall be representative and typical of all of the Option Properties taken as a whole and (ii) shall have rent coverage
  (i.e. Operating Profit (as defined in the Management Agreements) less ground rent divided by Minimum Rent (as defined in the Leases)) within two (2%) percent of the rent coverage for all of the Option Properties taken as a whole based upon the historic results for the Option
  Properties for the thirteen (13) accounting periods of the Sellers immediately preceding the Exercise Notice. In the event that the Purchaser shall give notice to the Sellers prior to the Option Closing
  Date that the Purchaser disputes in its reasonable judgment that the Option Properties designated for exclusion by the Sellers in the Exclusion Notice satisfy the criteria set forth in clauses (i) and (ii) preceding, then the Option Properties to be excluded from the sale to the Purchaser pursuant to this Agreement shall be determined as follows: first, the Purchaser shall select two (2) Option Properties to be acquired by the Purchaser pursuant to this Agreement; second, the Sellers shall select one (1) Option Property to be excluded from the sale; then, the Purchaser and the Sellers shall repeat steps first and second until a number of Option Properties to be excluded has been determined equal in number to that set forth in the Exclusion Notice.

  Failure of the Seller to give the Exclusion Notice within five (5) Business Days after the giving of the Exercise Notice shall be a waiver of the Sellers' rights pursuant to this Section 2.2(b) and time shall be of the essence with respect to the giving of the Exclusion Notice. In the event that the Sellers shall exclude any Option Properties pursuant to this Section 2.2(c), the Option Purchase Price shall be reduced by the aggregate of the Allocable Purchase Prices of all such excluded Option Properties and any such excluded Option Property shall be subject to the rights granted to the Purchaser pursuant to Section 10.1.

       2.3 Option Period. The Option shall be exercisable in full, but not in part (except as otherwise provided in Section 10.3), at any time during the Option Period. The Option is exercisable by the giving of written notice (the "Exercise Notice") and payment of the Option Deposit by the Purchaser to the Sellers. Failure of the Purchaser to give the Exercise Notice or pay the Option Deposit prior to the expiration of the Option Period shall be deemed and shall constitute an election by the Purchaser not to exercise the Option and time shall be of the essence with respect to the giving of the Exercise Notice and payment of the Option Deposit.

       2.4 Diligence Inspections. (a) For the Initial Acquisition Review Period, the Sellers shall permit the Purchaser and its representatives to inspect the Initial Acquisition Properties and the Improvements (including, without limitation, all roofs, electric, mechanical and structural elements, and HVAC systems therein), to perform due diligence, soil analysis and environmental investigations, to examine the books of account and records of the Sellers and the Manager with respect to the Initial Acquisition Properties (other than the Excluded Assets), including, without limitation, all leases and agreements affecting the Initial Acquisition Properties, and make copies thereof, at such reasonable times as the Purchaser or its representatives may request by notice to the Sellers and the Manager (which notice may be oral). To the extent that, in connection with such investigations, the Purchaser, its agents, representatives or contractors, damages or disturbs any of the Real Property or the Improvements located thereon, the Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. The Purchaser shall indemnify, defend and hold harmless the Sellers from and against any and all expense, loss or damage which the Sellers may incur as a result of any act or omission of the Purchaser or its representatives, agents or contractors in connection with such examinations and inspections, other than any expense, loss or damage arising from any act or omission of the Sellers or the Manager. The foregoing indemnification agreement shall survive the termination of this Agreement, the Initial Closing and the Option Closing.

       (b) In the event that the Purchaser shall exercise the Option, for the Option Review Period, the Sellers shall permit the Purchaser and its representatives to inspect the Option Properties and the Improvements (including, without limitation, all roofs, electric, mechanical and structural elements, and HVAC systems therein), to perform due diligence, soil analysis and environmental investigations, to examine the books of account and records of the Sellers and the Manager with respect to the Option Properties (other than the Excluded Assets), including, without limitation, all leases and agreements affecting the Option Properties, and make copies thereof, at such reasonable times as the Purchaser or its representatives may request by notice to the Sellers and the Manager (which notice may be oral). To the extent that, in connection with such investigations, the Purchaser, its agents, representations or contractors, damages or disturbs any of the Real Property or the Improvements located thereon, the Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. The Purchaser shall indemnify, defend and hold harmless the Sellers from and against any and all expense, loss or damage which the Sellers may incur as a result of any act or omission of the Purchaser or its representatives, agents or contractors in connection with such examinations and inspections, other than any expense, loss or damage arising from any act or omission of the Sellers or the Manager. Such indemnification agreement shall survive the termination of this Agreement, the Initial Closing and the Option Closing. In addition, during the period after the date of this Agreement and prior to the expiration of the Option Review Period, the Sellers agree to provide to the Purchaser with such operating information, from time to time, as the Purchaser may reasonably request regarding the Option Properties and the condition and operation thereof.

       2.5 Defective Properties. (a) In the event that (i) the Purchaser reasonably determines that a Property has structural, environmental, legal or other operational defects or conditions such that (x) expenditures equal to or greater than seven and one-half percent (7.5%) of the Allocable Purchase Price of such Property are required in order to bring such Property into a satisfactory condition in accordance with prevailing Marriott standards for like hotels or (y) the calculation with respect to such Property of Operating Profit (as defined in the Management Agreements) less ground rent varies by fifteen percent (15%) or more of that set forth in the Operating Statements described in Section 6.13 and other financial data provided by the Sellers to the Purchaser prior to the date hereof (any such Property being hereinafter referred to as a "Defective Property"), and (ii) the Purchaser gives written notice thereof to the Sellers no later than the expiration of the Initial Acquisition Review Period or Option Review Period, as the case may be (time being of the essence with respect to the giving of such notice), identifying the Defective Property or Properties and the specific defects with respect thereto, the Sellers, shall, subject to paragraph (c) below, be required to permit the Purchaser to acquire all of the Initial Acquisition Properties or Option Properties, as the case may be, other than such Defective Property or Properties. Prior to the Initial Closing or the Option Closing, as the case may be, the Sellers shall enforce all rights available against third parties, including, without limitation, the Manager, and shall cause any and all defects or conditions so identified by the Purchaser to be corrected, it being expressly understood and agreed that nothing contained herein shall be construed to relieve any such parties from any obligations with respect to such matters.

       (b) If, prior to the Initial Closing or the Option Closing, as the case may be, (i) any Initial Acquisition Property or Option Property, as applicable, suffers a casualty or condemnation which would cause such

  Property or Properties to become a Defective Property, (ii) such Property is not, prior to the applicable Closing, restored to a condition substantially the same as the condition thereof immediately prior to such casualty or condemnation, and (iii) the Purchaser provides written notice of same to the Sellers no later than the Initial Closing Date or the Option Closing, as the case may be, time being of the essence, the Sellers shall, subject to paragraph (c) below, be required to permit the Purchaser to acquire all of the Initial Acquisition Properties or Option Properties, as the case may be, other than such Defective Property or Properties. Promptly upon learning of the same, the Sellers covenant and agree to provide the Purchaser with prompt written notice of any casualty or condemnation affecting any Property.

       (c) If the Purchaser timely identifies any Defective Property, and the Purchaser and the Sellers shall, acting reasonably and in good faith be unable or unwilling to agree that (x) the Sellers shall, at their sole cost, remedy the applicable defect prior to the applicable Closing,
  (y) the Purchaser shall, notwithstanding such defect, acquire the Defective Property subject to a reduction in the Allocable Purchase Price of the Defective Property sufficient to compensate the Purchaser for such defect, or (z) on the substitution of another property owned by the Sellers for such Defective Property, this Agreement shall terminate with respect to such Defective Property and the Initial Acquisition Purchase Price or the Option Purchase Price, as the case may be, shall be reduced by the Allocable Purchase Price of such Defective Property. Notwithstanding the foregoing, if more than an aggregate of three (3) Initial Acquisition Properties or five (5) Option Properties, as the case may be, are identified as Defective Properties or rejected by the Purchaser pursuant to Section 2.6 or 2.7, either party may terminate this Agreement and the transactions contemplated hereby, in which case the Initial Deposit or the Option Deposit, as the case may be, shall be returned to the Purchaser, together with interest thereon as provided in
  Section 11.1 and no party shall have any further obligations hereunder; provided, however, that in the event the Sellers shall be the terminating party, the Purchaser shall have the right, exercisable by notice given within ten (10) Business Days after the Sellers' notice to terminate, to proceed to closing on one or more such Defective Properties (or Properties rejected pursuant to Section 2.6 or 2.7) such that the total amount of Initial Acquisition Properties or Option Properties, as the case may be, deleted by the Purchaser pursuant to this Section 2.5, Section 2.6 and Section 2.7 shall not be greater than three (3) Initial Acquisition Properties or five (5) Option Properties, as the case may be. In the event the Purchaser shall elect to proceed to closing as aforesaid, (x) any notice of termination given by the Sellers shall be null and void and of no further force or effect and (y) in the event that any Property shall have been affected by a casualty or taking, the Sellers shall pay over and assign to the Purchaser the entire amount of any insurance proceeds or award paid or payable with respect thereto less any amounts previously expended by the Sellers in connection with repair or restoration, provided that any such repair or restoration shall have been approved by the Purchaser (which approval shall not be unreasonably withheld or delayed).

       (d) In the event that Purchaser reasonably determines that the calculation, with respect to the Initial Acquisition Properties or the

  Option Properties, as the case may be, in the aggregate, of Operating Profit (as defined in the Management Agreements) less ground rent varies by seven and one-half percent (7.5%) or more from that set forth in the Operating Statements described in Section 6.13 and other financial data provided by Sellers to the Purchaser, the Purchaser shall have the right to terminate this Agreement and the transactions contemplated hereby, in which case the Initial Deposit or the Option Deposit, as the case may be, shall be returned to the Purchaser, together with interest thereon as provided in Section 11.1 and no party shall have any further obligations hereunder.

       2.6 Title Matters. (a) Within ten (10) Business Days after the date of this Agreement, the Sellers shall order from the Title Company and direct the Title Company promptly to deliver to the Purchaser and the Sellers a preliminary title commitment, having an effective date after the date of this Agreement, for an ALTA extended owner's policy of title insurance with respect to each of the Initial Acquisition Properties, together with complete and legible copies of all instruments and documents referred to as exceptions to title (collectively, the "Initial Title Commitments"). At the Sellers' election, they may also obtain a leasehold policy of title insurance for the tenant under the Leases.

       Within ten (10) Business Days after receipt of the Initial Title Commitments, the Purchaser shall give the Sellers notice of any title exceptions (other than Permitted Encumbrances) which adversely affect such Property in any material respect and as to which the Purchaser reasonably objects. If, for any reason, the Sellers are unable to take such actions as may be required to cause such exceptions to be removed from the Initial Title Commitments, the Sellers shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Sellers to give such notice within ten (10) Business Days after the Purchaser's notice of objection shall be deemed an election by the Sellers to remedy such matters. If the Sellers shall be unable to remove any title defects to which the Purchaser has reasonably objected, the Purchaser may elect (i) to terminate this Agreement with respect to the affected Property, in which event, the Initial Acquisition Purchase Price shall be reduced by the Allocable Purchase Price of the affected Initial Acquisition Properties and this Agreement shall be of no further force and effect with respect to the affected Initial Acquisition Properties or (ii) to consummate the transactions contemplated hereby, notwithstanding such title defect, without any abatement or reduction in the Initial Acquisition Purchase Price on account thereof. The Purchaser shall make any such election by written notice to the Sellers given on or prior to the fifth Business Day after the Sellers' notice of their inability to cure such defect. Failure of the Purchaser to give such notice shall be deemed an election by the Purchaser to proceed in accordance with clause (ii) above. If the Purchaser shall elect to terminate this Agreement with respect to an aggregate of more than three
  (3) of the Initial Acquisition Properties pursuant to this Section 2.6(a), Section 2.5 and Section 2.7, either the Purchaser or the Sellers may elect to proceed in accordance with Section 2.5(c).

       (b) In the event the Purchaser shall exercise the Option as herein provided, within ten (10) Business Days after the Exercise Notice, the

  Sellers shall order from the Title Company and direct the Title Company promptly to deliver to the Purchaser and the Sellers a preliminary title commitment, having an effective date after the date of the Exercise Notice, for an ALTA extended owner's policy of title insurance with respect to each of the Option Properties, together with complete and legible copies of all instruments and documents referred to as exceptions to title (collectively, the "Option Commitments"). At the Sellers' election, they may also obtain a leasehold policy of title insurance for the tenant under the Leases.

       Within ten (10) Business Days after receipt of the Option Title Commitments, the Purchaser shall give the Sellers notice of any title exceptions (other than Permitted Encumbrances) which adversely affect such Property in any material respect and as to which the Purchaser reasonably objects. If, for any reason, the Sellers are unable to take such actions as may be required to cause such exceptions to be removed from the Option Title Commitments, the Sellers shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Sellers to give such notice within ten (10) Business Days after the Purchaser's notice of objection shall be deemed an election by the Sellers to remedy such matters. If the Sellers shall be unable to remove any title defects to which the Purchaser has reasonably objected, the Purchaser may elect (i) to terminate this Agreement with respect to the affected Property, in which event, the Option Purchase Price shall be reduced by the Allocable Purchase Price of the affected Option Properties and this Agreement shall be of no further force and effect with respect to the affected Option Properties or (ii) to consummate the transactions contemplated hereby, notwithstanding such title defect, without any abatement or reduction in the Option Purchase Price on account thereof. The Purchaser shall make any such election by written notice to the Sellers given on or prior to the fifth Business Day after the Sellers' notice of their inability to cure such defect and time shall be of the essence with respect to the giving of such notice. Failure of the Purchaser to give such notice shall be deemed an election by the Purchaser to proceed in accordance with clause (ii) above. If the Purchaser shall elect to terminate this Agreement with respect to an aggregate of more than five (5) of the Option Properties pursuant to this Section 2.6(b), Section 2.5 and Section 2.7, either the Purchaser or the Sellers may elect to proceed in accordance with Section 2.5(c).

       2.7 Survey Matters. (a) As soon as practicable after the date of this Agreement, the Sellers shall arrange for the preparation of an ALTA survey with respect to each of the Initial Acquisition Properties (the "Initial Surveys"), by a licensed surveyor in the jurisdiction in which each such Property is located, which (i) contains an accurate legal description of the applicable Property, (ii) shows the exact location, dimension and description (including applicable recording information) of all utilities, easements, encroachments and other physical matters affecting such Property, the number of striped parking spaces located thereon and all applicable building set-back lines, (iii) states whether the applicable Property is located within a 100-year flood plain and
  (iv) includes a certification in the form set forth in Schedule E, addressed to the Purchaser, the Title Company and any other persons requested by the Purchaser or designated by the Sellers.

       Within ten (10) Business Days after receipt of the Initial Surveys, the Purchaser shall give the Sellers notice of any matters shown thereon (other than Permitted Encumbrances) which adversely affect any such Property in any material respect and as to which the Purchaser reasonably objects. If, for any reason, the Sellers are unable to take such actions as may be required to remedy the objectionable matters, the Sellers shall give the Purchaser prompt notice thereof; it being understood and agreed that the failure of the Sellers to give such notice within ten (10) Business Days after the Purchaser's notice of objection shall be deemed an election by the Sellers to remedy such matters. If the Sellers shall be unable to remove any survey defect to which the Purchaser has reasonably objected, the Purchaser may elect (i) to terminate this Agreement with respect to the affected Property, in which event, the Initial Acquisition Purchase Price shall be reduced by the Allocable Purchase Price of the affected Initial Acquisition Properties and this Agreement shall terminate and be of no further force or effect with respect to the affected Initial Acquisition Properties or
  (ii) to consummate the transactions contemplated hereby, notwithstanding such defect, without any abatement or reduction in the Initial Acquisition Purchase Price on account thereof. The Purchaser shall make any such election by written notice to the Sellers given on or prior to the fifth Business Day after the Sellers' notice of their inability to cure such defect and time shall be of the essence with respect to the giving of such notice. Failure of the Purchaser to give such notice shall be deemed an election by the Purchaser to proceed in accordance with clause (ii) above. If the Purchaser shall elect to terminate this Agreement with respect to an aggregate of more than three (3) of the Initial Acquisition Properties pursuant to this Section 2.7(a), Section
  2.5 and Section 2.6, either the Purchaser or the Sellers may elect to proceed in accordance with Section 2.5(c).

       (b) As soon as practicable after the Exercise Notice, the Sellers shall arrange for the preparation of an ALTA survey with respect to each of the Option Properties (the "Option Surveys"), by a licensed surveyor in the jurisdiction in which each such Property is located, which (i) contains an accurate legal description of the applicable Property, (ii) shows the exact location, dimension and description (including applicable recording information) of all utilities, easements, encroachments and other physical matters affecting such Property, the number of striped parking spaces located thereon and all applicable building set-back lines, (iii) states whether the applicable Property is located within a 100-year flood plain and (iv) includes a certification in the form set forth in Schedule E, addressed to the Purchaser, the Title Company and any other persons requested by the Purchaser or designated by the Sellers.

       Within ten (10) Business Days after receipt of the Initial Surveys, the Purchaser shall give the Sellers notice of any matters shown thereon (other than Permitted Encumbrances) adversely affect any such Property in any material respect and as to which the Purchaser reasonably objects. If, for any reason, the Sellers are unable to take such actions as may be required to remedy the objectionable matters, the Sellers shall give the Purchaser prompt notice thereof; it being understood and agreed that the failure of the Sellers to give such notice within ten (10) Business Days after the Purchaser's notice of objection shall be deemed an election by the Sellers to remedy such matters. If the Sellers shall be unable to remove any survey defect to which the Purchaser has reasonably objected, the Purchaser may elect (i) to terminate this Agreement with respect to the affected Property, in which event, the Option Purchase Price shall be reduced by the Allocable Purchase Price of the affected Option Properties and this Agreement shall terminate and be of no further force or effect with respect to the affected Option Properties or (ii) to consummate the transactions contemplated hereby, notwithstanding such defect, without any abatement or reduction in the Option Purchase Price on account thereof. The Purchaser shall make any such election by written notice to the Sellers given on or prior to the fifth Business Day after the Sellers' notice of their inability to cure such defect and time shall be of the essence with respect to the giving of such notice. Failure of the Purchaser to give such notice shall be deemed an election by the Purchaser to proceed in accordance with clause (ii) above. If the Purchaser shall elect to terminate this Agreement with respect to an aggregate of more than five
  (5) of the Option Properties pursuant to this Section 2.7(b), Section
  2.5 and Section 2.6, either the Purchaser or the Sellers may elect to proceed in accordance with Section 2.5(c).


       SECTION 3.  PURCHASE AND SALE.

       3.1 Closing. (a) The purchase and sale of the Initial Acquisition Properties shall be consummated at a closing (the "Initial Closing") to be held at the offices of Sullivan & Worcester, One Post Office Square, Boston, Massachusetts, or at such other location as the Sellers and the Purchaser may agree, at 10:00 a.m. local time, on a date (the "Initial Closing Date") which is the later to occur of (i) the earlier to occur of (x) the date not less than five (5) Business Days after the giving of written notice from the Purchaser to the Sellers designating the Initial Closing Date and (y) February 28, 1995, and (ii) the date as of which all conditions precedent to the Initial Closing herein set forth have either been satisfied or waived by the party in whose favor such conditions run. In the event that the Initial Closing shall not have occurred on or before April 30, 1995, provided that no action for specific performance shall have been commenced by the Purchaser to enforce this Agreement, any party shall have the right, by the giving of written notice, to terminate this Agreement and, in such event, the Initial Deposit, together with interest thereon, shall be refunded to the Purchaser in accordance with Section 11.1.

       (b) In the event that the Purchaser shall exercise the Option in accordance with the terms and provisions of this Agreement, the purchase and sale of the Option Properties shall be consummated at a closing (the "Option Closing") to be held at the offices of Sullivan & Worcester, One Post Office Square, Boston, Massachusetts, or at such other location as the Sellers and the Purchaser may agree, at 10:00 a.m., local time, on a date (the "Option Closing Date") which is the later to occur of (i) the earlier to occur of (x) the date not less than five (5) Business Days after the giving of written notice from the Purchaser to Sellers designating the Option Closing Date and (y) the date ninety (90) days after the Exercise Notice and (ii) the date as of which all conditions precedent to the Option Closing herein set forth have either been satisfied or waived by the party in whose favor such conditions run. In the event that the Option Closing shall not have occurred on or before June 30, 1996, provided that no action for specific performance shall have been commenced by the Purchaser to enforce this Agreement, any party shall have the right, by the giving of written notice, to terminate this Agreement and, in such event, the Option Deposit, together with interest thereon, shall be refunded to the Purchaser in accordance with Section 11.1.

       3.2 Initial Acquisition Purchase Price. (a) At the Initial Closing, the Purchaser shall pay to the Sellers, for the Initial Acquisition Properties, a purchase price (the "Initial Acquisition Purchase Price") in the amount of One Hundred Seventy Nine Million Four Hundred Thousand Dollars ($179,400,000), subject to the following adjustments:

            (i) There shall be deducted from the Initial Acquisition Purchase Price the sum of interest accrued at the Interest Rate on the Initial Deposit from December 23, 1994 with respect to $5,000,000 and from the date received with respect to $20,000,000 to, but not including, the Initial Closing Date;

            (ii) There shall be deducted from the Initial Acquisition
                 Purchase Price the Allocable Purchase Price of any Initial Acquisition Property as to which this Agreement shall have been terminated pursuant to Sections 2.5, 2.6 or 2.7; and

           (iii) There shall be added to or deducted from the Purchase Price such amounts as may be required pursuant to Section 9.

       (b) The Initial Acquisition Purchase Price shall be payable as follows:

            (i) The Initial Deposit has been paid by the Purchaser in full on or prior to the date hereof;

            (ii) At the Initial Closing, the balance of the Initial
                 Acquisition Purchase Price less the Initial Deferred Purchase Price shall be payable by wire transfer of immediately available funds on the Initial Closing Date to an account or accounts to be designated by the Sellers prior to the Initial Closing; and

           (iii) The Initial Deferred Purchase Price shall be payable by wire transfer of immediately available funds on a pro rata basis upon the expiration or sooner termination of any of the Leases of the Initial Acquisition Properties (other than any termination arising from the occurrence of any Default or Event of Default (as defined therein)) by the tenant under the Leases, to an account or accounts to be designated by the Sellers prior to such date.

       (c) At the Initial Closing, the Purchaser shall pay to or as directed by Host, for the C-R Option, the Initial Option Fee by wire transfer of immediately available federal funds on the Initial Closing Date to an account or accounts to be designated by Host prior to such date.

       3.3 Option Purchase Price. (a) At the Option Closing, the Purchaser shall pay to the Sellers, for the Option Properties, a purchase price (the "Option Purchase Price") in the amount of Three Hundred Fifty Two Million One Hundred Thousand Dollars ($352,100,000), subject to the following adjustments:

            (i) There shall be deducted from the Option Purchase Price the sum of interest accrued at the Interest Rate on the Option Deposit from the date of the Exercise Notice to, but not including, the Option Closing Date;

           (ii) There shall be deducted from the Option Purchase Price the Allocable Purchase Price of any Option Property as to which this Agreement shall have been terminated pursuant to Sections 2.5, 2.6, 2.7, 10.1 and 2.2(b); and

          (iii) There shall be added to or deducted from the Purchase Price such amounts as may be required pursuant to Section 9.

       (b)  The Option Purchase Price shall be payable as follows:

            (i) The Option Deposit shall be paid by the Purchaser at the time of the giving of the Exercise Notice by wire transfer of immediately available federal funds to an account or accounts to be designated by the Sellers;

           (ii) At the Option Closing, the balance of the Option Purchase Price less the Option Deferred Purchase Price shall be payable by wire transfer of immediately available funds on the Option Closing Date, to an account or accounts to be designated by the Sellers prior to the Option Closing; and

          (iii) The Option Deferred Purchase Price shall be payable by wire transfer of immediately available funds on a pro rata basis upon the expiration or sooner termination any of the Leases of the Option Properties (other than any termination arising from the occurrence of any Default or Event of Default (as defined therein)) by the tenant under the Leases, to an account or accounts to be designated by the Sellers prior to such date.

       (c) At the Option Closing, the Purchaser shall pay to or as directed by Host, in order to extend the C-R Option, the Extension Option Fee by wire transfer of immediately available federal funds on the Option Closing Date to an account or accounts to be designated by Host prior to such date.

       SECTION 4.  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.

       The obligation of the Purchaser to acquire the Initial Acquisition Properties on the Initial Closing Date and the Option Properties on the Option Closing Date shall be subject to the satisfaction of the following conditions precedent on and as of the Initial Closing Date or the Option Closing Date, as the case may be:

       4.1  Closing Documents.  The Sellers shall have delivered to the
  Purchaser:

       (a) A good and sufficient warranty deed with covenants against grantor's acts, or its local equivalent, with respect to all of the Initial Acquisition Properties which are Fee Properties or Option Properties which are Fee Properties, as the case may be, in proper statutory form for recording, duly executed and acknowledged by the Sellers, conveying good and marketable title to the applicable Fee Properties, free from all liens and encumbrances other than the Permitted Encumbrances;

       (b) With respect to all of the Initial Acquisition Properties which are Ground Lease Properties or Option Properties which are Ground Lease Properties, as the case may be, an assignment and assumption agreement, in form and substance reasonably satisfactory to the Sellers and the Purchaser, duly executed and acknowledged by the Sellers, with respect to all of the Sellers' right, title and interest in, to and under the applicable Ground Leases together with the written consent of each of the lessors under the applicable Ground Leases if such consent is required pursuant to the terms of such Ground Leases;

       (c) An estoppel certificate, in form and substance reasonably satisfactory to the Purchaser, from each of the lessors under the applicable Ground Leases, confirming, to such lessor's knowledge, that each such Ground Lease is in full force and effect, the amount of the rents and other sums payable thereunder, that no default or event which with the giving of notice and/or lapse of time could constitute a default has occurred and is continuing thereunder, and regarding such other matters as the Purchaser may reasonably require;

       (d) A bill of sale and assignment agreement, in form and substance reasonably satisfactory to the Sellers and the Purchaser, duly executed and acknowledged by the Sellers, with respect to all of the Sellers' right, title and interest in, to and under the FF&E, the Contracts, the Documents, the Intangible Property and the Tenant Leases with respect to the Initial Acquisition Properties or the Option Properties, as the case may be;

       (e) A certificate of a duly authorized officer of the Sellers confirming the continued truth and accuracy of the representations and warranties of the Sellers in this Agreement;

       (f) To the extent the same are in the Sellers' possession, originally, fully executed copies of agreements pertaining to the Initial Acquisition Properties or Option Properties, as the case may be;

       (g) Duly executed copies of the Leases and all of the Incidental Documents (as such term is defined in the Leases);

       (h) An estoppel certificate, in form and substance reasonably satisfactory to the Purchaser and the Sellers, regarding such matters with respect to the Initial Properties Management Agreements or the Option Properties Management Agreements, as the case may be, as the Purchaser may reasonably require;

       (i)  Duly executed copies of the Management Agreement Amendments;

       (j) Certified copies of all charter documents, applicable corporate resolutions and certificates of incumbency with respect to the Sellers, the tenant under the Leases and the Manager; and

       (k) Such other conveyance documents, certificates, deeds, affidavits and other instruments as the Purchaser, the Sellers, the tenant under the Leases or the Title Company may reasonably require.

       4.2 Condition of Properties. (a) All of the Initial Acquisition Properties or Option Properties, as the case may be, and all Improvements located thereon shall, except as otherwise provided in
  Section 2.5, be in substantially the same physical condition as on the date of this Agreement, ordinary wear and tear excepted;

       (b) No material default or event which with the giving of notice and/or lapse of time could constitute a material default shall have occurred and be continuing under any of the Ground Leases, the Management Agreements or any other material agreement benefiting or affecting the Initial Acquisition Properties or the Option Properties, as the case may be, in any respect;

       (c) With respect to the Option Closing Date only, no material Default or Event of Default (as defined therein) shall have occurred and be continuing under the Leases with respect to the Initial Acquisition Properties;

       (d) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any material portion of the Initial Acquisition Properties or the Option Properties, as the case may be; and

       (e) All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the Initial Acquisition Properties or the Option Properties, as the case may be, shall be in full force and effect.

       4.3 Title Policies. The Title Company shall be prepared, subject only to payment of the applicable premium and delivery of all conveyance documents in recordable form, to issue title insurance policies to the Purchaser, in form and substance satisfactory to the Purchaser in accordance with Section 2.6, together with such affirmative coverages as the Purchaser may reasonably require and shall have been determined by the Title Company as available prior to the expiration of the Initial Review Period or the Option Review Period, as the case may be.

       4.4 Opinions of Counsel. (a) The Purchaser shall have received a written opinion from Pamela J. Murch, assistant general counsel to Host and as counsel to the Sellers, in form and substance reasonably satisfactory to the Purchaser, regarding the organization and authority of Host, the Sellers and the tenant under the Leases, the enforceability of this Agreement, the Leases and the Incidental Documents (as defined in the Leases) and such other matters with respect to the transactions contemplated by this Agreement as the Purchaser may reasonably require.

       (b) The Purchaser shall have received a written opinion from counsel to Marriott International, Inc., in form and substance reasonably satisfactory to the Purchaser, regarding the organization and authority of the Manager and the enforceability of the Initial Properties Management Agreements or the Option Properties Management Agreements, as the case may be, as amended by the Management Agreement Amendments.

       (c) The Purchaser shall have received a written opinion from local counsel to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, regarding the compliance of the Initial Acquisition Properties or the Option Properties, as the case may be, with respect to zoning, licensing and such other matters as the Purchaser may reasonably require.

       4.5 FF&E Reserve. The Sellers shall transfer to the Purchaser the FF&E Reserve, including interest accrued thereon, which the Purchaser shall hold and apply in accordance with the Management Agreements.

       4.6 Appraisal. As of the Initial Closing Date or the Option Closing Date, as the case may be, the Purchaser shall have received and approved an original appraisal report, dated within sixty (60) days prior to the Initial Closing Date or the Option Closing Date, as the case may be, addressed to the Purchaser, prepared by a qualified real estate appraiser reasonably satisfactory to the Purchaser and indicating an aggregate fair market value for the Initial Acquisition Properties of not less than the Initial Acquisition Purchase Price (and an allocation among such properties consistent with the Allocable Purchase Prices) or indicating an aggregate fair market value for the Option Properties of not less than the Option Purchase Price (and an allocation among such properties consistent with the Allocable Purchase Prices), as the case may be, such appraisals to be otherwise in form and substance reasonably acceptable to the Purchaser.

       4.7 Hart Scott Rodino. The Sellers and the Purchaser shall have complied with all applicable provisions of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

       4.8 Other Approvals. The Sellers and the Purchaser shall have received, in form and substance reasonably satisfactory to the Sellers and the Purchaser, all required approvals and waivers, as may be necessary or appropriate to consummate the transactions contemplated by this Agreement.

       SECTION 5.  CONDITIONS TO SELLERS' OBLIGATION TO CLOSE.

       The obligation of the Sellers to convey the Initial Acquisition Properties on the Initial Closing Date and the Option Properties on the Option Closing Date to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Initial Closing Date or the Option Closing Date, as the case may be:

       5.1 Exercise of Option. With respect to the Option Properties only, the Purchaser shall have exercised the Option in accordance with the terms and conditions of this Agreement and shall have acquired the Initial Acquisition Properties in accordance with the terms and conditions of this Agreement.

       5.2 Purchase Price. The Purchaser shall deliver to the Sellers the balance of the Initial Purchase Price (less the Initial Deferred Purchase Price) or Option Purchase Price (less the Option Deferred Purchase Price) , as the case may be, payable hereunder, adjusted as herein provided.

       5.3  Closing Documents.  The Purchaser shall have delivered to the
  Sellers:

       (a) Duly executed and acknowledged counterparts of the documents described in Section 4.1, where applicable and the Management Agreement Amendments;

       (b) A certificate of a duly authorized officer of the Purchaser confirming the continued truth and accuracy of the representations and warranties of the Purchaser in this Agreement; and

       (c) Certified copies of all charter documents, applicable resolutions and certificates of incumbency with respect to the Purchaser.

       5.4 Opinion of Counsel. The Sellers shall have received a written opinion from Sullivan & Worcester, counsel to the Purchaser, in form and substance reasonably satisfactory to the Sellers, regarding the organization and authority of the Purchaser, the enforceability of this Agreement and such other matters with respect to the transactions contemplated by this Agreement as the Sellers may reasonably require.

       5.5 Hart Scott Rodino. The Sellers and the Purchaser shall have complied with all applicable provisions of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

       5.6 Other Approvals. The Sellers and the Purchaser shall have received, in form and substance reasonably satisfactory to the Sellers and the Purchaser, all required approvals and waivers, as may be necessary or appropriate to consummate the transactions contemplated by this Agreement.

       SECTION 6.  REPRESENTATIONS AND WARRANTIES OF SELLERS.

       To induce the Purchaser to enter into this Agreement, the Sellers represent and warrant to the Purchaser as follows:

       6.1 Status and Authority of the Sellers. Each of the Sellers is a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Each of the Sellers has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification.

       6.2 Action of the Sellers. Each of the Sellers has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Sellers on or prior to the Initial Closing Date or Option Closing Date, as the case may be, such document shall constitute the valid and binding obligation and agreement of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

       6.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Sellers, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which any of the Sellers is bound.

       6.4 Litigation. The Sellers have received no written notice of and, to the Seller's Knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (b) will result in any material adverse change in the business, operation, affairs or condition of any of the Initial Acquisition Properties or the Option Properties, (c) result in or subject the Initial Acquisition Properties or the Option Properties to a material liability, or (d) involves condemnation or eminent domain proceedings against any part of the Initial Acquisition Properties or the Option Properties.

       6.5 Existing Leases, Agreements, Etc. To the Sellers' Knowledge, other than the Management Agreements, the Ground Leases and any other agreements provided to the Purchaser not less than ten (10) days prior to the expiration of the applicable Review Period, there are no other material agreements affecting the Initial Acquisition Properties or the Option Properties which will be binding on the Purchaser subsequent to the Initial Closing Date or the Option Closing Date, as applicable.

       6.6 Disclosure. To the Sellers' Knowledge, there is no fact or condition which materially and adversely affects the business or condition of the Initial Acquisition Properties or the Option Properties which has not been set forth in this Agreement, or in the other documents, certificates or statements furnished to the Purchaser in connection with the transactions contemplated hereby.

       6.7 Utilities, Etc. To the Sellers' Knowledge, all utilities and services necessary for the use and operation of the Initial Acquisition Properties and the Option Properties (including, without limitation, road access, gas, water, electricity and telephone) are available thereto, are of sufficient capacity to meet adequately all needs and requirements necessary for the use and operation of such Properties and for their respective intended purposes. To the Sellers' Knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Initial Acquisition Properties or the Option Properties.

       6.8 Compliance With Law. To the Sellers' Knowledge (i) the Initial Acquisition Properties and the Option Properties and the use and operation thereof do not violate any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and (ii) there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof. The Sellers have not received written notice of any threatened request, application, proceeding, plan, study or effort which would materially adversely affect the present use or zoning of any of the Initial Acquisition Properties or the Option Properties or which would modify or realign any adjacent street or highway.

       6.9 Taxes. To the Sellers' Knowledge, other than the amounts disclosed by tax bills, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to any of the Initial Acquisition Properties or the Option Properties, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent, and, to the Sellers' Knowledge, none will be levied prior to the Initial Closing Date or the Option Closing Date, as the case may be.

       6.10 Not A Foreign Person. None of the Sellers is a "foreign person" within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

       6.11 Hazardous Substances. Except as disclosed to the Purchaser or as described in any environmental report delivered to the Purchaser, to the Sellers' Knowledge, none of the Sellers nor any tenant or other occupant or user of any of the Initial Acquisition Properties or the Option Properties, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on any of the Initial Acquisition

  Properties or the Option Properties, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and, to the Sellers' Knowledge, except as disclosed to the Purchaser or as described in any environmental report delivered to the Purchaser, the Initial Acquisition Properties and the Option Properties are free from any such hazardous waste, contaminants, oil, radioactive and other materials, except any such materials maintained in accordance with applicable law.

       6.12 Insurance. The Sellers have received no written notice from any insurance carrier of defects or inadequacies in the Initial
  Acquisition Properties or the Option Properties which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

       6.13 Operating Statements. Attached hereto as Schedule I are the most current operating statements for the Initial Acquisition Properties and the Option Properties. To the Sellers' Knowledge, such operating statements fairly represent the operating history for the Initial Acquisition Properties and the Option Properties for the periods covered thereby, contain no material misstatement and do not omit any statement or fact necessary to make the information contained therein not materially misleading (the Purchaser acknowledging that such operating statements relate solely to historical performance and in no way represent a projection of future performance and the Sellers make no representations as to the future performance of any Property).

       6.14 Ground Leases. The copies of the Ground Leases heretofore delivered by the Sellers to the Purchaser are true, correct and complete copies thereof; the Ground Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the Sellers and the applicable other parties. To the Sellers' Knowledge, the Ground Leases are in full force and effect and no default or event which with the giving of notice and/or lapse of time could constitute a default thereunder has occurred with respect to the Sellers or, to the Sellers' Knowledge, the applicable ground lessor.

       6.15 Management Agreements. The copies of the Management Agreements heretofore delivered by the Sellers to the Purchaser are true, correct and complete copies thereof; the Management Agreements have not been amended except as evidenced by amendments similarly delivered or as required by this Agreement and constitute the entire agreement between the Sellers and the Manager. To the Sellers' Knowledge, the Management Agreements are in full force and effect and no default or event which with the giving of notice and/or lapse of time could constitute a default thereunder has occurred with respect to the Sellers or, to the Sellers' Knowledge, the Manager.

       6.16 FF&E Reserve. To the Sellers' Knowledge, the FF&E Reserve for each Property is, as of the date hereof, in the amount set forth on Schedule J. To the Sellers' Knowledge, the FF&E Reserve for each Property has been maintained in accordance with the Management Agreement for such Property.

       The representations and warranties made in this Agreement by the Sellers shall be continuing and shall be deemed remade by the Sellers as of the Initial Closing Date or the Option Closing Date, as applicable, with the same force and effect as if made on, and as of, such date; provided, however, that, the Sellers shall have the right, from time to time prior to the applicable Closing Date, to modify the representations and warranties as a result of changes in condition of the Properties by notice to the Purchaser and, in such event, the Purchaser shall have the rights provided in Section 2.5. All representations and warranties made in this Agreement by the Sellers with respect to the Initial Acquisition Properties shall survive the Initial Closing for a period of one year and all representations and warranties made in this Agreement by the Sellers with respect to the Option Proper-ties shall survive the Option Closing for a period of one year.

       Except as otherwise expressly provided in this Agreement or any documents to be delivered to the Purchaser at the Initial Closing or the Option Closing, the Sellers disclaim the making of any representations or warranties, express or implied, regarding the Properties or matters affecting the Properties, whether made by the Sellers, on the Sellers' behalf or otherwise, including, without limitation, the physical condition of the Properties, title to or the boundaries of the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Properties or the market and physical environments in which they are located. The Purchaser acknowledges (i) that the Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of each Property and (ii) that the Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to the Purchaser at the Initial Closing and the Option Closing, made (or purported to be made) by the Sellers or anyone acting or claiming to act on the Sellers' behalf. The Purchaser further acknowledges that it has not received from or on behalf of the Sellers any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors. Subject to the provisions of this Agreement, the Purchaser shall purchase the Properties in their "as is" condition on the Initial Closing Date or the Option Closing Date, as applicable.


       SECTION 7.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

       To induce the Sellers to enter in this Agreement, the Purchaser represents and warrants to the Sellers as follows:

       7.1 Status and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Purchaser has duly qualified and is in good standing as a trust or unincorporated business association in each jurisdiction in which the nature of the business conducted by it requires such qualification.

       7.2 Action of the Purchaser. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Initial Closing Date or the Option Closing Date, as the case may be, such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

       7.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

       7.4 Litigation. No investigation, action or proceeding is pending and, to the Purchaser's actual knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

       The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Initial Closing Date or the Option Closing Date, as applicable, with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by the Purchaser with respect to the Initial Closing shall survive the Initial Closing for a period of one year and all representations and warranties made in this Agreement by the Purchaser with respect to the Option Closing shall survive the Option Closing for a period of one year.


       SECTION 8.  COVENANTS OF THE SELLERS.

       The Sellers hereby covenant with the Purchaser between the date of this Agreement and the Initial Closing Date or the Option Closing Date, as the case may be, as follows:

       8.1 Compliance with Laws, Etc. To the extent of their respective obligations, to comply, and direct the Manager to comply, in all material respects, with (i) all laws, regulations and other requirements from time to time applicable of every governmental body having jurisdiction of the Initial Acquisition Properties and the Option Properties or the use or occupancy of the Improvements located thereon and (ii) all terms, covenants and conditions of all of the Management Agreements, the Ground Leases, instruments of record and other agreements affecting the Initial Acquisition Properties and the Option Properties.

       8.2 Approval of Agreements. Except as otherwise authorized by this Agreement, not to enter into, modify, amend or terminate the Management Agreements, the Ground Leases or any other agreement with respect to the Initial Acquisition Properties and the Option Properties which would encumber or be binding upon such Properties from and after the Initial Closing Date or the Option Closing Date, as the case may be, without in each instance obtaining the prior written consent of the Purchaser.

       8.3 Compliance with Agreements. To the extent of their respective obligations, to comply, and direct the Manager to comply, with each and every material term, covenant and condition contained in the Management Agreements, the Ground Leases and any other document or agreement affecting the Initial Acquisition Properties and the Option Properties.

       8.4 Estoppel Certificates. To request, and use reasonable efforts to obtain, from the Manager and the landlords under the Ground Leases, certifications, in form and substance reasonably satisfactory to the Purchaser, regarding the status of the Management Agreements and the Ground Leases, as the case may be.

       8.5 Notice of Material Changes or Untrue Representations. Upon learning of any material change in any condition with respect to any of the Initial Acquisition Properties or the Option Properties or of any event or circumstance which makes any representation or warranty of the Sellers to the Purchaser under this Agreement untrue or misleading, promptly to notify the Purchaser thereof (the Purchaser agreeing, on learning of any such fact or condition, promptly to notify the Sellers thereof).

       8.6 Operation of Properties. To direct the Manager (and exercise all rights of the Sellers with respect thereto pursuant to the Management Agreement) to continue to operate each of the Properties as Marriott Courtyard hotel in a good and businesslike fashion consistent with their past practices and to cause each of the Properties to be maintained in good working order and condition in a manner consistent with their past practice.


       SECTION 9.  APPORTIONMENTS.

       9.1  Real Property Apportionments.  Representatives of the
  Purchaser and the Sellers shall perform any and all of the adjustments and apportionments which are appropriate and usual for a transaction of this nature, taking into account the applicable provisions of the Leases and the Management Agreements. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by representatives of the Sellers and the Purchaser at the Initial Closing or the Option Closing, as the case may be. Subsequent final adjustments and payments shall be made in cash or other immediately available funds as soon as practicable after the Initial Closing Date or the Option Closing Date, as the case may be, and in any event within ninety (90) days after such Closing
  Date, based upon an agreed accounting performed by representatives of the Sellers and the Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this
  Section 9.1 within such ninety-day period, upon application by either party, a certified public accountant reasonably acceptable to the Purchaser and the Sellers shall determine any such adjustments which have not theretofore been agreed to between the Sellers and the Purchaser. The charges of such accountant shall be borne fifty percent
  (50%) by the Sellers and fifty percent (50%) by the Purchaser.

       9.2 Closing Costs. The Sellers and the Purchaser shall share equally all costs and expenses associated with the transaction contemplated hereby (other than any costs incurred by either party pursuant to Section 10) except that (x) all costs and expenses incurred in connection with any purchase money financing obtained by the Purchaser, including, without limitation, all costs and expenses relating to a lender's title insurance policy, surveys and all mortgage recording taxes and filing fees, shall be paid by the Purchaser and (y) each party shall pay its own attorneys' and accountants' fees and costs in connection with this transaction.

       9.3 Hart Scott Rodino. The Sellers and the Purchaser shall share equally any filing fees and other costs incurred in connection with compliance with the requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

       The obligations of the parties under this Section 9 shall survive the Closing.


       SECTION 10.  OTHER AGREEMENTS.

       10.1 C-R Rights of First Offer. If, at any time during the First Offer Period, Host or any subsidiary of Host wishes to dispose of any interest in a Courtyard Hotel or Residence Inn property (including, without limitation, any interest in an entity owning a Courtyard Hotel or Residence Inn property or any real property leased to an entity owning a Courtyard Hotel or Residence Inn property), other than any of the Excluded Offer Properties, Host or such subsidiary, as the case may be, shall submit to the Purchaser an offer (the "C-R Offer"), setting forth the price and terms upon which Host, the Sellers or such subsidiary would be willing to dispose of such interest. The Purchaser shall have the absolute right, exercisable by the giving of written notice thereof within thirty (30) days after receipt of the C-R Offer, to purchase the offered interest upon the terms and conditions set forth in the C-R Offer and upon the acceptance of such C-R Offer by the

  Purchaser, the same shall constitute a binding agreement of purchase and sale between the parties. Failure of the Purchaser to send such notification within such thirty (30) day period shall constitute an election by the Purchaser to reject the C-R Offer and time shall be of the essence with respect to the giving of such notice by the Purchaser; it being understood and agreed that Host and any such subsidiary shall negotiate in good faith with the Purchaser throughout such 30-day period to agree upon the terms and conditions of sale. If the Purchaser shall fail to accept the C-R Offer and the parties are otherwise unable to agree upon the applicable terms and conditions of sale prior to the expiration of such 30-day period, Host or such subsidiary, as the case may be, shall be free to list the offered interest for sale to unaffiliated third parties on substantially similar terms as that set forth in the C-R Offer; provided, however, that if such sale is not consummated within eighteen (18) months after the expiration of such 30-day period, the provisions of this Section 10.1 shall, through and until the expiration of the First Offer Period, apply anew to the subject Property. The provisions of this Section 10.1 shall survive the Initial Closing and the Option Closing; provided, however, that the rights of the Purchaser pursuant to this Section 10.1 shall terminate in the event that (x) the Purchaser shall fail to acquire the Initial Acquisition Properties in accordance with the terms and conditions of this Agreement, (y) the Purchaser shall fail to pay the Initial Option Fee or, in the event the Purchaser shall acquire the Option Properties, the Extension Option Fee to or as directed by Host as herein provided or
  (z) this Agreement shall be terminated by the Sellers pursuant to
  Section 11.2. Notwithstanding anything to the contrary set forth in this Section 10.1, nothing contained in this Section 10.1 shall restrict or affect Host's or any subsidiary of Host's rights or obligations under any existing contract, partnership agreement or loan agreement or any fiduciary obligations of Host or any subsidiary of Host or any general partnership affected by this Section 10.1.

       10.2 Excluded Property Right of First Offer. Host is currently negotiating for the sale to Allegiance Equities, Inc. of the eighteen Residence Inn properties set forth in Schedule K (the "Excluded Offer Properties"). If, for any reason, the sale to Allegiance Equities, Inc.
  of the Excluded Offer Properties is not consummated, the Sellers shall give written notice thereof to the Purchaser. If, at any time during the period commencing on the date of such notice and expiring two (2) years thereafter, Host, the Sellers or any subsidiary of Host or the Sellers wish to dispose of any interest in an Excluded Offer Property (including, without limitation, any interest in any entity owning an Excluded Offer Property or any real property leased to an entity owning an Excluded Offer Property), Host, the Sellers or such subsidiary, as the case may be, shall submit to the Purchaser an offer (the "Excluded Property Offer"), setting forth the price and terms upon which the Sellers (or such subsidiary) would be willing to dispose of such interest. The Purchaser shall have the absolute right, exercisable by the giving of written notice thereof within thirty (30) days after receipt of the Excluded Property Offer, to purchase the offered interest upon the terms and conditions set forth in the Excluded Property Offer and upon the acceptance of the Excluded Property Offer by the Purchaser, the same shall constitute a binding agreement of purchase and sale between the parties. Failure of the Purchaser to send such notification within such thirty (30) day period shall constitute an election by the Purchaser to reject the Excluded Property Offer and time shall be of the essence with respect to the giving of such notice by the Purchaser; the Sellers agreeing that Host, the Sellers and any such subsidiaries shall negotiate in good faith with the Purchaser throughout such 30-day period to agree upon the terms and conditions of sale. If the Purchaser shall fail to accept the Excluded Property Offer and the parties are otherwise unable to agree upon the applicable terms and conditions of sale prior to the expiration of such 30-day period, the Sellers shall be free to list the offered interest for sale to unaffiliated third parties on substantially similar terms as that set forth in the Excluded Property
  Offer.  The provisions of this Section 10.2 shall survive the Initial
  Closing and Option Closing; provided, however, that the rights of the Purchaser pursuant to this Section 10.2 shall terminate in the event that the Purchaser shall fail to acquire the Initial Acquisition
  Properties in accordance with the terms and conditions of this Agreement. It is expressly understood and agreed that no additional fee shall be payable with respect to the rights granted to the Purchaser pursuant to this Section 10.2.

       10.3 Rights of First Refusal. If, at any time and from time to time during the Option Period prior to the Purchaser's giving of the Exercise Notice, the Sellers are in possession of a bona fide offer from an unaffiliated third party to purchase any or all of the Option Properties which the Sellers desire to accept, or which they have accepted, subject to the procedures set forth in this Section 10.3, the Sellers shall have the right, notwithstanding the Option, to accept such bona fide offer for such Properties, provided that (x) the Sellers shall first give the Purchaser written notice of such offer, which notice shall include a copy of such offer and (y) the Purchaser shall not elect to acquire such Properties as hereinafter provided. The Purchaser shall have the right, exercisable by the giving of written notice thereof to the Sellers within ten (10) Business Days after receipt of such notice from the Sellers, either (x) to purchase the Option Properties which are the subject of such offer upon the terms and conditions of such offer or
  (y) to purchase the Option Properties which are the subject of such offer upon the applicable terms and conditions of this Agreement; provided, however, that in the event that the Purchaser shall elect to proceed in accordance with clause (y), notwithstanding anything to the contrary set forth in this Agreement, the Purchaser shall pay a deposit equal to twice the Option Deposit (reduced pro rata based on the Allocable Purchase Price if less than all of the Option Properties shall be the subject of such offer) and the ninety (90) day period set forth in Section 2.1(b)(i)(y) shall be extended to one hundred eighty (180) days with respect thereto. In the event that the Purchaser shall not elect to proceed in accordance with clauses (x) or (y) preceding, the Sellers shall be free to consummate the sale of the applicable Option Properties on the terms and conditions set forth in the bona fide offer. The Sellers shall not have the right to initiate the provisions of this
  Section 10.3 in the event that the aggregate number of the Option Properties transferred pursuant to this Section 10.3 (whether to the Purchaser or any other party) shall be greater than ten (10) but less than all of the remainder of the Option Properties.

       10.4 Negotiations Regarding California Properties. The Sellers and the Purchaser acknowledge and agree that the Tenant is unwilling to maintain earthquake insurance with respect to the Option Properties located in California and the Purchaser is unwilling, absent such agreement, to acquire the California Option Properties and lease them to the Tenant. In the event that the parties are unable to negotiate a mutually satisfactory resolution of such earthquake insurance dispute prior to the Option Closing Date, (i) the California Option Properties shall, automatically, be excluded from the purchase and sale hereunder,
  (ii) the Option Purchase Price shall be reduced by the aggregate of the Allocable Purchase Prices of all of the California Option Properties and
  (iii) the California Option Properties shall thereafter be subject to the rights granted to the Purchaser pursuant to Section 10.1.


       SECTION 11.  DEFAULT.

       11.1 Default by the Sellers. If the Sellers shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Sellers shall fail to perform any of the material covenants and agreements contained herein to be performed by them and such failure continues for a period of ten (10) days after notice thereof from the Purchaser, the Purchaser may terminate this Agreement and/or the Purchaser may pursue any and all remedies available to it at law or in equity, including, but not limited to, a suit for specific performance or other equitable relief. In addition to, and not in limitation of, the foregoing, the Purchaser may require the Sellers to return the Initial Acquisition Deposit or the Option Deposit, as the case may be, together with interest accrued thereon at the Interest Rate from the date such amounts were paid to the Sellers to, but not including, the date of refund.

       11.2 Default by the Purchaser. If the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it and such failure shall continue for a period of ten (10) days after notice thereof from the Sellers, the Sellers may terminate this Agreement. The damages that the Sellers would sustain as a result of any such termination would be substantial but would be impracticable and excessively costly and difficult to establish or ascertain and the parties hereto have therefore agreed that, in such event, the Sellers shall, as their sole remedy at law and in equity, retain the Initial Acquisition Deposit or the Option Deposit, as the case may be, and the Initial Option Fee and, if applicable, the Extension Option Fee, as liquidated damages.


       SECTION 12.  MISCELLANEOUS.

       12.1 Agreement to Indemnify. (a) Subject to any express provisions of this Agreement to the contrary, (i) the Sellers shall indemnify and hold harmless the Purchaser from and against any and all obligations, claims, losses, damages, liabilities, and expenses
  (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (x) events, contractual obligations, acts, or omissions of the Sellers that occurred in connection with the ownership or operation of any Property prior to the applicable Closing or (y) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with any Property or any portion thereof at any time or times prior to the applicable Closing, and (ii) the Purchaser shall indemnify and hold harmless the Sellers from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (x) events, contractual obligations, acts, or omissions of Purchaser that occur in connection with the ownership or operation of any Property after the applicable Closing, or (y) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about any Property or any portion thereof at any time or times after the applicable Closing.

       (b) Whenever it is provided in this Agreement that an obligation of the Sellers will be assumed by the Purchaser after the applicable Closing, the Purchaser shall be deemed to have also agreed to indemnify and hold harmless the Sellers and their respective successors and assigns from and against all claims, losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) arising from any failure of the Purchaser to perform the obligation so assumed after the applicable Closing.

       (c) Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim.

       (d) The provisions of this Section 12.1 shall survive the Initial Closing, the Option Closing and the termination of this Agreement.

       12.2 Brokerage Commissions. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, and that it reasonably believes that there is no basis for any other person or entity to claim a commission or other compensation for bringing about this Agreement or the transactions contemplated hereby. The Sellers shall indemnify and hold harmless the Purchaser and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the

  Sellers. The Purchaser shall indemnify and hold harmless the Sellers and their legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Purchaser. Nothing contained in this section shall be deemed to create any rights in any third party. The provisions of this Section 12.2 shall survive the Initial Closing, the Option Closing and any termination of this Agreement.

       12.3 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other parties, which consent shall not be unreasonably withheld. No party, or its employees shall trade in the securities of any parent or affiliate of the Sellers or of the Purchaser until a public announcement of the transactions contemplated by this Agreement has been made. No party shall record this Agreement or any notice thereof.

       12.4 Corporate Approvals. (a) In the event, notwithstanding diligent and good faith efforts, the Sellers shall be unable to obtain the approval of the Boards of Directors of the Sellers to the transactions contemplated by this Agreement, this Agreement may be terminated by the Sellers by the giving of written notice thereof to the Purchaser within five (5) Business Days after the date of this Agreement; it being expressly understood and agreed that time shall be of the essence with respect to the giving of such notice. If the Sellers shall give such notice to the Purchaser within the time period hereinabove provided, this Agreement shall terminate and be of no further force or effect and the Sellers shall refund the Initial Deposit to the Purchaser, together with interest thereon, in accordance with
  Section 11.1. If the Sellers shall fail to give such notice within the time period and in the manner hereinabove provided, the Sellers shall have no further right to terminate this Agreement pursuant to this section.

       (b) In the event, notwithstanding diligent and good faith efforts, the Purchaser shall be unable to obtain the approval of the Board of Directors of the Purchaser to the transactions contemplated by this Agreement, this Agreement may be terminated by the Purchaser by the giving of written notice thereof to the Seller within five (5) Business
  Days after the date of this Agreement; it being expressly understood and agreed that time shall be of the essence with respect to the giving of such notice. If the Purchaser shall give such notice to the Sellers within the time period hereinabove provided, this Agreement shall terminate and be of no further force or effect and the Sellers shall refund the Initial Deposit to the Purchaser, together with interest thereon, in accordance with Section 11.1. If the Purchaser shall fail to give such notice within the time period and in the manner hereinabove provided, the Purchaser shall have no further right to terminate this Agreement pursuant to this section.

       12.5 Notices. (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

       (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

       (c)  All such notices shall be addressed,

       if to the Sellers to:

            Host Marriott Corporation
            10400 Fernwood Road
            Bethesda, Maryland  20817
            Attn:  Mr. Bruce D. Wardinski
                   Treasury Department 72/924.11
            [Telecopier No. (301)380-6338]

        with a copy to:

            Host Marriott Corporation
            10400 Fernwood Road
            Bethesda, Maryland  20817
            Attn:  Pamela J. Murch, Esq.
                   Law Department 72/923
            [Telecopier No. (301)380-6332 or 3558]

       If to the Purchaser, to:

            Hospitality Properties, Inc.
            c/o Health and Retirement Properties Trust
            400 Centre Street
            Newton, Massachusetts  02158
            Attn:  Mr. David J. Hegarty
            [Telecopier No. (617) 332-2261]

       with a copy to:

            Sullivan & Worcester

            One Post Office Square
            Boston, Massachusetts  02109
            Attn:  Jennifer B. Clark, Esq.
            [Telecopier No. (617) 338-2880]

       (d) By notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

       12.6 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

       12.7 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties, except that the Purchaser may assign this Agreement to Health and Retirement Properties Trust and to any entity wholly owned, directly or indirectly, by Health and Retirement Properties Trust; provided, however, that, in the event this Agreement shall be assigned to any entity wholly owned, directly or indirectly, by Health and Retirement Properties Trust, the Purchaser named herein shall remain liable for the obligation of the "Purchaser" hereunder and Health and Retirement Properties Trust shall guaranty the obligations of such Assignee hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

       12.8 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

       12.9 Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

       12.10 Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland applicable to contracts between residents of Maryland which are to be performed entirely within Maryland, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of Maryland; or (vii) any combination of the foregoing.

       To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State of Maryland as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Maryland and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

       12.11 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

       12.12 Attorneys' Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

       12.13 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

                                     SELLERS:

                                     HMH COURTYARD PROPERTIES, INC.


                                     By: /s/ Bruce D. Wardinski
                                         Its: Vice President

                                     By: /s/ Pamela J. Murch
                                         Its: Assistant Secretary


                                     HMH PROPERTIES, INC.


                                     By: /s/ Bruce D. Wardinski
                                         Its: Vice President

                                     By: /s/ Pamela J. Murch
                                         Its: Assistant Secretary


                                     PURCHASER:

                                     HOSPITALITY PROPERTIES, INC.


                                     By: /s/ David J. Hegarty
                                         Its: President

             The undersigned hereby acknowledges and agrees to the provisions of Section 10 of the foregoing Agreement and hereby guarantees full performance of all of the obligations of HMH Courtyard Properties, Inc. and HMH Properties, Inc. under the foregoing Agreement.

                                     HOST MARRIOTT CORPORATION


                                     By: /s/ Bruce D. Wardinski
                                         Its: Vice President

                                     By: /s/ Pamela J. Murch
                                         Its: Assistant Secretary



             The undersigned hereby guarantees full performance of all of the obligations of Hospitality Properties, Inc. under the foregoing Agreement.

                                     HEALTH AND RETIREMENT PROPERTIES TRUST


                                     By: /s/ David J. Hegarty
                                         Its: Executive Vice President



                                  Schedule A

             Allocable Purchase Prices of Acquisition Properties

                             Courtyard Properties

                             No. of        Purchase      Ground
   Location                  Units          Price         Rent 1
   --------                  -------     ----------     -------

   Seattle/Bellevue              152     $11,600,000
   Atlanta Airport North         152       9,900,000

   Minneapolis/Edsen             149       8,800,000
   Spartanburg                   108       5,800,000

   Boston Danvers                121       7,600,000
   Kansas City South             149       8,600,000

   Philadelphia Airport          152       9,700,000
   Boston/Foxboro                149      10,500,000
   Atlanta Midtown               168      11,300,000

   Indianapolis/Carmel           149       8,800,000
   Dulles/Fairfax                149       8,200,000

   Raleigh/Durham Airport        152       9,900,000
   Atlanta Cumberland            182       9,400,000

   Detroit/Auburn Hills          148       6,500,000
   Boston/Milford                151       6,000,000
   Boston/Lowell                 121       3,900,000

   Atlanta/Jimmy Carter          121       5,000,000
   Phoenix Camelback             155       8,700,000      288,647

   Boston Stoughton              152      10,400,000      155,420
   Scottsdale/Mayo Clinic        100       6,400,000      187,836

   Mahwah                        146      12,400,000
   TOTALS:                     3,004    $179,400,000     $631,903











  -----------------
   1          1994 Budget


                                  Schedule B

                Allocable Purchase Prices of Option Properties

                             Courtyard Properties
                             No. of      Purchase      Ground
   Location                  Units        Price         Rent1
   --------                  -------   ----------     -------

   Chattanooga                 109     $ 9,200,000
   Williamsburg                151      12,300,000

   Miami Lakes                 151      12,300,000
   Macon                       108       7,700,000

   Camarillo                   130        4,900,00
   Quad Cities                 108       7,800,000

   San Jose Airport            151      15,000,000
   Columbia                    152      13,400,000
   Kansas City Airport         149       7,600,000

   Greenbelt                   152      11,600,000
   Wilmington                  152      12,100,000

   Fayetteville                108       5,800,000
   Charlotte/Research Pk       151       7,900,000

   Fishkill                    152      11,200,000
   Newport/Middletown          148      10,200,000
   Pittsburgh Airport          148       9,000,000

   Tinton Falls                121       5,900,000
   Hanover                     149      13,400,000

   Arlington/Rosslyn           162      18,200,000
   Boston/Woburn               121      10,200,000

   Boca Raton                  152      12,100,000
   Milwaukee/Brookfield        148       8,500,000

   Irvine/Laguna Hills         137       9,600,000
   Chicago/Arlington           150       8,500,000
   Dallas/Northpark            160       8,600,000

   Torrance/Bus. Center        151       8,100,000
   Fountain Valley             150       7,200,000

   Jacksonville/Mayo Clinic    121      13,400,000        155,420
   Boston/Norwood              148      11,700,000        140,293

   Willow Grove                149      14,200,000        150,000
   Syracuse                    149      10,700,000        115,243

   Los Angeles Airport         146       7,700,000        502,911
   Chicago/Wabash Ave.         336      26,100,000
   TOTALS:                   4,892    $352,100,000     $1,063,867
  -----------------
   1          1994 Budget



                          Schedules C-1 through C-21

             Legal Descriptions of Initial Acquisition Properties

                     [Exhibit omitted from this filing.]



                          Schedules D-1 through D-33

                   Legal Descriptions of Option Properties

                     [Exhibit omitted from this filing.]



                                  Schedule E

                        Form of Surveyor's Certificate

                     [Exhibit omitted from this filing.]



                                  Schedule F

                                Form of Lease

                             [See attached copy.]


























                               LEASE AGREEMENT

                       DATED AS OF __________ __, 199_

                                BY AND BETWEEN

                        HOSPITALITY PROPERTIES, INC.,
                                 AS LANDLORD,

                                     AND

                           HMH HPT COURTYARD, INC.
                                  AS TENANT





                              TABLE OF CONTENTS

  ARTICLE 1:  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . .     1

             1.1   Accounting Period  . . . . . . . . . . . . . . . .     1
             1.2   Additional Rent  . . . . . . . . . . . . . . . . .     1
             1.3   Additional Charges   . . . . . . . . . . . . . . .     1
             1.4   Affiliated Person  . . . . . . . . . . . . . . . .     2
             1.5   Agreement  . . . . . . . . . . . . . . . . . . . .     2
             1.6   Applicable Laws  . . . . . . . . . . . . . . . . .     2
             1.7   Award  . . . . . . . . . . . . . . . . . . . . . .     2
             1.8   Base Gross Revenues  . . . . . . . . . . . . . . .     3
             1.9   Base Year  . . . . . . . . . . . . . . . . . . . .     3
             1.10  Business Day   . . . . . . . . . . . . . . . . . .     3
             1.11  Capital Addition   . . . . . . . . . . . . . . . .     3
             1.12  Capital Expenditure  . . . . . . . . . . . . . . .     3
             1.13  Claim  . . . . . . . . . . . . . . . . . . . . . .     4
             1.14  Code   . . . . . . . . . . . . . . . . . . . . . .     4
             1.15  Collective Leased Properties   . . . . . . . . . .     4
             1.16  Commencement Date  . . . . . . . . . . . . . . . .     4
             1.17  Condemnation   . . . . . . . . . . . . . . . . . .     4
             1.18  Condemnor  . . . . . . . . . . . . . . . . . . . .     4
             1.19  Consolidated Financials  . . . . . . . . . . . . .     4
             1.20  Date of Taking   . . . . . . . . . . . . . . . . .     4
             1.21  Default  . . . . . . . . . . . . . . . . . . . . .     4
             1.22  Distribution   . . . . . . . . . . . . . . . . . .     4
             1.23  Encumbrance  . . . . . . . . . . . . . . . . . . .     5
             1.24     Entity  . . . . . . . . . . . . . . . . . . . .     5
             1.25  Environment  . . . . . . . . . . . . . . . . . . .     5
             1.26  Environmental Obligation   . . . . . . . . . . . .     5
             1.27  Environmental Notice   . . . . . . . . . . . . . .     5
             1.28  Event of Default   . . . . . . . . . . . . . . . .     5
             1.29  Excess Gross Revenues  . . . . . . . . . . . . . .     5
             1.30  Extended Terms   . . . . . . . . . . . . . . . . .     5
             1.31  FF&E Reserve . . . . . . . . . . . . . . . . . . .     5
             1.32  Financial Officer's Certificate  . . . . . . . . .     5
             1.33  Fiscal Year  . . . . . . . . . . . . . . . . . . .     6
             1.34  Fixed Term   . . . . . . . . . . . . . . . . . . .     6
             1.35  Fixtures   . . . . . . . . . . . . . . . . . . . .     6
             1.36  GAAP   . . . . . . . . . . . . . . . . . . . . . .     6
             1.37  Government Agencies  . . . . . . . . . . . . . . .     6
             1.38  Gross Revenues . . . . . . . . . . . . . . . . . .     6
             1.39  Ground Lease . . . . . . . . . . . . . . . . . . .     6
             1.40  Hazardous Substances   . . . . . . . . . . . . . .     6
             1.41  Host   . . . . . . . . . . . . . . . . . . . . . .     7
             1.42  Hotel  . . . . . . . . . . . . . . . . . . . . . .     7
             1.43  Hotel Mortgage   . . . . . . . . . . . . . . . . .     7
             1.44  Hotel Mortgagee  . . . . . . . . . . . . . . . . .     7
             1.45  Immediate Family . . . . . . . . . . . . . . . . .     7
             1.46  Impositions  . . . . . . . . . . . . . . . . . . .     7
             1.47  Incidental Documents   . . . . . . . . . . . . . .     9
             1.48  Indebtedness   . . . . . . . . . . . . . . . . . .     9
             1.49  Indenture  . . . . . . . . . . . . . . . . . . . .     9
             1.50  Insurance Requirements   . . . . . . . . . . . . .     9

             1.51  Interest Rate  . . . . . . . . . . . . . . . . . .     9
             1.52  Land   . . . . . . . . . . . . . . . . . . . . . .     9
             1.53  Landlord   . . . . . . . . . . . . . . . . . . . .     9
             1.54  Landlord Liens . . . . . . . . . . . . . . . . . .     9
             1.55  Lease Year   . . . . . . . . . . . . . . . . . . .     9
             1.56  Leased Improvements  . . . . . . . . . . . . . . .     9
             1.57  Leased Intangible Property   . . . . . . . . . . .     9
             1.58  Leased Personal Property   . . . . . . . . . . . .    10
             1.59  Leased Property  . . . . . . . . . . . . . . . . .    10
             1.60  Legal Requirements   . . . . . . . . . . . . . . .    10
             1.61  Lending Institution  . . . . . . . . . . . . . . .    10
             1.62  Lien   . . . . . . . . . . . . . . . . . . . . . .    10
             1.63  Management Agreement   . . . . . . . . . . . . . .    11
             1.64  Manager  . . . . . . . . . . . . . . . . . . . . .    11
             1.65  Minimum Rent   . . . . . . . . . . . . . . . . . .    11
             1.66  Notice   . . . . . . . . . . . . . . . . . . . . .    11
             1.67  Officer's Certificate  . . . . . . . . . . . . . .    11
             1.68  Other Leases . . . . . . . . . . . . . . . . . . .    11
             1.69  Overdue Rate   . . . . . . . . . . . . . . . . . .    11
             1.70  Parent . . . . . . . . . . . . . . . . . . . . . .    11
             1.71  Permitted Encumbrances   . . . . . . . . . . . . .    11
             1.72  Permitted Liens  . . . . . . . . . . . . . . . . .    11
             1.73  Permitted Use  . . . . . . . . . . . . . . . . . .    11
             1.74  Person   . . . . . . . . . . . . . . . . . . . . .    11
             1.75  Pledge and Security Agreement  . . . . . . . . . .    12
             1.76  Purchase Agreement . . . . . . . . . . . . . . . .    12
             1.77  Records  . . . . . . . . . . . . . . . . . . . . .    12
             1.78  Rent   . . . . . . . . . . . . . . . . . . . . . .    12
             1.79  Request Notice   . . . . . . . . . . . . . . . . .    12
             1.80  Response Notice  . . . . . . . . . . . . . . . . .    12
             1.81  SEC  . . . . . . . . . . . . . . . . . . . . . . .    12
             1.82  State  . . . . . . . . . . . . . . . . . . . . . .    12
             1.83  Subordinated Creditor  . . . . . . . . . . . . . .    12
             1.84  Subordination Agreement  . . . . . . . . . . . . .    12
             1.85  Subsidiary   . . . . . . . . . . . . . . . . . . .    12
             1.86  Successor Landlord   . . . . . . . . . . . . . . .    12
             1.87  Tangible Net Worth   . . . . . . . . . . . . . . .    12
             1.88  Tenant   . . . . . . . . . . . . . . . . . . . . .    13
             1.89  Tenant's Personal Property   . . . . . . . . . . .    13
             1.90  Term   . . . . . . . . . . . . . . . . . . . . . .    13
             1.91  Uniform System of Accounts   . . . . . . . . . . .    13
             1.92  Unsuitable for Its Permitted Use   . . . . . . . .    13
             1.93  Work   . . . . . . . . . . . . . . . . . . . . . .    14

  ARTICLE 2:  LEASED PROPERTY AND TERM  . . . . . . . . . . . . . . .    14

             2.1  Leased Property . . . . . . . . . . . . . . . . . .    14
             2.2 Condition of Leased Property . . . . . . . . . . . .    15
             2.3  Fixed Term  . . . . . . . . . . . . . . . . . . . .    15
             2.4 Extended Term  . . . . . . . . . . . . . . . . . . .    16

  ARTICLE 3:  RENT  . . . . . . . . . . . . . . . . . . . . . . . . .    16

             3.1  Rent  . . . . . . . . . . . . . . . . . . . . . . .    16
                 3.1.1  Minimum Rent  . . . . . . . . . . . . . . . .    16

                 3.1.2  Additional Rent . . . . . . . . . . . . . . .    17
                 3.1.3  Additional Charges  . . . . . . . . . . . . .    19
             3.2 Late Payment of Rent, Etc. . . . . . . . . . . . . .    21
             3.3 Net Lease  . . . . . . . . . . . . . . . . . . . . .    22
             3.4 No Termination, Abatement, Etc.  . . . . . . . . . .    22
             3.5  Security for Tenant's Performance . . . . . . . . .    23

  ARTICLE 4:  USE OF THE LEASED PROPERTY  . . . . . . . . . . . . . .    23
             4.1  Permitted Use . . . . . . . . . . . . . . . . . . .    23
                 4.1.1  Permitted Use . . . . . . . . . . . . . . . .    23
                 4.1.2  Necessary Approvals . . . . . . . . . . . . .    24
                 4.1.3  Lawful Use, Etc.  . . . . . . . . . . . . . .    24
             4.2  Compliance with Legal/Insurance Requirements,
                     Etc. . . . . . . . . . . . . . . . . . . . . . .    25
             4.3  Environmental Matters . . . . . . . . . . . . . . .    25
                 4.3.1  Restriction on Use, Etc.  . . . . . . . . . .    25
                 4.3.3  Survival  . . . . . . . . . . . . . . . . . .    27

  ARTICLE 5:  MAINTENANCE AND REPAIRS . . . . . . . . . . . . . . . .    27

             5.1  Maintenance and Repair  . . . . . . . . . . . . . .    27
                 5.1.1  Tenant's Obligations  . . . . . . . . . . . .    27
                 5.1.2  Landlord's Obligations  . . . . . . . . . . .    28
                 5.1.3  Nonresponsibility of Landlord, Etc. . . . . .    29
             5.2  Tenant's Personal Property  . . . . . . . . . . . .    29
             5.3 Yield Up . . . . . . . . . . . . . . . . . . . . . .    30
             5.4  Management Agreement  . . . . . . . . . . . . . . .    30

  ARTICLE 6:  IMPROVEMENTS, ETC.  . . . . . . . . . . . . . . . . . .    31

             6.1  Improvements to the Leased Property.    . . . . . .    31
             6.2  Salvage . . . . . . . . . . . . . . . . . . . . . .    32

  ARTICLE 7:  LIENS . . . . . . . . . . . . . . . . . . . . . . . . .    32

             7.1  Liens . . . . . . . . . . . . . . . . . . . . . . .    32
             7.2 Landlord's Lien  . . . . . . . . . . . . . . . . . .    32

  ARTICLE 8:  PERMITTED CONTESTS  . . . . . . . . . . . . . . . . . .    33

  ARTICLE 9:  INSURANCE AND INDEMNIFICATION . . . . . . . . . . . . .    34

             9.1  General Insurance Requirements  . . . . . . . . . .    34
             9.2  Replacement Cost  . . . . . . . . . . . . . . . . .    35
             9.3  Waiver of Subrogation . . . . . . . . . . . . . . .    35
             9.4  Form Satisfactory, Etc  . . . . . . . . . . . . . .    36
             9.5  Blanket Policy  . . . . . . . . . . . . . . . . . .    36
             9.6  No Separate Insurance . . . . . . . . . . . . . . .    37
             9.7  Indemnification of Landlord . . . . . . . . . . . .    37

  ARTICLE 10:  CASUALTY . . . . . . . . . . . . . . . . . . . . . . .    38

             10.1  Insurance Proceeds . . . . . . . . . . . . . . . .    38
             10.2  Damage or Destruction  . . . . . . . . . . . . . .    38

                 10.2.1  Damage or Destruction of Leased
                 Property . . . . . . . . . . . . . . . . . . . . . .    38
                 10.2.2  Partial Damage or Destruction  . . . . . . .    38
                 10.2.3  Insufficient Insurance Proceeds  . . . . . .    38
                 10.2.4  Disbursement of Proceeds . . . . . . . . . .    39
             10.3  Damage Near End of Term  . . . . . . . . . . . . .    40
             10.4  Tenant's Property  . . . . . . . . . . . . . . . .    40
             10.5  Restoration of Tenant's Property . . . . . . . . .    40
             10.6  No Abatement of Rent . . . . . . . . . . . . . . .    40
             10.7  Waiver . . . . . . . . . . . . . . . . . . . . . .    41

  ARTICLE 11:  CONDEMNATION . . . . . . . . . . . . . . . . . . . . .    41

             11.1  Total Condemnation, Etc. . . . . . . . . . . . . .    41
             11.2  Partial Condemnation . . . . . . . . . . . . . . .    41
             11.3  Abatement of Rent  . . . . . . . . . . . . . . . .    42
             11.4  Temporary Condemnation . . . . . . . . . . . . . .    42
             11.5  Allocation of Award  . . . . . . . . . . . . . . .    43

  ARTICLE 12:  DEFAULTS AND REMEDIES  . . . . . . . . . . . . . . . .    43

             12.1  Events of Default  . . . . . . . . . . . . . . . .    43
             12.2  Remedies . . . . . . . . . . . . . . . . . . . . .    46
             12.3  Tenant's Waiver  . . . . . . . . . . . . . . . . .    48
             12.4  Application of Funds . . . . . . . . . . . . . . .    48
             12.5  Landlord's Right to Cure Tenant's Default  . . . .    48

  ARTICLE 13:  HOLDING OVER . . . . . . . . . . . . . . . . . . . . .    49

  ARTICLE 14:  LANDLORD'S NOTICE OBLIGATIONS; LANDLORD
                    DEFAULT . . . . . . . . . . . . . . . . . . . . .    49

             14.1  Landlord Notice Obligation . . . . . . . . . . . .    49
             14.2  Landlord's Default . . . . . . . . . . . . . . . .    49

  ARTICLE 15:  INTENTIONALLY DELETED  . . . . . . . . . . . . . . . .    50

  ARTICLE 16:  SUBLETTING AND ASSIGNMENT  . . . . . . . . . . . . . .    50

             16.1  Subletting and Assignment  . . . . . . . . . . . .    50
             16.2  Required Sublease Provisions . . . . . . . . . . .    52
             16.3  Permitted Sublease . . . . . . . . . . . . . . . .    53
             16.4  Sublease Limitation  . . . . . . . . . . . . . . .    53

  ARTICLE 17:  ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS . . . .    53

             17.1  Estoppel Certificates  . . . . . . . . . . . . . .    53
             17.2  Financial Statements . . . . . . . . . . . . . . .    54
             17.3  General Operations . . . . . . . . . . . . . . . .    55

  ARTICLE 18:  LANDLORD'S RIGHT TO INSPECT  . . . . . . . . . . . . .    55

  ARTICLE 19:  INTENTIONALLY DELETED  . . . . . . . . . . . . . . . .    56

  ARTICLE 20:  HOTEL MORTGAGES  . . . . . . . . . . . . . . . . . . .    56

             20.1  Landlord May Grant Liens . . . . . . . . . . . . .    56
             20.2  Subordination of Lease . . . . . . . . . . . . . .    56
             20.3  Notice to Mortgagee and Ground Landlord  . . . . .    58
             20.4  Transfer of Leased Property  . . . . . . . . . . .    58

  ARTICLE 21:  ADDITIONAL COVENANTS OF TENANT . . . . . . . . . . . .    59

             21.1  Prompt Payment of Indebtedness . . . . . . . . . .    59
             21.2  Conduct of Business  . . . . . . . . . . . . . . .    59
             21.3  Maintenance of Accounts and Records  . . . . . . .    59
             21.4  Notice of Litigation, Etc. . . . . . . . . . . . .    59
             21.5  Indebtedness of Tenant . . . . . . . . . . . . . .    60
             21.6  Financial Condition of Tenant  . . . . . . . . . .    61
             21.7  Distributions, Payments to Affiliated
                     Persons, Etc . . . . . . . . . . . . . . . . . .    61
             21.8  Prohibited Transactions  . . . . . . . . . . . . .    61
             21.9  Liens and Encumbrances . . . . . . . . . . . . . .    61
             21.10 Merger; Sale of Assets; Etc  . . . . . . . . . . .    61

  ARTICLE 22:  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . .    62

             22.1   Limitation on Payment of Rent . . . . . . . . . .    62
             22.2   No Waiver . . . . . . . . . . . . . . . . . . . .    62
             22.3   Remedies Cumulative . . . . . . . . . . . . . . .    62
             22.4   Severability  . . . . . . . . . . . . . . . . . .    63
             22.5   Acceptance of Surrender . . . . . . . . . . . . .    63
             22.6   No Merger of Title  . . . . . . . . . . . . . . .    63
             22.7   Conveyance by Landlord  . . . . . . . . . . . . .    63
             22.8   Quiet Enjoyment . . . . . . . . . . . . . . . . .    63
             22.9   Memorandum of Lease . . . . . . . . . . . . . . .    64
             22.10  Notices . . . . . . . . . . . . . . . . . . . . .    64
             22.11  Construction  . . . . . . . . . . . . . . . . . .    65
             22.12  Counterparts; Headings  . . . . . . . . . . . . .    66
             22.13  Applicable Law, Etc.  . . . . . . . . . . . . . .    66
             22.14  Right to Make Agreement . . . . . . . . . . . . .    67
             [22.15 Ground Lease, Etc.  . . . . . . . . . . . . . . .    67

  EXHIBITS

  A -        Minimum Rent
  B -        Other Leases
  C -        The Land






                               LEASE AGREEMENT


             THIS LEASE AGREEMENT is entered into as of this ___ day of _______ 199_, by and between HOSPITALITY PROPERTIES, INC., a Delaware corporation, as landlord ("Landlord"), and HMH HPT COURTYARD, INC., a Delaware corporation, as tenant ("Tenant").

                            W I T N E S S E T H :

             WHEREAS, Landlord owns fee simple title to the Leased Property (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1); and

             WHEREAS, Landlord wishes to lease the Leased Property to Tenant and Tenant wishes to lease the Leased Property from Landlord, all subject to and upon the terms and conditions herein set forth;

             NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:


                                  ARTICLE 1

                                 DEFINITIONS

             For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (iv) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

             1.1 "Accounting Period" shall have the meaning given such term in the Management Agreement.

             1.2 "Additional Rent" shall have the meaning given such term in Section 3.1.2(a).

             1.3 "Additional Charges" shall have the meaning given such term in Section 3.1.3.

             1.4 "Affiliated Person" shall mean, with respect to any Person, (a) in the case of any such Person which is a partnership, any partner in such partnership, (b) in the case of any such Person which is a limited liability company, any member of such company, (c) any other

  Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (a) and (b), (d) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (a), (b) and (c), and
  (e) any other Person who is a member of the Immediate Family of such Person or of any Person referred to in the preceding clauses (a) through
  (d).

             1.5 "Agreement" shall mean this Lease Agreement, including Exhibits A to D hereto, as it and they may be amended from time to time as herein provided.

             1.6 "Applicable Laws" shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health (except those requirements which, by definition, are solely the responsibility of employers) or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

             1.7 "Award" shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of the Leased Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).

             1.8 "Base Gross Revenues" shall mean Gross Revenues for the Base Year; provided, however, that in the event that, with respect to any Lease Year, or portion thereof, for any reason (including, without limitation, a casualty or Condemnation) there shall be a reduction in the number of rooms at the Hotel or any other Hotel (as defined in the Other Leases) or a change in the services provided at the Hotel or such other Hotels (including, without limitation, closing of restaurants) from the number of rooms or the services provided during the Base Year, in determining Additional Rent payable with respect to such Lease Year, Base Gross Revenues shall be reduced as follows: (a) in the event of the termination of any of the Other Leases, all Gross Revenues attributable to the Leased Property demised thereunder during the Base Year shall be subtracted from Base Gross Revenues; (b) in the event of a complete closing of a Hotel, all Gross Revenues attributable to such Hotel during the Base Year shall be subtracted from Base Gross Revenues throughout the period of such closing; (c) in the event of a partial closing of a Hotel affecting any number of guest rooms in such Hotel, Gross Revenues attributable to guest room occupancy or guest room services at such Hotel during the Base Year shall be ratably allocated among all guest rooms in service at such Hotel during the Base Year and all such Gross Revenues attributable to rooms no longer in service shall be subtracted from Base Gross Revenues throughout the period of such closing; (d) in the event of a closing of a restaurant, all Gross Revenues attributable to such restaurant during the Base Year shall be subtracted from Base Gross Revenues throughout the period of such closing; and (e) in the event of any other change in circumstances affecting any Hotel, Base Gross Revenues shall be equitably adjusted in such manner as Landlord and Tenant shall reasonably agree.

             1.9 "Base Year" shall mean [the 1994 Fiscal Year for the Initial Acquisition Properties and for the Option Properties if the Option Closing occurs prior to December 31, 1995] [the 1995 Fiscal Year for the Option Properties if the Option Closing occurs January 1, 1996 or thereafter].

             1.10 "Business Day" shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in The
  Commonwealth of Massachusetts or the State of Maryland are authorized by law or executive action to close.

             1.11 "Capital Addition" shall mean any renovation, repair or improvement to the Leased Property (or portion thereof), the cost of which constitutes a Capital Expenditure and the making or implementation of which requires "Owner's" consent under the Management Agreement.

             1.12 "Capital Expenditure" shall mean any expenditure treated as capital in nature in accordance with GAAP.

             1.13  "Claim" shall have the meaning given such term in
  Article 8.

             1.14 "Code" shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.

             1.15 "Collective Leased Properties" shall mean, collectively, the Leased Property and every other Leased Property (as defined therein) under the Other Leases.

             1.16 "Commencement Date" shall mean the date of this Agreement.

             1.17 "Condemnation" shall mean (a) the exercise of any governmental power with respect to the Leased Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation,
  (b) a voluntary sale or transfer of the Leased Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of the Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the same shall have actually been commenced.

             1.18 "Condemnor" shall mean any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

             1.19 "Consolidated Financials" shall mean, for any Fiscal Year or other accounting period of Tenant, annual audited and quarterly unaudited financial statements of Host prepared on a consolidated basis, including Host's consolidated balance sheet and the related statements of income and cash flows, all in reasonable detail, and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, and prepared in accordance with GAAP throughout the periods reflected.

             1.20 "Date of Taking" shall mean the date the Condemnor has the right to possession of the Leased Property, or any portion thereof, in connection with a Condemnation.

             1.21 "Default" shall mean any event or condition which with the giving of notice and/or lapse of time may ripen into an Event of Default.

             1.22 "Distribution" shall mean (a) any declaration or payment of any dividend (except dividends payable in common stock of Tenant) on or in respect of any shares of any class of capital stock of Tenant, (b) any purchase, redemption retirement or other acquisition of any shares of any class of capital stock of a corporation, (c) any other distribution on or in respect of any shares of any class of capital stock of a corporation, or (d) any return of capital to shareholders.

             1.23  "Encumbrance" shall have the meaning given such term in
  Section 20.1.

             1.24 "Entity" shall mean any corporation, general or limited partnership, limited liability company or partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

             1.25 "Environment" shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

             1.26 "Environmental Obligation" shall have the meaning given such term in Section 4.3.1.

             1.27 "Environmental Notice" shall have the meaning given such term in Section 4.3.1.

             1.28 "Event of Default" shall have the meaning given such term in Section 12.1.

             1.29 "Excess Gross Revenues" shall mean, with respect to any Lease Year, or portion thereof, the amount of Gross Revenues for such Lease Year with respect to the Collective Leased Properties, or portion thereof, in excess of Base Gross Revenues with respect to the Collective Leased Properties for the equivalent period.

             1.30 "Extended Terms" shall have the meaning given such term in Section 2.4.

             1.31 "FF&E Reserve" shall have the meaning given such term in the Management Agreement.

             1.32 "Financial Officer's Certificate" shall mean, as to any Person, a certificate of the chief financial officer or chief accounting officer (or such officers' authorized designee) of such Person, duly authorized, accompanying the financial statements required to be delivered by such Person pursuant to Section 17.2, in which such officer shall certify (a) that such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of such Person at and as of the dates thereof and the results of its and their operations for the periods covered thereby, and (b) certify that such officer has reviewed this Agreement and has no knowledge of any Default or Event of Default hereunder.

             1.33 "Fiscal Year" shall have the meaning given such term in the Management Agreement.

             1.34  "Fixed Term" shall have the meaning given such term in
  Section 2.3.

             1.35  "Fixtures" shall have the meaning given such term in
  Section 2.1(d).

             1.36 "GAAP" shall mean generally accepted accounting principles consistently applied.

             1.37 "Government Agencies" shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof or the Hotel operated thereon.

             1.38 "Gross Revenues" shall have the meaning given such term in the Management Agreement.

             1.39  ["Ground Lease" shall mean _____________________.]

             1.40  "Hazardous Substances" shall mean any substance:

                 (a) the presence of which requires or may hereafter
             require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

                 (b) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) and the regulations promulgated thereunder; or

                 (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

                 (d) the presence of which on the Leased Property causes or materially threatens to cause an unlawful nuisance upon the Leased Property or to adjacent properties or poses or materially threatens to pose a hazard to the Leased Property or to the health or safety of persons on or about the Leased Property; or

                 (e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

                 (f) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

                 (g) without limitation, which contains or emits radioactive particles, waves or material; or

                 (h) without limitation, constitutes materials which are
             now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any Applicable Laws promulgated by any Government Agencies.

             1.41 "Host" shall mean Host Marriott Corporation, a Delaware corporation.

             1.42 "Hotel" shall mean the Marriott Courtyard Hotel being operated on the Leased Property.

             1.43 "Hotel Mortgage" shall mean any Encumbrance placed upon the Leased Property in accordance with Article 20.

             1.44  "Hotel Mortgagee" shall mean the holder of any Hotel
  Mortgage.

             1.45 "Immediate Family" shall mean, with respect to any individual, such individual's spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

             1.46  "Impositions" shall mean collectively, all taxes
  (including, without limitation, all taxes imposed under the laws of the State, as such laws may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, Tenant or the business conducted upon the Leased
  Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord's interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay (i) any tax based on net income imposed on Landlord, (ii) any net revenue tax of Landlord, (iii) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Leased
  Property or the proceeds thereof (other than in connection with the sale, exchange or other disposition to, or in connection with a transaction involving, Tenant), (iv) any single business, gross receipts tax (other than a tax on any rent received by Landlord from Tenant unless such gross receipts tax on such rent is in lieu of any other tax, assessment, levy or charge otherwise excluded from this definition of Impositions), transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, except to the extent that any tax, assessment, tax levy or charge which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) preceding is levied, assessed or imposed expressly in lieu thereof, (v) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to

  Section 3.1.3, (vi) any Impositions imposed on Landlord that are a result of Landlord not being considered a "United States person" as defined in Section 7701(a)(30) of the Code, (vii) any Impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Agreement or (viii) any Impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement governing Landlord's conduct or operation or as a result of the gross negligence or willful misconduct of Landlord.

             1.47 "Incidental Documents" shall mean the Pledge and Security Agreement.

             1.48 "Indebtedness" shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor's balance sheet as liabilities.

             1.49 "Indenture" shall mean the Indenture, dated October 8, 1993, by and between Host Marriott Hospitality, Inc., et al. and Marine Midland Bank as Trustee, as amended from time to time.

             1.50 "Insurance Requirements" shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant or the Leased Property.

             1.51  "Interest Rate" shall mean ten percent (10%) per annum.

             1.52  "Land" shall have the meaning given such term in Section
  2.1(a).

             1.53 "Landlord" shall have the meaning given such term in the preambles to this Agreement.

             1.54 "Landlord Liens" shall mean liens on or against the Leased Property or any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner of a direct or indirect interest in the Leased Property [(other than the lessor under the Ground Lease)], or which result from any violation by Landlord of any terms of this Agreement or the Purchase Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property [(other than the lessor under the Ground Lease)]; provided, however, that "Landlord Lien" shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.

             1.55 "Lease Year" shall mean any Fiscal Year or portion thereof, commencing with the 1995 Fiscal Year, during the Term.

             1.56 "Leased Improvements" shall have the meaning given such term in Section 2.1(b).

             1.57 "Leased Intangible Property" shall mean all hotel licensing agreements and other service contracts, equipment leases, booking agreements and other arrangements or agreements affecting the ownership, repair, maintenance, management, leasing or operation of the Leased Property to which Landlord is a party; all books, records and files relating to the leasing, maintenance, management or operation of the Leased Property belonging to Landlord; all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, rights to deposits, trade names, service marks, telephone exchange numbers identified with the Leased Property, and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character belonging to Landlord with respect to the Leased Property.

             1.58 "Leased Personal Property" shall have the meaning given such term in Section 2.1(e).

             1.59 "Leased Property" shall have the meaning given such term in Section 2.1.

             1.60 "Legal Requirements" shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property for its Permitted Use, and (b) all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting the Leased Property, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord's status as a real estate investment trust.

             1.61 "Lending Institution" shall mean any United States insurance company, federally insured commercial or savings bank, national banking association, United States savings and loan association, employees' welfare, pension or retirement fund or system, corporate profit sharing or pension trust, college or university, or real estate investment trust, including any corporation qualified to be treated for federal tax purposes as a real estate investment trust, such trust having a net worth of at least $100,000,000.

             1.62 "Lien" shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors.

             1.63 "Management Agreement" shall mean the Management Agreement between Tenant and the Manager with respect to the Leased

  Premises, dated September 25, 1993, together with all amendments, modifications and supplements thereto.

             1.64 "Manager" shall mean Courtyard Management Corporation, a Delaware corporation.

             1.65 "Minimum Rent" shall mean, with respect to each Accounting Period, the sum set forth on Exhibit A.

             1.66  "Notice" shall mean a notice given in accordance with
  Section 22.10.

             1.67 "Officer's Certificate" shall mean a certificate signed by an officer of the certifying Entity duly authorized by the board of directors of the certifying Entity.

             1.68 "Other Leases" shall mean, collectively, the Lease Agreements between Landlord and Tenant described on Exhibit B.

             1.69 "Overdue Rate" shall mean, on any date, a per annum rate of interest equal to the lesser of fifteen percent (15%) and the maximum rate then permitted under applicable law.

             1.70 "Parent" shall mean, with respect to any Person, any Person which owns directly, or indirectly through one or more Subsidiaries or Affiliated Persons, five percent (5%) or more of the voting or beneficial interest in, or otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

             1.71 "Permitted Encumbrances" shall mean all rights, restrictions, and easements of record set forth on Schedule B to the applicable owner's or leasehold title insurance policy issued to Landlord on the date hereof, plus any other such encumbrances as may have been consented to in writing by Landlord from time to time.

             1.72 "Permitted Liens" shall mean any Liens granted in accordance with Section 21.9(a).

             1.73 "Permitted Use" shall mean any use of the Leased Property permitted pursuant to Section 4.1.1(a) or (b).

             1.74 "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

             1.75 "Pledge and Security Agreement" shall mean the Pledge and Security Agreement, dated as of the date hereof, made by Tenant for the benefit of Landlord.

             1.76 "Purchase Agreement" shall mean the Purchase-Sale and Option Agreement, dated as of February 3, 1995, by and among Landlord, HMH Courtyard Properties, Inc., and HMH Properties, Inc., as amended.

             1.77  "Records" shall have the meaning given such term in
  Section 7.2.

             1.78 "Rent" shall mean, collectively, the Minimum Rent, Additional Rent and Additional Charges.

             1.79 "Request Notice" shall have the meaning given such term in Section 16.1.

             1.80 "Response Notice" shall mean the meaning given such term in Section 16.1.

             1.81  "SEC" shall mean the Securities and Exchange Commission.

             1.82 "State" shall mean the state or commonwealth or district in which the Leased Property is located.

             1.83 "Subordinated Creditor" shall mean any creditor of Tenant which is a party to a Subordination Agreement in favor of Landlord.

             1.84 "Subordination Agreement" shall mean any agreement executed by a Subordinated Creditor pursuant to which the payment and performance of Tenant's obligations to such Subordinated Creditor are subordinated to the payment and performance of Tenant's obligations to Landlord under this Agreement.

             1.85 "Subsidiary" shall mean, with respect to any Person, any Entity (a) in which such Person owns directly, or indirectly through one or more Subsidiaries, fifty-one percent (51%) or more of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

             1.86 "Successor Landlord" shall have the meaning given such term in Section 20.2.

             1.87 "Tangible Net Worth" shall mean the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets: (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (b) all deferred charges or unamortized debt discount and expense; (c) all reserves carried and not deducted from assets; (d) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary; (e) securities which are not readily marketable; (f) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Commencement Date; and (g) any items not included in clauses (a) through (f) above that are treated as intangibles in conformity with GAAP.

             1.88 "Tenant" shall have the meaning given such term in the preambles to this Agreement.

             1.89 "Tenant's Personal Property" shall mean all motor vehicles and consumable inventory and supplies, furniture, furnishings, movable walls and partitions, equipment and machinery and all other personal property of Tenant, if any, acquired by Tenant on and after the date hereof and located at the Leased Property or used in Tenant's business at the Leased Property and all modifications, replacements, alterations and additions to such personal property installed at the expense of Tenant, other than any items included within the definition of Fixtures or Leased Personal Property.

             1.90 "Term" shall mean, collectively, the Fixed Term and the Extended Terms, to the extent properly exercised pursuant to the provi-sions of Section 2.4, unless sooner terminated pursuant to the provisions of this Agreement.

             1.91 "Uniform System of Accounts" shall mean A Uniform System of Accounts for Hotels, Eighth Revised Edition, 1986, as published by the Hotel Association of New York City, as the same may be further revised from time to time.

             1.92 "Unsuitable for Its Permitted Use" shall mean a state or condition of the Hotel such that (a) following any damage or destruction involving the Hotel, the Hotel cannot be operated in the good faith judgment of Tenant or the Manager on a commercially practicable basis for its Permitted Use and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction, and as otherwise required by Section 10.2.4, within six (6) months following such damage or destruction or such shorter period of time as to which business interruption insurance is available to cover Rent and other costs related to the Leased
  Property following such damage or destruction, or (b) as the result of a partial taking by Condemnation, the Hotel cannot be operated, in the good faith judgment of Tenant or the Manager on a commercially practicable basis for its Permitted Use.

             1.93  "Work" shall have the meaning given such term in Section
  10.2.4.


                                  ARTICLE 2

                           LEASED PROPERTY AND TERM

             2.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord's right, title and interest in and to all of the following (collectively, the "Leased Property"):

                 (a) those certain tracts, pieces and parcels of land, as more particularly described in Exhibit C, attached hereto and made a part hereof (the "Land");

                 (b) all buildings, structures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the "Leased Improve-ments");

                 (c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;

                 (d) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant's Personal Property (collectively, the "Fixtures");

                 (e) all machinery, equipment, furniture, furnishings, moveable walls or partitions, computers or trade fixtures or other personal property of any kind or description used or useful in Tenant's business on or in the Leased Improvements, and located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such personal property, except items, if any, included within the category of Fixtures, but specifically excluding all items included within the category of Tenant's Personal Property (collectively, the "Leased Personal Property");

                 (f)  all of the Leased Intangible Property; and

                 (g) any and all leases of space (including any security deposits held by Tenant or the Manager pursuant thereto) in the Leased Improvements to tenants thereof.

             2.2 Condition of Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and Tenant accepts the Leased Property in its "as is" condition, subject to the rights of parties in possession, the existing state of title, including all covenants, conditions, restrictions, reservations, mineral leases, ease-ments and other matters of record or that are visible or apparent on the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages and deeds of trust existing prior to the Commencement Date or permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT HAS INSPECTED THE LEASED PROPERTY
  AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF
  SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD'S AGENTS OR EMPLOYEES WITH RESPECT THERETO AND

  TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. To the maximum extent permitted by law, however, Landlord hereby assigns to Tenant all of Landlord's rights to proceed against any predecessor in title for breaches of warranties or representations or for latent defects in the Leased Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord's or Tenant's name, all at Tenant's sole cost and expense. Tenant shall indemnify, defend, and hold harmless Landlord from and against any loss, cost, damage or liability (including reasonable attorneys' fees) incurred by Landlord in connection with such cooperation.

             2.3 Fixed Term. The initial term of this Agreement (the "Fixed Term") shall commence on the Commencement Date and shall expire December 31, 2006.

             2.4 Extended Term. Provided that no Event of Default shall have occurred and be continuing, this Agreement shall be in full force and effect, and the term of all of the Other Leases shall be simultaneously extended, the Term shall be automatically extended for four (4) consecutive renewal terms, the first such renewal term to be for a period of seven (7) years and the last three such renewal terms to be for a period of ten (10) years each (collectively, the "Extended Terms"), unless Tenant shall give Landlord Notice, not later than sixteen (16) months prior to the scheduled expiration of the then current Term of this Agreement (Fixed or Extended, as the case may be), that Tenant elects not so to extend the term of this Agreement (and time shall be of the essence with respect to the giving of such Notice). It is expressly understood and agreed that such Notice from Tenant shall be void and of no effect and the Term shall be automatically extended unless Tenant shall simultaneously elect not to extend the term of the Other Leases.

             Each Extended Term shall commence on the day succeeding the expiration of the Fixed Term or the preceding Extended Term, as the case may be. All of the terms, covenants and provisions of this Agreement shall apply to each such Extended Term, except that Tenant shall have no right to extend the Term beyond the expiration of the Extended Terms.
  If Tenant shall give Notice that it elects not to extend the Term in accordance with this Section 2.4, this Agreement shall automatically terminate at the end of the Term then in effect and Tenant shall have no further option to extend the Term of this Agreement. Otherwise, the extension of this Agreement shall be automatically effected without the execution of any additional documents; it being understood and agreed, however, that Tenant and Landlord shall execute such documents and agreements as either party shall reasonably require to evidence the same.

                                  ARTICLE 3

                                     RENT

             3.1 Rent. Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Minimum Rent and Additional Rent to Landlord and Additional Charges to the party to whom such Additional Charges are payable, during the Term. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion. Rent for any partial Accounting Period shall be prorated on a per diem basis.

                 3.1.1  Minimum Rent.

                 (a) Minimum Rent shall be paid in advance on the first
             Business Day of each Accounting Period; provided, however, that the first payment of Minimum Rent shall be payable on the Commencement Date (and, if applicable, such payment shall be prorated as provided in the last sentence of the first paragraph of Section 3.1).

                 (b) Adjustments of Minimum Rent Following Disbursements Under Sections 5.1.2(b), 10.2.4 or 11.2. Effective on the date of each disbursement to pay for the cost of any repairs, maintenance, renovations or replacements pursuant to Sections 5.1.2(b), 10.2.4 or 11.2, the Minimum Rent shall be increased by a per annum amount equal to ten percent (10%) of the amount so disbursed. If any such disbursement is made during any Accounting Period on a day other than the first day of a Accounting Period, Tenant shall pay to Landlord on the first day of the immediately following Accounting Period (in addition to the amount of Minimum Rent payable with respect to such Accounting Period, as adjusted pursuant to this paragraph
             (b)) the amount by which Minimum Rent for the preceding Accounting Period, as adjusted for such disbursement on a per diem basis, exceeded the amount of Minimum Rent paid by Tenant for such preceding Accounting Period.

                 3.1.2  Additional Rent.

                 (a) Amount. For each Lease Year or portion thereof, Tenant shall pay an aggregate amount of additional rent ("Additional Rent") with respect to such Lease Year, pursuant to this Agreement and the Other Leases, in an amount, not less than zero, equal to five percent (5%) of Excess Gross Revenues.

                 (b)  Quarterly Installments.  Installments of Additional
             Rent for each Lease Year or portion thereof shall be calculated and paid quarterly in arrears, together with an Officer's Certificate setting forth the calculation of Additional Rent due and payable for such quarter. Copies of each Accounting Period Statement (as defined in the Management Agreement) delivered pursuant to Section 5.03 of the Management Agreement shall be delivered to Landlord upon receipt by Tenant and each quarterly payment of Additional
             Rent shall due and payable and shall be delivered to Landlord with the payment of the Minimum Rent next due after receipt of such Accounting Period Statement, together with an Officer's Certificate setting forth the calculation of Additional Rent due and payable for such quarter.

                 (c) Reconciliation of Additional Rent. In addition, on or before April 30, of each year, commencing April 30, 1996, Tenant shall deliver to Landlord an Officer's Certificate setting forth the Gross Revenues for the Collective Leased Properties for such preceding Lease Year, together with an audit of Tenant's revenues for the preceding Lease Year, conducted by Arthur Anderson and Co., or another "Big Six", so-called, firm of independent certified public accountants proposed by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed).

                 If the annual Additional Rent for such preceding Lease
             Year as shown in the Officer's Certificate exceeds the amount previously paid with respect thereto by Tenant, Tenant shall pay such excess to Landlord at such time as the Officer's Certificate is delivered, together with interest at the Interest Rate, which interest shall accrue from the close of such preceding Lease Year until the date that such certificate is required to be delivered and, thereafter, such interest shall accrue at the Overdue Rate, until the amount of such difference shall be paid or otherwise discharged. If the annual Additional Rent for such preceding Lease Year as shown in the Officer's Certificate is less than the amount previously paid with respect thereto by Tenant, provided that no Event of Default shall have occurred and be continuing, Landlord shall grant Tenant a credit against Additional Rent next coming due in the amount of such difference, together with interest at the Interest Rate, which interest shall accrue from the date of payment of Tenant until the date such credit is applied or paid, as the case may be. If such credit cannot be made because the Term has expired prior to application in full thereof, provided no Event of Default has occurred and is continuing, Landlord shall pay the unapplied balance of such credit to Tenant, together with interest at the Interest Rate, which interest shall accrue from the date of payment by Tenant until the date of payment by Landlord.

                 (d) Confirmation of Additional Rent. Tenant shall utilize, or cause to be utilized, an accounting system for the Collective Leased Properties in accordance with its usual and customary practices and in accordance with GAAP, which will accurately record all Gross Revenues and Tenant shall retain, for at least three (3) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all Gross Revenues for such Lease

             Year. Landlord, at its own expense except as provided hereinbelow, shall have the right, exercisable by Notice to Tenant within one (1) year after receipt of the applicable Officer's Certificate, by its accountants or representatives to audit the information set forth in the Officer's Certificate referred to in subparagraph (c) above and, in connection with such audits, to examine Tenant's and the Manager's books and records with respect thereto (including supporting data and sales and excise tax returns). If any such audit discloses a deficiency in the payment of Additional Rent, and either Tenant agrees with the result of such audit or the matter is otherwise compromised with Landlord, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate, from the date such payment should have been made to the date of payment thereof. If such deficiency, as agreed upon or compromised as aforesaid, is more than three percent (3%) of the Gross Revenues reported by Tenant for such Lease Year and, as a result, Landlord did not receive at least ninety-five percent (95%) of the Additional Rent payable with respect to such Lease Year, Tenant shall pay the reasonable cost of such audit and examination. If any such audit discloses that Tenant paid more Additional Rent for any Lease Year than was due hereunder, and either Landlord agrees with the result of such audit or the matter is otherwise determined, provided no Event of Default has occurred and is continuing, Landlord shall grant Tenant a credit equal to the amount of such overpayment against Additional Rent next coming due in the amount of such difference, as finally agreed or determined, together with interest at the Interest Rate, which interest shall accrue from the time of payment by Tenant until the date such credit is applied or paid, as the case may be. If such a credit cannot be made because the Term has expired before the credit can be applied in full, provided no Event of Default has occurred and is continuing, Landlord shall pay the unapplied balance of such credit to Tenant, together with interest at the Interest Rate, which interest shall accrue from the date of payment by Tenant until the date of payment from Landlord.

                 Any proprietary information obtained by Landlord with
             respect to Tenant or the Manager pursuant to the provisions of this Agreement shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation between the parties and except further that Landlord may disclose such information to its prospective lenders, provided that Landlord shall direct and obtain the agreement of such lenders to maintain such information as confidential. The obligations of Tenant and Landlord contained in this Section 3.1.2 shall survive the expiration or earlier termination of this Agreement.

                 3.1.3 Additional Charges. In addition to the Minimum Rent and Additional Rent payable hereunder, Tenant shall pay to the appropriate parties and discharge as and when due and payable the following (collectively, "Additional Charges"):

                 (a) Impositions.  Subject to Article 8 relating to
             Permitted Contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file all tax returns and pay all taxes due in respect of Landlord's net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by Applicable Laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. Provided no Event of Default shall have occurred and be continuing, if any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify any property covered by this Agreement as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Agreement, Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to file a protest. All Impositions assessed against such personal property shall be (irrespective of whether Landlord or Tenant shall file the relevant return) paid by Tenant not later than the last date on which the same may be made without interest or penalty.

                 Landlord shall give prompt Notice to Tenant and the
             Manager of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord's failure to give any such notice shall in no way diminish Tenant's obligation hereunder to pay such Impositions (except that Landlord shall be responsible for any interest or penalties incurred as a result of Landlord's failure promptly to forward the same).

                 (b) Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.

                 (c) Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.

                 (d) Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations, including, without limitation, [ground rents and other sums payable under the Ground Lease] and all amounts payable under or with respect to the Management Agreement (except as expressly provided in Section 5.1.2(b)) and all agreements to indemnify Landlord under Sections 4.3.2 and 9.7.

                 (e) Reimbursement for Additional Charges. If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Agreement (other than termination by reason of an Event of Default), Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement (unless this Agreement shall have been terminated following an Event of Default).

             3.2 Late Payment of Rent, Etc., If any installment of Minimum Rent, Additional Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within ten (10) days after its due date, Tenant shall pay Landlord, on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges directly to Landlord or any Hotel Mortgagee pursuant to any requirement of this Agreement, Tenant shall be relieved of its obligation to pay such Additional
  Charges to the Entity to which they would otherwise be due. If any payments due from Landlord to Tenant shall not be paid within ten (10) days after its due date, Landlord shall pay to Tenant, on demand, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment from the due date of such installment to the date of payment thereof.

             In the event of any failure by Tenant to pay any Additional Charges when due, except as expressly provided in Section 3.1.3(a),

  Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent and Additional Rent.

             3.3 Net Lease. The Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise, including those provisions for adjustment or abatement of such Rent.

             3.4 No Termination, Abatement, Etc. Except as otherwise specifically provided in this Agreement, each of Landlord and Tenant, to the maximum extent permitted by law, shall remain bound by this Agreement in accordance with its terms and shall not take any action without the consent of the other to modify, surrender or terminate this Agreement. In addition, except as otherwise expressly provided in this Agreement, Tenant shall not seek, or be entitled to, any abatement, deduction, deferment or reduction of the Rent, or set-off against the Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of (a) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation, (b) the lawful or unlawful prohibition of, or restriction upon, Tenant's use of the Leased Property, or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (c) any claim which Tenant may have against Landlord by reason of any default (other than a monetary default) or breach of any warranty by Landlord under this Agreement or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (e) for any other cause whether similar or dissimilar to any of the foregoing (other than a monetary default by Landlord); provided, however, that the foregoing shall not apply or be construed to restrict Tenant's rights in the event of any act or omission by Landlord constituting gross negligence or willful misconduct. Except as otherwise specifically provided in this Agreement, Tenant hereby waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law, to
  (a) modify, surrender or terminate this Agreement or quit or surrender the Leased Property or any portion thereof, or (b) entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable or other obligations to be performed by Tenant hereunder. The obligations of each party hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Agreement. In any instance where, after the occurrence of an Event of Default, Landlord retains funds which, but for the occurrence of such Event of Default, would be payable to Tenant, Landlord shall refund such funds to Tenant to the extent the amount thereof exceeds the amount necessary to compensate Landlord for any cost, loss or damage incurred in connection with such Event of Default.

             3.5 Security for Tenant's Performance. Tenant acknowledges that the Initial Deferred Purchase Price and the Option Deferred Purchase Price (as defined in the Purchase Agreement) constitute security for the faithful observance and performance by Tenant of all the terms, covenants and conditions of this Agreement by Tenant to be observed and performed. If any Event of Default shall occur and be continuing, Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire amount of such Contingent Purchase Prices or so much thereof as may be necessary to compensate Landlord toward the payment of the Rent or other sums or loss or damage sustained by Landlord due to such breach by Tenant. It is understood and agreed that the amount of such Contingent Purchase Prices is not to be considered as prepaid rent, nor shall damages be limited to the amount of the amount of such Contingent Purchase Prices. Provided this Agreement shall not be terminated as a result of an Event of Default, such Contingent Purchase Prices shall be paid as provided in the Purchase Agreement.


                                  ARTICLE 4

                          USE OF THE LEASED PROPERTY

             4.1  Permitted Use.

                 4.1.1  Permitted Use.

                 (a) Except as otherwise provided in the Management Agreement, Tenant shall, at all times during the Term and at any other time that Tenant shall be in possession of the Leased Property, continuously use and operate, and cause the Manager to use and operate, the Leased Property as a Marriott Courtyard hotel and any uses incidental thereto. Subject to
             Section 16.3, Tenant shall not use (and shall direct the Manager not to use) the Leased Property or any portion thereof for any other use without the prior written consent of Landlord. No use shall be made or permitted to be made of the Leased Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy is available) [or which would constitute a default under the Ground Lease], nor shall Tenant sell or otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter's regulations. Tenant shall, at its sole cost (except as expressly provided in Section 5.1.2(b)), comply (or direct the Manager to comply) with all Insurance Requirements. Except as otherwise provided in the Management Agreement, Tenant shall not take or omit to take (and Tenant shall direct the Manager not to take or omit to take) any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use.

                 (b) In the event that, in the reasonable determination of Tenant, it shall no longer be economically practical to operate the Leased Property as a Marriott Courtyard hotel, Tenant shall give Landlord Notice thereof, which Notice shall set forth in reasonable detail the reasons therefor. Thereafter, Landlord and Tenant shall negotiate in good faith to agree on an alternative use for the Leased Property, appropriate adjustments to the Additional Rent and other related matters; provided, however, in no such event shall the Minimum Rent be reduced or abated.

                 4.1.2 Necessary Approvals. Tenant shall proceed with all due diligence and exercise best efforts to obtain and maintain, and shall direct the Manager to obtain and maintain, all approvals necessary to use and operate, for its Permitted Use, the Leased Property and the Hotel located thereon under applicable law.

                 4.1.3 Lawful Use, Etc. Tenant shall not, and shall direct the Manager not to, use or suffer or permit the use of the Leased Property or Tenant's Personal Property, if any, for any unlawful purpose. Tenant shall not, and shall direct the Manager not to, commit or suffer to be committed any waste on the Leased Property, or in the Hotel, nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not, and shall direct the Manager not to, suffer nor permit the Leased Property, or any portion thereof, to be used in such a manner as (i) might reasonably impair Landlord's title thereto or to any portion thereof, or (ii) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

             4.2 Compliance with Legal/Insurance Requirements, Etc. Except as otherwise provided in the Management Agreement, subject to the provisions of Article 8 and Section 5.1.2(b), Tenant, at its sole expense, shall (or shall direct the Manager to) (i) comply with Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property and with the terms and conditions of any ground lease affecting the Leased Property, (ii) [perform all of Landlord's obligations as tenant under the Ground Lease,] and (iii) procure, maintain and comply with all appropriate licenses, and other authorizations and agreements required for any use of the Leased Property and Tenant's Personal Property, if any, then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

             4.3  Environmental Matters.

                 4.3.1 Restriction on Use, Etc. During the Term and any other time that Tenant shall be in possession of the Leased Property, Tenant shall not (and shall direct the Manager not to) store, spill upon, dispose of or transfer to or from the Leased Property any

  Hazardous Substance, except in compliance with all Applicable Laws. During the Term and any other time that Tenant shall be in possession of the Leased Property, Tenant shall maintain (and shall direct the Manager to maintain) the Leased Property at all times free of any Hazardous Substance (except in compliance with all Applicable Laws). Tenant shall promptly: (a) upon receipt of notice or knowledge and shall direct the Manager upon receipt of notice or knowledge promptly to, notify Landlord in writing of any material change in the nature or extent of Hazardous Substances at the Leased Property, (b) transmit to Landlord a copy of any Community Right to Know report which is required to be filed by Tenant or the Manager with respect to the Leased Property pursuant to SARA Title III or any other Applicable Law, (c) transmit to Landlord copies of any citations, orders, notices or other governmental com-munications received by Tenant or the Manager or their respective agents or representatives with respect thereto (collectively, "Environmental Notice"), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Applicable Law and/or presents a material risk of any material cost, expense, loss or damage (an "Environmental Obligation"), (d) observe and comply (and direct the Manager to observe and comply) with all Applicable Laws relating to the use, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition thereof, and (e) pay or otherwise dispose of any fine, charge or Imposition related thereto, unless Tenant or the Manager shall contest the same in good faith and by appropriate proceedings and the right to use and the value of the Leased Property is not materially and adversely affected thereby.

             If, at any time prior to the termination of this Agreement, Hazardous Substances (other than those maintained in accordance with Applicable Laws) are discovered on the Leased Property, subject to Tenant's and the Manager's right to contest the same in accordance with
  Article 8, Tenant shall take (and shall direct the Manager to take) all actions and incur any and all expenses, as may be reasonably necessary and as may be required by any Government Agency, (i) to clean up and remove from and about the Leased Property all Hazardous Substances thereon, (ii) to contain and prevent any further release or threat of release of Hazardous Substances on or about the Leased Property and
  (iii) to use good faith efforts to eliminate any further release or threat of release of Hazardous Substances on or about the Leased Property.

                 4.3.2 Indemnification of Landlord. Tenant shall protect, indemnify and hold harmless Landlord and each Hotel Mortgagee, their trustees, officers, agents, employees and beneficiaries, and any of their respective successors or assigns with respect to this Agreement (collectively, the "Indemnitees" and, individually, an "Indemnitee") for, from and against any and all debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or expenses (including, without limitation, reasonable attorney's fees and expenses) imposed upon, incurred by or asserted against any Indemnitee resulting from, either directly or indirectly, the presence during the

  Term (or any other time Tenant shall be possession of the Leased Property) in, upon or under the soil or ground water of the Leased Property or any properties surrounding the Leased Property of any Hazardous Substances in violation of any Applicable Law or otherwise, provided that any of the foregoing arises by reason of any failure by Tenant, the Manager or any Person claiming by, through or under Tenant or the Manager to perform or comply with any of the terms of this
  Section 4.3, except to the extent the same arise from the gross negligence or willful misconduct of Landlord or any other Indemnitee. Tenant's duty herein includes, but is not limited to, costs associated with personal injury or property damage claims as a result of the presence prior to the expiration or sooner termination of the Term and the surrender of the Leased Property to Landlord in accordance with the terms of this Agreement of Hazardous Substances in, upon or under the soil or ground water of the Leased Property in violation of any Applicable Law. Upon Notice from Landlord and any other of the Indemnitees, Tenant shall undertake the defense, at Tenant's sole cost and expense, of any indemnification duties set forth herein, in which event, Tenant shall not be liable for payment of any duplicative attorneys' fees incurred by any Indemnitee.

             Tenant shall, upon demand, pay to Landlord, as an Additional Charge, any cost, expense, loss or damage (including, without limitation, reasonable attorneys' fees) incurred by Landlord and arising from a failure of Tenant strictly to observe and perform the requirements of this Section 4.3, which amounts shall bear interest from the date ten (10) days after written demand therefor is given to Tenant until paid by Tenant to Landlord at the Overdue Rate.

                 4.3.3 Survival. The provisions of this Section 4.3 shall survive the expiration or sooner termination of this Agreement.


                                  ARTICLE 5

                           MAINTENANCE AND REPAIRS

             5.1  Maintenance and Repair.

                 5.1.1  Tenant's Obligations.

                 (a) Tenant shall, at its sole cost and expense (except as expressly provided in Section 5.1.2(b)), or shall direct the Manager to, keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto (and Tenant's Personal Property, if any) in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant's or the Manager's use, any prior use, the elements or the age of the Leased Property or Tenant's Personal Property, if any, or any portion thereof), and shall promptly make (or cause the Manager to make) all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise). All repairs shall be made in a good, workmanlike manner, consistent with the Manager's and industry standards for like hotels in like locales, in accordance with all applicable federal, state and local statutes, ordinances, by-laws, codes, rules and regulations relating to any such work. Tenant shall not take or omit to take (and shall direct the Manager not to take or omit to take) any action, the taking or omission of which would materially and adversely impair the value or the usefulness of the Leased Property or any part thereof for its Permitted Use. Tenant's obligations under this Section 5.1.1(a) shall be limited in the event of any casualty or Condemnation as set forth in Sections 10.2 and
             11.2 and Tenant's obligations with respect to Hazardous Substances are as set forth in Section 4.3.

                 (b) In addition, notwithstanding anything in this Agreement to the contrary, Tenant shall, with respect to each Lease Year, or portion thereof, fund, or cause the Manager to fund, into the FF&E Reserve a cash amount equal to not less than five percent (5%) of Gross Revenues from the Leased Property for such Lease Year, or portion thereof, which amounts shall be applied to the cost of repairs, maintenance, renovations and replacements to and at the Leased Property in accordance with this Agreement and the Management Agreement. Provided that Tenant shall comply with the provisions of this paragraph (b) and any similar provisions of the Management Agreement, any additional funds required for repairs, maintenance, renovations and replacements to and at the Leased Property in excess of those on deposit in the FF&E Reserve shall be advanced by Landlord, subject to and in accordance with Section 5.1.2(b).

                 5.1.2  Landlord's Obligations.

                 (a) Except as otherwise expressly provided in this Agreement, Landlord shall not, under any circumstances, be required to build or rebuild any improvement on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or, except as provided in Section 5.1.2(b), to make any expenditure whatsoever with respect thereto, or to maintain the Leased Property in any way. Except as otherwise expressly provided in this Agreement, Tenant hereby waives, to the maximum extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect on the date hereof or hereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic's lien laws now or hereafter existing.

                 (b) If, at any time, the Management Agreement requires that funds be disbursed for repairs, maintenance, renovations or replacements at or to the Leased Property (including, but not limited to, pursuant to Section 8.01 and 8.03 of the Management Agreement), or, pursuant to the terms of this Agreement (including, without limitation, Section 4.3), Tenant is required to make any expenditures in connection with any repair, maintenance renovation with respect to the Leased
             Property and the amount of such disbursements or expenditures exceeds the amount on deposit in the FF&E Reserve, Tenant may, at its election, give Landlord Notice thereof, which Notice shall set forth, in reasonable detail, the nature of the required repair, renovation or replacement, the estimated cost thereof and such other information with respect thereto as Landlord may reasonably require. Provided that no Event of Default shall have occurred and be continuing and Tenant shall otherwise comply with the applicable provisions of Article 6, Landlord shall, within ten (10) Business Days after such Notice, subject to and in accordance with the applicable provisions of Article 6, disburse such required funds to Tenant (or, if Tenant shall so elect, directly to the Manager or any other Person performing the required work) and, upon such disbursement, the Minimum Rent shall be adjusted as provided in Section 3.1.1(b).

                 5.1.3 Nonresponsibility of Landlord, Etc. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Leased Property, or any part thereof, are hereby charged with notice that liens on the Leased Property or on Landlord's interest therein are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished by Tenant, the Manager or for any other purpose during the term of this Agreement.

             Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Leased Property or any part thereof or as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Leased Property or any part thereof nor to subject Landlord's estate in the Leased Property or any part thereof to liability under any Mechanic's Lien Law of the State in any way, it being expressly understood Landlord's estate shall not be subject to any such liability.

             5.2 Tenant's Personal Property. Tenant shall provide and maintain throughout the Term all such Tenant's Personal Property as shall be necessary in order to operate in compliance with applicable
  Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Permitted Use and all of such Personal Property shall, upon the expiration or earlier termination of this Agreement, shall become the property of Landlord.
  If, from and after the Commencement Date, Tenant acquires an interest in any item of tangible personal property (other than motor vehicles) on, or in connection with, the Leased Property which belongs to anyone other than Tenant, Tenant shall require the agreements permitting such use to provide that Landlord or its designee may assume Tenant's rights and obligations under such agreement upon the termination of this Agreement and the assumption of management or operation of the Hotel by Landlord or its designee.

             5.3 Yield Up. Upon the expiration or sooner termination of this Agreement, Tenant shall vacate and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was in on the Commencement Date, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear excepted (and casualty damage and Condemnation, in the event that this Agreement is terminated following a casualty or total Condemnation in accordance with Article 10 or Article 11).

             In addition, upon the expiration or earlier termination of this Agreement, Tenant shall, at Landlord's sole cost and expense, use its good faith efforts to transfer to and cooperate with Landlord or Landlord's nominee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the Hotel as then operated. Consistent with the terms of the Management Agreement, if requested by Landlord, Tenant will direct the Manager to continue to manage the Hotel after the expiration of the Term and for up to one hundred twenty (120) days, on such reasonable terms (which shall include an agreement to reimburse the Manager for its reasonable out-of-pocket costs and expenses, and reasonable administrative costs), as Landlord shall reasonably request.

             5.4  Management Agreement.  Except as expressly provided in
  Section 5.1.2(b), Tenant shall, at its sole cost and expense, perform all of the obligations of "Owner" under the Management Agreement, including, without limitation, the funding of the FF&E Reserve and, upon the expiration or sooner termination of this Agreement, the then existing balance of the FF&E Reserve shall be paid to or as directed by Landlord. Tenant shall, at all times, direct the Manager to perform all of the Manager's obligations under the Management Agreement. Tenant shall not amend or modify the Management Agreement without Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall not take any action, grant any consent or, except as provided in the Management Agreement, permit any action under the Management Agreement without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Except as provided in the Management Agreement, Tenant shall not agree to any change in the Manager, to any change in the Management Agreement, terminate the Management Agreement or permit the Manager to assign the Management Agreement without the prior written approval of Landlord in each instance, which approval shall not be unreasonably withheld, delayed or conditioned. If Landlord shall perform any obligations of "Owner" under the Management Agreement (which Landlord may do subject to Section 12.5), the cost of such performance shall be payable upon demand by Tenant to Landlord with interest accruing from the demand date at the Overdue Rate and Landlord shall have the same rights and remedies for failure to pay such costs on demand as for Tenant's failure to pay Minimum Rent.


                                  ARTICLE 6

                              IMPROVEMENTS, ETC.

             6.1 Improvements to the Leased Property. Tenant shall not make, construct or install (and shall direct the Manager not to construct or install) any Capital Additions without, in each instance, obtaining Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned provided that (a) construction or installation of the same would not adversely affect or violate any Legal Requirement or Insurance Requirement applicable to the Leased Property and (b) Landlord shall have received an Officer's Certificate certifying as to the satisfaction of the conditions set out in clause (a) above; provided, however, that no such consent shall be required in the event immediate action is required to prevent imminent danger to person or property. Prior to commencing construction of any Capital Addition, Tenant shall submit, or shall direct the Manager to submit, to Landlord, in writing, a proposal setting forth, in reasonable detail, any such proposed improvement and shall provide to Landlord such plans and specifications, and such permits, licenses, contracts and such other information concerning the same as Landlord may reasonably request. Landlord shall have thirty (30) days to review all materials submitted to Landlord in connection with any such proposal. Failure of Landlord to respond to Tenant's or the Manager's proposal within thirty
  (30) days after receipt of all information and materials requested by Landlord in connection with the proposed improvement shall be deemed to constitute approval of the same. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such proposed improvement and the use or uses to which it will be put. No Capital Addition shall be made which would tie in or connect any Leased Improvement with any other improvements on property adjacent to the Leased Property (and not part of the Land) including, without limitation, tie-ins of buildings or other structures or utilities. Tenant shall not finance, and shall direct the Manager not to finance, the cost of any construction of such improvement by the granting of a lien on or security interest in the Leased Property or such improvement, or Tenant's interest therein, without the prior written consent of Landlord, which consent may be withheld by Landlord in Landlord's sole discretion. Any such improvements shall, upon the expiration or sooner termination of this Agreement, remain or pass to and become the property of Landlord, free and clear of all encumbrances other than Permitted Encumbrances.

             6.2 Salvage. All materials which are scrapped or removed in connection with the making of either Capital Additions or non-Capital Additions or repairs required by Article 5 shall be or become the property of the party that paid for such work.

                                  ARTICLE 7

                                    LIENS

             7.1 Liens. Subject to Article 8, Tenant shall not, directly or indirectly, create or allow to remain and shall promptly discharge, at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or Tenant's leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restric-tions, liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) subleases permitted by Article 17, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable or are for sums that are being contested in accordance with Article 8, (g) any Hotel Mortgages or other liens which are the responsibility of Landlord pursuant to the provisions of Article 21 and (h) Landlord Liens.

             7.2 Landlord's Lien. In addition to any statutory landlord's lien and in order to secure payment of the Rent and all other sums payable hereunder by Tenant, and to secure payment of any loss, cost or damage which Landlord may suffer by reason of Tenant's breach of this Agreement, Tenant hereby grants unto Landlord a security interest in and an express contractual lien upon Tenant's Personal Property (except motor vehicles), and all ledger sheets, files, records, documents and instruments (including, without limitation, computer programs, tapes and related electronic data processing) relating to the operation of the Facilities (the "Records") and all proceeds therefrom, subject to any Permitted Encumbrances; and such Tenant's Personal Property shall not be removed from the Leased Property at any time when a Default or an Event of Default has occurred and is continuing.

             Upon Landlord's request, Tenant shall execute and deliver to Landlord financing statements in form sufficient to perfect the security interest of Landlord in Tenant's Personal Property and the proceeds thereof in accordance with the provisions of the applicable laws of the State. Tenant hereby grants Landlord an irrevocable limited power of attorney, coupled with an interest, to execute all such financing statements in Tenant's name, place and stead. The security interest herein granted is in addition to any statutory lien for the Rent.


                                  ARTICLE 8

                              PERMITTED CONTESTS

             Tenant and the Manager shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, lien, attachment, levy, encumbrance, charge or claim (collectively, "Claims") as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant's obligation to pay any Claims as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any mortgage or deed of trust encumbering the Leased Property (Landlord agreeing that any such mortgage or deed of trust shall permit Tenant and the Manager to exercise the rights granted pursuant to this Article 8) or any interest therein or result in or reasonably be expected to result in a lien attaching to the Leased Property, (c) no part of the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant shall indemnify and hold harmless
  Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys' fees, incurred by Landlord in connection therewith or as a result thereof. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees by agreement in form and substance reasonably satisfactory to Landlord, to assume and indemnify Landlord with respect to the same. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been fully reimbursed by Tenant. If Tenant shall fail
  (x) to pay or cause to be paid any Claims when finally determined, (y) to provide reasonable security therefor, or (z) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon reasonable notice to Tenant (which notice may be oral and shall not be required if Landlord shall reasonably determine that the same is not practicable), pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.


                                  ARTICLE 9

                        INSURANCE AND INDEMNIFICATION

             9.1 General Insurance Requirements. Tenant shall, at all times during the Term and at any other time Tenant shall be in possession of the Leased Property, keep (or direct the Manager to keep) the Leased Property and all property located therein or thereon, insured against the risks and in the amounts as follows and shall maintain the following insurance:

                 (a) "All-risk" property insurance, including insurance against loss or damage by fire, vandalism and malicious mischief, explosion of steamboilers, pressure vessels or other similar apparatus, now or hereafter installed in the Hotel located at the Leased Property, with equivalent coverage as that provided by the usual extended coverage endorsements, in an amount equal to one hundred percent (100%) of the then full Replacement Cost thereof (as defined in Section 9.2);

                 (b) Business interruption and blanket earnings plus extra expense under a rental value insurance policy or endorsement covering risk of loss during the lesser of the first twelve
             (12) months of reconstruction or the actual reconstruction period necessitated by the occurrence of any of the hazards described in subparagraph (a) above, in such amounts as may be customary for comparable properties in the area and in an amount sufficient to prevent Landlord or Tenant from becoming a co-insurer;

                 (c) Comprehensive general liability insurance, including bodily injury and property damage (on an occurrence basis and on a 1973 or 1988 1SO CGL form or on a form otherwise maintain by similarly situated tenants, including, without limitation, broad form contractual liability, independent contractor's hazard and completed operations coverage) in an amount not less than Two Million Dollars ($2,000,000) per occurrence and umbrella coverage of all such claims in an amount not less than Twenty-Three Million Dollars ($23,000,000);

                 (d) Flood (if the Leased Property is located in whole or in part within an area identified as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, or the Flood Disaster Protection Act of 1973, as amended (or any successor acts thereto)) and such other hazards and in such amounts as may be customary for comparable properties in the area;

                 (e) Worker's compensation insurance coverage for all persons employed by Tenant on the Leased Property with statutory limits and otherwise with limits of and provisions in accordance with the requirements of applicable local, State and federal law, and employer's liability insurance as is customarily carried by similar employers; and

                 (f) Such additional insurance as may be reasonably required, from time to time, by Landlord or any Hotel Mortgagee and which is customarily carried by comparable lodging properties in the area.

             9.2 Replacement Cost. "Replacement Cost" as used herein, shall mean the actual replacement cost of the property requiring replacement from time to time, including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. In the event either party believes that the then full Replacement Cost has increased or decreased at any time during the Term, such party, at its own cost, shall have the right to have such full Replacement Cost redetermined by an independent accredited appraiser approved by the other, which approval shall not be unreasonably withheld or delayed. The party desiring to have the full Replacement Cost so redetermined shall forthwith, on receipt of such determination by such appraiser, give written notice thereof to the other. The determination of such appraiser shall be final and binding on the parties hereto until any subsequent determination under this
  Section 9.2, and Tenant shall forthwith conform the amount of the insurance carried to the amount so determined by the appraiser.

             9.3 Waiver of Subrogation. Landlord and Tenant agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the State) with respect to any property loss which is covered by insurance then being carried by Landlord or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. In the event that any extra premium is payable by Tenant as a result of this provision, Landlord shall not be liable for reimbursement to Tenant for such extra premium.

             9.4 Form Satisfactory, Etc. All insurance policies and endorsements required pursuant to this Article 9 shall be fully paid for, nonassessable and, except for umbrella and flood coverage, be issued by insurance carriers authorized to do business in the State, having a general policy holder's rating of no less than B++ in Best's latest rating guide. All such policies described in Sections 9.1(a) through (d) shall include no deductible in excess of Two Hundred Fifty Thousand Dollars ($250,000) and, with the exception of the insurance described in Sections 9.1(e), shall name Landlord and any Hotel Mortgagee as additional insureds, as their interests may appear. All loss adjustments shall be payable as provided in Article 10. Tenant shall cause all insurance premiums to be paid and shall deliver policies or certificates thereof to Landlord prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy). All such policies shall provide Landlord (and any Hotel Mortgagee if required by the same) thirty (30) days prior written notice of any material change or cancellation of such policy. In the event Tenant shall fail to effect such insurance as herein required, to pay the premiums therefor or to deliver such policies or certificates to Landlord or any Hotel Mortgagee at the times required, Landlord shall have the right, but not the obligation, subject to the provisions of
  Section 12.5, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Landlord, upon demand, as Additional Charges, together with interest accrued thereon at the Overdue Rate from the date such payment is made until (but excluding) the date repaid.

             9.5 Blanket Policy. Notwithstanding anything to the contrary contained in this Article 9, Tenant's obligation to maintain the insurance herein required may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant or the Manager, provided, that (a) the coverage thereby afforded will not be reduced or diminished from that which would exist under a separate policy meeting all other requirements of this Agreement, and
  (b) the requirements of this Article 9 are otherwise satisfied. Without limiting the foregoing, the amounts of insurance that are required to be maintained pursuant to Section 9.1 shall be on a Hotel by Hotel basis, and shall not be subject to an aggregate limit, except for products, completed operations and flood. Notwithstanding any other provisions of Articles 9 or 10, Tenant may permit the Manager to self insure or otherwise retain such workers' insurance risks or portions thereof as the Manager does with respect to other similar hotels the Manager owns, leases or manages under the Marriott name in the United States pursuant to any established self insurance program of Marriott International, Inc.

             9.6 No Separate Insurance. Tenant shall not take out separate insurance, concurrent in form or contributing in the event of loss with that required by this Article 9, or increase the amount of any existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of such insurance, including Landlord and all Hotel Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Agreement. In the event Tenant shall take out any such separate insurance or increase any of the amounts of the then existing insurance, Tenant shall give Landlord prompt Notice thereof.

             9.7 Indemnification of Landlord. Notwithstanding the existence of any insurance provided for herein and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify and hold harmless Landlord for, from and against all liabilities, obliga-tions, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys' fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks or rights of way, (b) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Leased Property or Tenant's Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which Landlord is made a party or participant relating to the Leased Property or Tenant's Personal Property or such use, misuse, non-use, condition, management, maintenance, or repair thereof including, failure to perform obligations (other than Condemnation proceedings) to which Landlord is made a party, (c) any Impositions that are the obligations of Tenant to pay pursuant to the applicable provisions of this Agreement, and (d) any failure on the part of Tenant or anyone claiming under Tenant to perform or comply with any of the terms of this Agreement. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord (and shall not be responsible for any duplicative attorneys' fees incurred by Landlord) or may compromise or otherwise dispose of the same, with Landlord's prior written consent (which consent may not be unreasonably withheld or delayed). In the event Landlord shall unreasonably withhold or delay its consent, Tenant shall not be liable pursuant to this Section 9.7 for any incremental increase in costs or expenses resulting therefrom. The obligations of Tenant under this Section 9.7 are in addition to the obligations set forth in Section 4.3 and shall survive the termination of this Agreement.

                                  ARTICLE 10

                                   CASUALTY

             10.1 Insurance Proceeds. Except as provided in the last clause of this sentence, all proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article 9 (other than the proceeds of any business interruption insurance) shall be paid directly to Landlord (subject to the provisions of Section 10.2) and all loss adjustments with respect to losses payable to Landlord shall require the prior written consent of Landlord; provided, however, that, so long as no Event of Default shall have occurred and be continuing, all such proceeds less than or equal to Two Hundred Fifty Thousand Dollars $250,000) shall be paid directly to Tenant or the Manager and such losses may be adjusted without Landlord's consent. If Tenant is required to reconstruct or repair the Leased Property as provided herein, such proceeds shall be paid out by Landlord from time to time for the reasonable costs of reconstruction or repair of the Leased Property necessitated by such damage or destruction, subject to and in accordance with the provisions of Section 10.2.4. Provided no Default or Event of Default has occurred and is continuing, any excess proceeds of insurance remaining after the completion of the restoration shall be paid to Tenant or the Manager. In the event that the provisions of
  Section 10.2.1 are applicable, the insurance proceeds shall be retained by the party entitled thereto pursuant to Section 10.2.1. All salvage resulting from any risk covered by insurance shall belong to Landlord, provided any rights to the same have been waived by the insurer.

             10.2  Damage or Destruction.

                 10.2.1 Damage or Destruction of Leased Property. If, during the Term, the Leased Property shall be totally or partially destroyed and the Hotel located thereon is thereby rendered Unsuitable for Its Permitted Use, either Landlord or Tenant may, by the giving of Notice thereof to the other, terminate this Agreement, whereupon, this Agreement shall terminate and Landlord shall be entitled to retain the insurance proceeds payable on account of such damage.

                 10.2.2 Partial Damage or Destruction. If, during the Term, the Leased Property shall be totally or partially destroyed but the Hotel is not rendered Unsuitable for Its Permitted Use, Tenant shall, subject to Section 10.2.3, promptly restore the Hotel as provided in Section 10.2.4.

                 10.2.3 Insufficient Insurance Proceeds. If the cost of the repair or restoration of the Leased Property exceeds the amount of insurance proceeds received by Landlord and Tenant pursuant to Article 9(a), (c) or (d), Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that, if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement). In the event Tenant shall elect not to pay and assume the amount of such deficiency,

  Landlord shall have the right (but not the obligation), exercisable at Landlord's sole election by Notice to Tenant, given within sixty (60) days after Tenant's notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, upon any disbursement by Landlord thereof, the Minimum Rent shall be adjusted as provided in
  Section 3.1.1(b). In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord or Tenant may terminate this Agreement by Notice to the other, whereupon, this Agreement shall terminate as provided in Section 10.2.1. It is expressly understood and agreed, however, that, notwithstanding anything in this Agreement to the contrary, Tenant shall be strictly liable and solely responsible for the amount of any deductible and shall, upon any insurable loss, pay over the amount of such deductible to Landlord at the time and in the manner herein provided for payment of the applicable proceeds to Landlord.

                 10.2.4 Disbursement of Proceeds. In the event Tenant is required to restore the Leased Property pursuant to Section 10.2, Tenant shall (or shall direct the Manager to) commence promptly and continue diligently to perform the repair and restoration of the Leased Property (hereinafter called the "Work"), so as to restore the Leased Property in compliance with all Legal Requirements and so that the Leased Property shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction. Subject to the terms hereof, Landlord shall advance the insurance proceeds and any additional amounts payable by Landlord pursuant to Section 10.2.3 to Tenant regularly during the repair and restoration period so as to permit payment for the cost of any such restoration and repair. Any such advances shall be made not more than monthly within ten (10) Business Days after Tenant submits to Landlord a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). Landlord may, at its option, condition advancement of said insurance proceeds and other amounts on (i) the absence of any Event of Default, (ii) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld or delayed), (iii) general contractors' estimates, (iv) architect's certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required and (vii) such other certificates as Landlord may, from time to time, reasonably require.

             Landlord's obligation to disburse insurance proceeds under this Article 10 shall be subject to the release of such proceeds by any Hotel Mortgagee to Landlord.

             Tenant's obligation to restore the Leased Property pursuant to this Article 10 shall be subject to the release of available insurance proceeds by the applicable Hotel Mortgagee to Landlord or directly to Tenant or the Manager and, in the event such proceeds are insufficient, Landlord electing to make such deficiency available therefor (and disbursement of such deficiency).

             10.3 Damage Near End of Term. Notwithstanding any provisions of Section 10.1 or 10.2 to the contrary, if damage to or destruction of the Leased Property occurs during the last twelve (12) months of the fourth Extended Term and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is six (6) months prior to the end of such Extended Term, the provisions of
  Section 10.2.1 shall apply as if the Leased Property had been totally or partially destroyed and the Hotel rendered Unsuitable for its Permitted Use.

             10.4 Tenant's Property. All insurance proceeds payable by reason of any loss of or damage to any of Tenant's Personal Property shall be paid to Tenant and, to the extent necessary to repair or replace Tenant's Personal Property in accordance with Section 10.5, Tenant shall hold such proceeds in trust to pay the cost of repairing or replacing damaged Tenant's Personal Property.

             10.5 Restoration of Tenant's Property. If Tenant is required to restore the Leased Property as hereinabove provided, Tenant shall either (a) restore all alterations and improvements made by Tenant and Tenant's Personal Property, or (b) replace such alterations and improvements and Tenant's Personal Property with improvements or items of the same or better quality and utility in the operation of the Leased Property.

             10.6 No Abatement of Rent. This Agreement shall remain in full force and effect and Tenant's obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any damage involving the Leased Property (provided that Landlord shall credit against such payments any amounts paid to Landlord as a consequence of such damage under any business interruption insurance obtained by Tenant hereunder). The provisions of this Article 10 shall be considered an express agreement governing any cause of damage or destruction to the Leased Property and, to the maximum extent permitted by law, no local or State statute, laws, rules, regulation or ordinance in effect during the Term which provide for such a contingency shall have any application in such case.

             10.7 Waiver. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property.


                                  ARTICLE 11

                                 CONDEMNATION

             11.1 Total Condemnation, Etc. If either (i) the whole of the Leased Property shall be taken by Condemnation or (ii) a Condemnation of less than the whole of the Leased Property renders the Leased Property Unsuitable for Its Permitted Use, this Agreement shall terminate and Tenant and Landlord shall seek the Award for their interests in the Leased Property as provided in Section 11.5.

             11.2 Partial Condemnation. In the event of a Condemnation of less than the whole of the Leased Property such that the Leased Property is still suitable for its Permitted Use, Tenant shall, or shall direct the Manager to, to the extent of the Award and any additional amounts disbursed by Landlord as hereinafter provided, commence promptly and continue diligently to restore the untaken portion of the Leased Improvements so that such Leased Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existing immediately prior to such Condemnation, in full compliance with all Legal Requirements, subject to the provisions of this Section 11.2. If the cost of the repair or restoration of the Leased Property exceeds the amount of the Award, Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord's sole election by Notice to Tenant given within sixty (60) days after Tenant's Notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, upon any disbursement by Landlord thereof, the Minimum Rent shall be adjusted as provided in Section 3.1.1(b). In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord or Tenant may terminate this Agreement and the entire Award shall be retained by Landlord.

             Subject to the terms hereof, Landlord shall contribute to the cost of restoration that part of the Award necessary to complete such repair or restoration, together with severance and other damages awarded for the taken Leased Improvements and any deficiency Landlord has agreed to disburse, to Tenant regularly during the restoration period so as to permit payment for the cost of such repair or restoration. Landlord may, at its option, condition advancement of such Award and other amounts on (i) the absence of any Event of Default, (ii) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld or delayed), (iii) general contractors' estimates, (iv) architect's certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required and (vii) such other certificates as Landlord may, from time to time, reasonably require. Landlord's obligation under this Section 11.2 to disburse the Award and such other amounts shall be subject to (x) the collection thereof by Landlord and (y) the satisfaction of any applicable requirements of any Hotel Mortgage, and the release of such Award by the applicable Hotel Mortgagee. Tenant's obligation to restore the Leased Property shall be subject to the release of the Award by the applicable Hotel Mortgagee to Landlord.

             11.3 Abatement of Rent. Other than as specifically provided in this Agreement, this Agreement shall remain in full force and effect and Tenant's obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any Condemnation involving the Leased Property. The provisions of this Article 11 shall be considered an express agreement governing any Condemnation involving the Leased Property and, to the maximum extent permitted by law, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such a contingency shall have any application in such case.

             11.4 Temporary Condemnation. In the event of any temporary Condemnation of the Leased Property or Tenant's interest therein, this Agreement shall continue in full force and effect and Tenant shall continue to pay, in the manner and on the terms herein specified, the full amount of the Rent. Tenant shall continue to perform and observe all of the other terms and conditions of this Agreement on the part of the Tenant to be performed and observed. Provided no Event of Default has occurred and is continuing, the entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the Leased Property to the condition that existed immediately prior to such Condemnation, in full compliance with all Legal Requirements, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration. For purposes of this Section 11.4, a Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to, and does not, exceed twelve (12) months.

             11.5 Allocation of Award. Except as provided in Section 11.4 and the second sentence of this Section 11.5, the total Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Tenant's leasehold interest in the Leased Property, loss of business during the remainder of the Term, the taking of Tenant's Personal Property, or Tenant's removal and relocation expenses shall be the sole property of and payable to Tenant (subject to the provisions of Section 11.2). In any Condemnation proceedings, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense.


                                  ARTICLE 12

                            DEFAULTS AND REMEDIES

             12.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

                 (a) should Tenant fail to make any payment of the Rent or any other sum (including, but not limited to, funding of the FF&E Reserve payable hereunder when due and such failure shall continue for a period of ten (10) days after Notice thereof; or

                 (b) should Tenant or the Manager fail to maintain the
             insurance coverages required under Article 9 and such failure shall continue for ten (10) days after Notice thereof (except that no Notice shall be required if any such insurance coverages shall have lapsed); or

                 (c) should Tenant default in the due observance or
             performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) such default shall continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant (provided that no such Notice shall be required if Landlord shall reasonably determine immediate action is necessary to protect person or property); provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed an additional ninety (90) days in the aggregate) as may be necessary to cure such default with all due diligence; or

                 (d) should any obligation of Tenant in respect of any Indebtedness for money borrowed or for the deferred purchase price of any material property or services, or any guaranty relating thereto, be declared to be or become due and payable prior to the stated maturity thereof, or should there occur and be continuing with respect to any such Indebtedness or deferred purchase price any event of default under any instru-ment or agreement evidencing or securing the same, the effect of which is to permit the holder or holders of such instrument or agreement or a trustee, agent or other representative on behalf of such holder or holders, to cause such any such obligations to become due prior to its stated maturity; or

                 (e) should an event of default occur and be continuing
             beyond the expiration of any applicable cure period under any of the Incidental Documents, the Other Leases, or by Host or the Sellers (as defined therein) under the Purchase Agreement; or

                 (f) should there occur a final unappealable determination by applicable State authorities of the revocation or limitation of any material license, permit, certification or approval required for the lawful operation of the Hotel in accordance with its Permitted Use or the loss or material limitation of any material license, permit, certification or approval under any other circumstances under which Tenant or the Manager is required to cease its operation of the Hotel in accordance with its Permitted Use at the time of such loss or limitation; or

                 (g) should any material representation or warranty made by
             Tenant or the Sellers (as defined in the Purchase Agreement) under or in connection with this Agreement, any Incidental Document, the Other Leases or the Purchase Agreement, or in any document, certificate or agreement delivered in connection herewith or therewith prove to have been false or misleading in any material respect on the date when made or deemed made; or

                 (h) should Tenant generally not be paying its debts as they become due or should Tenant make a general assignment for the benefit of creditors; or

                 (i) should any petition be filed by or against Tenant under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or for any substantial part of the property of Tenant and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Tenant take any action to authorize or effect any of the actions set forth above in this paragraph; or

                 (j) should Tenant cause or institute any proceeding for its dissolution or termination; or

                 (k) should an event of default occur and be continuing under any mortgage which is secured by Tenant's leasehold interest hereunder or should the mortgagee under any such mortgage accelerate the indebtedness secured thereby or com-mence a foreclosure action in connection with said mortgage; or

                 (l) should the estate or interest of Tenant in the Leased Property or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of (x) one hundred and twenty (120) days after commencement thereof, unless the amount in dispute is less than $250,000, in which case Tenant shall give notice to Landlord of the dispute but Tenant may defend in any suitable way, and (y) thirty (30) days after receipt by Tenant of Notice thereof from Landlord (unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 8); or

                 (m) should any Event of Default (as defined in the Management Agreement) by Tenant as "Owner" under the Management Agreement occur and be continuing beyond the expiration of any applicable cure period under the Management Agreement; or

                 (n) should Tenant at any time cease to be a direct or indirect Subsidiary of Host;

  then, and in any such event, Landlord, in addition to all other remedies available to it, may terminate this Agreement by giving Notice thereof to Tenant and upon the expiration of the time, if any, fixed in such Notice, this Agreement shall terminate and all rights of Tenant under this Agreement shall cease. Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant's breach of this Agreement.

             Upon the occurrence of an Event of Default, subject to the rights of the Manager under the Management Agreement, Landlord may, in addition to any other remedies provided herein, enter upon the Leased Property or any portion thereof and take possession of any and all of Tenant's Personal Property, if any, and the Records, without liability for trespass or conversion (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and sell the same at public or private sale, after giving Tenant reasonable Notice of the time and place of any public or private sale, at which sale Landlord or its assigns may purchase all or any portion of Tenant's Personal Property, if any, unless otherwise prohibited by law. Unless otherwise provided by law and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable Notice shall be met if such Notice is given at least five (5) days before the date of sale. The proceeds from any such disposition, less all expenses incurred in connection with the taking of possession, holding and selling of such property (including, reasonable attorneys' fees) shall be applied as a credit against the indebtedness which is secured by the security interest granted in Section 7.2. Any surplus shall be paid to Tenant or as otherwise required by law and Tenant shall pay any deficiency to Landlord, as Additional Charges, upon demand.

             12.2 Remedies. None of (a) the termination of this Agreement pursuant to Section 12.1, (b) the repossession of the Leased Property or any portion thereof, (c) the failure of Landlord to re-let the Leased Property or any portion thereof, nor (d) the reletting of all or any of portion of the Leased Property, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or re-letting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property through and including the date of such termination. Thereafter, Tenant, until the end of what would have been the Term of this Agreement in the absence of such termination, and whether or not the Leased Property or any portion thereof shall have been re-let, shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent and other charges which would be payable hereunder for the remainder of the Term had such termination not occurred, less the net proceeds, if any, of any re-letting of the Leased Property, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Minimum Rent would have been payable hereunder if this Agreement had not been so terminated with respect to such of the Leased Property.

             At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages beyond the date of such termination, at Landlord's election, Tenant shall pay to Landlord an amount equal to the present value (discounted at the Interest Rate) of the excess, if any, of the Rent and other charges which would be payable hereunder from the date of such termination (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Impositions and Additional Rent would be the same as payments required for the immediately preceding twelve calendar months, or if less than twelve calendar months have expired since the Commencement Date, the payments required for such lesser period projected to an annual amount) for what would be the then unexpired term of this Agreement if the same remained in effect, over the fair market rental for the same period. Nothing contained in this Agreement shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

             In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may, subject to the rights of the Manager under the Management Agreement, (a) relet the Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same, and (b) may make such reasonable alterations, repairs and decorations in the Leased Property or any portion thereof as Landlord, in its sole and absolute discretion, considers advisable and necessary for the purpose of reletting the Leased Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Subject to the last sentence of this paragraph, Landlord shall in no event be liable in any way whatsoever for any failure to relet all or any portion of the Leased Property, or, in the event that the Leased Property is relet, for failure to collect the rent under such reletting. To the maximum extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Leased Property, by reason of the occurrence and continuation of an Event of Default hereunder. Landlord covenants and agrees, in the event of any termination of this Agreement as a result of an Event of Default, to use reasonable efforts to mitigate its damages.

             12.3  Tenant's Waiver.  IF THIS AGREEMENT IS TERMINATED
  PURSUANT TO SECTION 12.1 OR 12.2, TENANT WAIVES, TO THE EXTENT PERMITTED
  BY LAW, ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF SUMMARY PROCEEDINGS
  TO ENFORCE THE REMEDIES SET FORTH IN THIS ARTICLE 12, AND THE BENEFIT OF

  ANY LAWS NOW OR HEREAFTER IN FORCE EXEMPTING PROPERTY FROM LIABILITY FOR RENT OR FOR DEBT. IN ADDITION, TENANT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO
  SECTION 12.1 OR 12.2, NEITHER THE INITIAL DEFERRED PURCHASE PRICE OR THE OPTION DEFERRED PURCHASE PRICE (AS SUCH TERMS ARE DEFINED IN THE PURCHASE AGREEMENT) SHALL BE PAID OR PAYABLE (TENANT WAIVING, ON BEHALF OF ITSELF AND ITS AFFILIATED PERSONS, ALL CLAIMS AND CAUSES OF ACTION WITH RESPECT THERETO).

             12.4 Application of Funds. Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant's current and past due obligations under this Agreement in such order as Landlord may determine or as may be prescribed by the laws of the State.

             12.5 Landlord's Right to Cure Tenant's Default. If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord's sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.


                                  ARTICLE 13

                                 HOLDING OVER

             Any holding over by Tenant after the expiration or sooner termination of this Agreement shall be treated as a daily tenancy at sufferance at a rate equal to one and one-half (1.5) times the Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement.

                                  ARTICLE 14

               LANDLORD'S NOTICE OBLIGATIONS; LANDLORD DEFAULT

             14.1 Landlord Notice Obligation. Landlord shall give prompt Notice to Tenant and the Manager of any matters affecting the Leased Property of which Landlord receives written notice or actual knowledge and, to the extent Tenant otherwise has no notice or actual knowledge thereof, Landlord shall be liable for any liabilities arising from the failure to deliver such Notice to Tenant. Landlord shall not amend [the Ground Lease,] the Management Agreement or any other agreement affecting the Leased Property without Tenant's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

             14.2 Landlord's Default. If Landlord shall default in the performance or observance of any of its covenants or obligations set forth in this Agreement or any obligation of Landlord, if any, under any agreement affecting the Leased Property, the performance of which is not Tenant's obligation pursuant to this Agreement, and any such default shall continue for a period of ten (10) days after Notice thereof with respect to monetary defaults and thirty (30) days after Notice thereof with respect to non-monetary defaults from Tenant to Landlord and any applicable Hotel Mortgagee, or such additional period as may be reasonably required to correct the same, Tenant may declare the occurrence of a "Landlord Default" by a second Notice to Landlord and to such Hotel Mortgagee. Thereafter, Tenant may forthwith cure the same and, subject to the provisions of the following paragraph, invoice Landlord for costs and expenses (including reasonable attorneys' fees and court costs) incurred by Tenant in curing the same, together with interest thereon from the date Landlord receives Tenant's invoice, at the Overdue Rate. Tenant shall have no right to terminate this Agreement for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any Rent or other charges due hereunder.

             If Landlord shall in good faith dispute the occurrence of any Landlord Default and Landlord, before the expiration of the applicable cure period, shall give Notice thereof to Tenant, setting forth, in reasonable detail, the basis therefor, no Landlord Default shall be deemed to have occurred and Landlord shall have no obligation with respect thereto until final adverse determination thereof; provided, however, that in the event of any such adverse determination, Landlord shall pay to Tenant interest on any disputed funds at the Interest Rate, from the date demand for such funds was made by Tenant until the date of final adverse determination and, thereafter, at the Overdue Rate until paid. If Tenant and Landlord shall fail, in good faith, to resolve any such dispute within ten (10) days after Landlord's Notice of dispute, either may submit the matter for resolution to a court of competent jurisdiction.


                                  ARTICLE 15

                            INTENTIONALLY DELETED

                                  ARTICLE 16

                          SUBLETTING AND ASSIGNMENT

             16.1  Subletting and Assignment.  Except as provided in
  Section 16.3 below, Tenant shall not, without Landlord's prior written consent (which consent may be given or withheld in Landlord's sole and absolute discretion), assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease (which term shall be deemed to include the granting of concessions, licenses and the like), all or any part of the Leased Property or suffer or permit this Agreement or the leasehold estate created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Leased Property by anyone other than Tenant and the Manager, or the Leased Property to be offered or advertised for assignment or subletting. For purposes of this Section 16.1, an assignment of this Agreement shall be deemed to include any direct or indirect transfer of any interest in Tenant such that Tenant shall cease to be a direct or indirect Subsidiary of Host or any transaction pursuant to which Tenant is merged or consolidated with another Entity or pursuant to which all or substantially all of Tenant's assets are transferred to any other Entity, as if such Change in Control or transaction were an assignment of this Agreement.

             Notwithstanding the foregoing, Landlord agrees that Landlord shall not unreasonably withhold, delay or condition Landlord's consent to an assignment of this Agreement by Tenant provided that (i) Tenant shall simultaneously assign its interest under all of the Other Leases to the same assignee on the same terms and conditions, (ii) the Manager shall have granted its consent to such transfer and the Management Agreement and all of the other Management Agreements (as defined therein) under the Other Leases shall remain in full force and effect,
  (iii) such assignee shall, in Landlord's reasonable determination, have sufficient financial resources and liquidity to fulfill Tenant's obligations under this Agreement and the Other Leases, and (iv) such assignee shall not be under common control with or controlled by persons who have been convicted of felonies involving moral turpitude in any state or federal court. If Tenant wishes to assign this Agreement as provided in this paragraph, Tenant shall give Landlord Notice thereof (the "Request Notice"), which Request Notice shall identify the proposed assignee and the terms and conditions of the assignment and shall include appropriate information relating to such assignee demonstrating compliance with the provisions of this paragraph. Landlord shall, within sixty (60) days after the giving the Request Notice, give Notice to Tenant (the "Response Notice") as to whether Landlord consents to such transfer. Landlord shall also have the right, exercisable by notice given in the Response Notice, to require Tenant to assign this Agreement to a Person designated by Landlord on the same terms and conditions as those described in the Request Notice for transfer to Tenant's proposed assignee.

             If this Agreement is assigned or if the Leased Property or any part thereof are sublet (or occupied by anybody other than Tenant, the

  Manager and their respective employees) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such col-lection shall be deemed a waiver of the provisions set forth in the first paragraph of this Section 16.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Agreement.
             No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder (unless Landlord and Tenant expressly otherwise agree that Tenant shall be released from all obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 16.1. No assignment, subletting or occupancy shall affect any Permitted Use. Any subletting, assignment or other transfer of Tenant's interest under this Agreement in contravention of this Section 16.1 shall be voidable at Landlord's option.

             16.2 Required Sublease Provisions. Any sublease of all or any portion of the Leased Property entered into on or after the date hereof shall be consistent with any applicable terms and conditions of the Management Agreement and shall provide (a) that it is subject and subordinate to this Agreement and to the matters to which this Agreement is or shall be subject or subordinate; (b) that in the event of termina-tion of this Agreement or reentry or dispossession of Tenant by Landlord under this Agreement, Landlord may, at its option, terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any Hotel Mortgagee, as holder of a mortgage or as Landlord under this Agreement, if such mortgagee succeeds to that position, shall (i) be liable for any act or omission of Tenant under such sublease, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease not consented to in writing by Landlord or by any previous prepayment of more than one (1) month's Rent, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the Leased Property or any portion thereof, (v) be required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease that are performed after the date of such attornment,
  (vii) be responsible for any monies owing by Tenant to the credit of such subtenant, or (viii) be required to remove any Person occupying any portion of the Leased Property; and (c), in the event that such subtenant receives a written Notice from Landlord or any Hotel Mortgagee stating that an Event of Default has occurred and is continuing, such subtenant shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice or as such party may direct. All rentals received from such subtenant by Landlord or the Hotel Mortgagee, as the case may be, shall be credited against the amounts owing by Tenant under this Agreement and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. An original counterpart of each such sublease and assignment and assumption, duly executed by Tenant and such subtenant or assignee, as the case may be, in form and substance reasonably satisfactory to Landlord, shall be delivered promptly to Landlord and (a) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Agreement on the part of Tenant to be kept and performed and shall be, and become, jointly and severally liable with Tenant for the performance thereof and (b) in case of either an assignment or subletting, Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and condi-tions to be performed by Tenant hereunder.

             The provisions of this Section 16.2 shall not be deemed a waiver of the provisions set forth in the first paragraph of Section 16.1.

             16.3 Permitted Sublease. Notwithstanding the foregoing, but subject to the provisions of Section 16.4 and any other express conditions or limitations set forth herein, Tenant may, in each instance after Notice to Landlord (unless otherwise provided in the Management Agreement), sublease space at the Leased Property for newsstand, gift shop, parking garage, health club, restaurant, bar or commissary purposes or similar concessions in furtherance of the Permitted Use, so long as such subleases do not demise, in the aggregate, in excess of three thousand (3,000) square feet, will not violate or affect any Legal Requirement or Insurance Requirement, and Tenant shall provide such additional insurance coverage applicable to the activities to be conducted in such subleased space as Landlord and any Hotel Mortgagee may reasonably require.

             16.4 Sublease Limitation. For so long as Landlord or any Affiliated Person as to Landlord shall seek to qualify as a real estate investment trust, anything contained in this Agreement to the contrary notwithstanding, Tenant shall not sublet the Leased Property on any basis such that the rental to be paid by any sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of such sublessee, or (b) any other formula such that any portion of such sublease rental would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.


                                  ARTICLE 17

                ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

             17.1 Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other an Officer's Certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that no Default or an Event of Default has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. Any such certificate furnished pursuant to this Section 17.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of the Leased Property or the leasehold estate created hereby.

             17.2 Financial Statements. Tenant shall furnish the following statements to Landlord:

                 (a) within sixty (60) days after each of the first three quarters of any Fiscal Year, the most recent Consolidated Financials, accompanied by the Financial Officer's
             Certificate;

                 (b) within one hundred five (105) days after the end of each Fiscal Year, the most recent Consolidated Financials for such year, certified by an independent certified public accountant reasonably satisfactory to Landlord and accompanied by a Financial Officer's Certificate;

                 (c) within thirty (30) days after the end of each Accounting Period, an unaudited operating statement prepared on a Hotel by Hotel basis, including occupancy percentages and average rate, accompanied by a Financial Officer's
             Certificate;

                 (d) promptly after the sending or filing thereof, copies of all reports which Tenant, Host or Host Marriott Hospitality, Inc. sends to its security holders generally, and copies of all periodic reports which Tenant, Host or Host Marriott Hospitality, Inc. files with the SEC or any stock exchange on which its shares are listed or traded;

                 (e) promptly after the delivery thereof to Tenant, a copy of any management letter or written report prepared by the certified public accountants with respect to the financial condition, operations, business or prospects of Tenant;

                 (f) at any time and from time to time upon not less than forty-five (45) days Notice from Landlord, any Consolidated Financials or any other financial reporting information required to be filed by Landlord with any securities and exchange commission, the SEC or any successor agency, or any other governmental authority, or required pursuant to any order issued by any court, governmental authority or arbitrator in any litigation to which Landlord is a party, for purposes of compliance therewith, provided that Landlord shall pay for any costs incurred by Tenant in connection with the preparation of the same; and

                 (g) promptly, upon Notice from Landlord, such other information concerning the business, financial condition and affairs of Tenant as Landlord reasonably may request from time to time.

  Landlord may at any time, and from time to time, provide any Hotel Mortgagee with copies of any of the foregoing statements.

             In addition, Landlord shall have the right, from time to time at Landlord's sole cost and expense, upon reasonable Notice, during Tenant's customary business hours, to cause Tenant's books and records with respect to the Leased Property to be audited by auditors selected by Landlord at the place where such books and records are customarily kept.

             17.3  General Operations.  Tenant shall furnish to Landlord:

                 (a) Within thirty (30) days after receipt or modification thereof, copies of all licenses authorizing Tenant and/or the Manager to operate the Hotel for its Permitted Use;

                 (b) Not less than thirty (30) days after the commencement of any Fiscal Year, proposed annual income and ordinary expense and capital improvement budgets setting forth projected income and costs and expenses projected to be incurred by Tenant in managing, owning, maintaining and operating the Hotel during the next succeeding Fiscal Year; and

                 (c) Promptly after receipt or sending thereof, copies of all notices given or received by Tenant under the Management Agreement.


                                  ARTICLE 18

                         LANDLORD'S RIGHT TO INSPECT

             Tenant shall permit, and shall direct the Manager to permit, Landlord and its authorized representatives to inspect the Leased Property during usual business hours upon not less than twenty-four (24) hours' notice and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant's or the Manager's use and operation of the Leased Property and further provided that in the event of an emergency, as determined by Landlord in its reasonable discretion, prior Notice shall not be necessary.


                                  ARTICLE 19

                            INTENTIONALLY DELETED

                                  ARTICLE 20

                               HOTEL MORTGAGES

             20.1 Landlord May Grant Liens. Without the consent of Ten-ant, Landlord may, subject to the terms and conditions set forth in this
  Section 20.1, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement ("Encumbrance") upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing, provided that any such Encumbrance shall be consistent with the requirements of Article 6 of the Management Agreement. Any such Encumbrance shall include the right to prepay (whether or not subject to a prepayment penalty) and shall provide (subject to Section 20.2) that it is subject to the rights of Tenant under this Agreement.

             20.2 Subordination of Lease. Subject to Section 20.1 and this Section 20.2, this Agreement, any and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and all renewals, extensions, modifications and replace-ments thereof, and to all mortgages and deeds of trust, which may now or hereafter affect the Leased Property or any improvements thereon and/or any of such leases, whether or not such mortgages or deeds of trust shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages and deeds of trust, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and deeds of trust and all consolidations of such mortgages and deeds of trust. This section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Agreement is, at the time referred to, subject and subordinate is herein called "Superior Lease" and the lessor of a Superior Lease or its successor in interest at the time referred to, is herein called "Superior Landlord" and any mortgage or deed of trust to which this Agreement is, at the time referred to, subject and subordinate, is herein called "Superior Mortgage" and the holder, trustee or beneficiary of a Superior Mortgage is herein called "Superior Mortgagee". Tenant shall have no obligations under any Superior Lease or Superior Mortgage other than those expressly set forth in this Section 20.2.

             If any Superior Landlord or Superior Mortgagee or the nominee or designee of any Superior Landlord or Superior Mortgagee shall succeed to the rights of Landlord under this Agreement (any such person, "Successor Landlord"), whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, such Successor
  Landlord shall recognize Tenant's rights under this Agreement as herein provided and Tenant shall attorn to and recognize the Successor Landlord as Tenant's landlord under this Agreement and Tenant shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment (provided that such instrument does not alter the terms of this Agreement), whereupon, this Agreement shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Agreement, except that the Successor Landlord (unless formerly the landlord under this Agreement or its nominee or designee) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of any prior Landlord under this Agreement, (b) responsible for any monies owing by or on deposit with any prior Landlord to the credit of Tenant (except to the extent actually paid or delivered to the Successor Landlord), (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against any prior Landlord, (d) bound by any modification of this Agreement subsequent to such Superior Lease or Mortgage, or by any previous prepayment of Minimum Rent or Additional Rent for more than one (1) month in advance of the date due hereunder, which was not approved in writing by the Superior Landlord or the Superior Mortgagee thereto, (e) liable to Tenant beyond the Successor Landlord's interest in the Leased Property and the rents, income, receipts, revenues, issues and profits issuing from the Leased Property,
  (f) responsible for the performance of any work to be done by the Landlord under this Agreement to render the Leased Property ready for occupancy by Tenant (subject to Landlord's obligations under Section 5.1.2(b) or with respect to any insurance or Condemnation proceeds), or
  (g) required to remove any Person occupying the Leased Property or any part thereof, except if such person claims by, through or under the Successor Landlord. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant's agreement to attorn, as aforesaid and Landlord agrees to provide Tenant with an instrument of nondisturbance and attornment from each such Superior Mortgagee and Superior Landlord (other than the lessor under the Ground Lease) in form and substance reasonably satisfactory to Tenant. Notwithstanding the foregoing, any Successor Landlord shall be liable
  (a) to pay, as and when required by the Purchase Agreement, to Tenant a pro rata portion of the Deferred Initial Purchase Price or Option Purchase Price (as such terms are defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement and this Agreement, including Article 15, if and to the extent that the rights of the Sellers under the Purchase Agreement with respect to such Deferred Purchase Prices shall have been assigned to Tenant, (b) to pay to Tenant any amounts owed under Section 5.1.2(b), and (c) to pay to Tenant any portions of insurance proceeds or Awards received by Landlord or the Successor Landlord required to be paid to Tenant pursuant to the terms of this Agreement, and, as a condition to any mortgage, lien or lease in respect of the Leased Property, and the subordination of this Agreement thereto, the mortgagee, lienholder or lessor, as applicable, shall expressly agree, for the benefit of Tenant, to make such payments, which agreement shall be embodied in an instrument in form reasonably satisfactory to Tenant.

             20.3 Notice to Mortgagee and Ground Landlord. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity of any Hotel Mortgagee or ground lessor under a lease with Landlord, as ground lessee, which includes the Leased Property as part of the demised premises and which complies with Section 20.1 and 20.2 (which Notice shall be accompanied by a copy of the applicable mortgage or lease), no notice from Tenant to Landlord as to the Leased Property shall be effective unless and until a copy of the same is given to such Hotel Mortgagee or ground lessor at the address set forth in the above described Notice, and the curing of any of Landlord's defaults by such Hotel Mortgagee or ground lessor shall be treated as performance by Landlord.

             20.4 Transfer of Leased Property. Landlord shall not, without the consent of Tenant, transfer the Leased Property, or any interest therein to any Person which: (i) does not have sufficient financial resources and liquidity to fulfill "Owner's" obligations under the Management Agreement; (ii) is in control of or controlled by Persons who have been convicted of felonies involving moral turpitude in any state or federal court; or (iii) is engaged in the business of operating or franchising (as distinguished from owning) a branded hotel chain having fifteen hundred (1,500) or more guest rooms in competition with the Manager. An individual or entity shall not be deemed to be in the business of operating hotels in competition with the Manager solely by virtue of (x) the ownership of such hotels, either directly or indirectly through subsidiaries, affiliates and partnerships, or (y) holding a mortgage or mortgages secured by one or more hotels. Landlord may transfer the Leased Property, or any interest therein, to any other Person without the consent of Tenant.


                                  ARTICLE 21

                        ADDITIONAL COVENANTS OF TENANT

             21.1 Prompt Payment of Indebtedness. Tenant shall (a) pay or cause to be paid when due all payments of principal of and premium and interest on Tenant's Indebtedness for money borrowed and shall not permit or suffer any such Indebtedness to become or remain in default beyond any applicable grace or cure period, (b) pay or cause to be paid when due all lawful claims for labor and rents, (c) pay or cause to be paid when due all trade payables and (d) pay or cause to be paid when due all other of Tenant's Indebtedness upon which it is or becomes obligated, except, in each case, other than that referred to in clause
  (a), to the extent payment is being contested in good faith by appropriate proceedings in accordance with Article 8 and if Tenant shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, if appropriate, or unless and until foreclosure, distraint sale or other similar proceedings shall have been commenced.

             21.2 Conduct of Business. Tenant shall not engage in any business other than the leasing and operation of the Collective Leased Properties and shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and its rights and licenses necessary to conduct such business.

             21.3 Maintenance of Accounts and Records. Tenant shall keep true records and books of account of Tenant in which full, true and correct entries will be made of dealings and transactions in relation to the business and affairs of Tenant in accordance with GAAP, where applicable, Tenant shall apply accounting principles in the preparation of the financial statements of Tenant which, in the judgment of and the opinion of its independent public accountants, are in accordance with GAAP, where applicable, except for changes approved by such independent public accountants. Tenant shall provide to Landlord either in a footnote to the financial statements delivered under Section 17.2 which relate to the period in which such change occurs, or in separate schedules to such financial statements, information sufficient to show the effect of any such changes on such financial statements.

             21.4 Notice of Litigation, Etc. Tenant shall give prompt Notice to Landlord of any litigation or any administrative proceeding to which it may hereafter become a party of which Tenant has notice or actual knowledge which involves a potential liability equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) or which may otherwise result in any material adverse change in the business, operations, property, prospects, results of operation or condition, financial or other, of Tenant. Forthwith upon Tenant obtaining knowledge of any Default, Event of Default or any default or event of default under any agreement relating to Indebtedness for money borrowed in an aggregate amount exceeding, at any one time, Two Hundred Fifty Thousand Dollars ($250,000), or any event or condition that would be required to be disclosed in a current report filed by Tenant on Form 8-K or in Part II of a quarterly report on Form 10-Q if Tenant were required to file such reports under the Securities Exchange Act of 1934, as amended, Tenant shall furnish Notice thereof to Landlord specifying the nature and period of existence thereof and what action Tenant has taken or is taking or proposes to take with respect thereto.

             21.5 Indebtedness of Tenant. Tenant shall not create, incur, assume or guarantee, or permit to exist, or become or remain liable directly or indirectly upon, any Indebtedness except the following:

                 (a) Indebtedness of Tenant to Landlord;

                 (b) Indebtedness of Tenant for Impositions, to the extent
             that payment thereof shall not at the time be required to be made in accordance with the provisions of Article 8;

                 (c) Indebtedness of Tenant in respect of judgments or
             awards (i) which have been in force for less than the applicable appeal period and in respect of which execution thereof shall have been stayed pending such appeal or review, or (ii) which are fully covered by insurance payable to Tenant, or (iii) which are for an amount not in excess of $250,000 in the aggregate at any one time outstanding and (x) which have been in force for not longer than the applicable appeal period, so long as execution is not levied thereunder or (y) in respect of which an appeal or proceedings for review shall at the time be prosecuted in good faith in accordance with the provisions of Article 8, and in respect of which execution thereof shall have been stayed pending such appeal or review;

                 (d) unsecured borrowings of Tenant from its Affiliated
             Persons which are by their terms expressly subordinate pursuant to a Subordination Agreement to the payment and performance of Tenant's obligations under this Agreement; or

                 (e) Indebtedness for purchase money financing in accordance with Section 21.9(a) and other operating liabilities incurred in the ordinary course of Tenant's business.

             21.6 Financial Condition of Tenant. Tenant shall at all times maintain Tangible Net Worth (except as provided in the last clause of this sentence) in an amount at least equal to the aggregate of one year's Minimum Rent payable pursuant to this Agreement and the Other Leases; it being expressly understood and agreed that the sum of the Initial Deferred Purchase Price (as defined in the Purchase Agreement) and, if Landlord shall acquire the Option Properties (as defined in the Purchase Agreement), the Option Deferred Purchase Price (as defined in the Purchase Agreement) may for such purpose be counted as equity at the full amount thereof if such amounts are contributed to Tenant.

             21.7 Distributions, Payments to Affiliated Persons, Etc. Tenant shall not declare, order, pay or make, directly or indirectly, any Distributions or any payment to any Affiliated Person of Tenant (including payments in the ordinary course of business and payments pursuant to management agreements with any such Affiliated Person) or set apart any sum or property therefor, or agree to do so, if, at the time of such proposed action, or immediately after giving effect thereto, any an Event of Default shall exist.

             21.8 Prohibited Transactions. Tenant shall not permit to exist or enter into any agreement or arrangement whereby it engages in a transaction of any kind with any Affiliated Person as to Tenant, except on terms and conditions which are commercially reasonable.

             21.9 Liens and Encumbrances. Except as permitted by Section 7.1, Tenant shall not create or incur or suffer to be created or incurred or to exist any Lien on this Agreement or any of Tenant's assets, properties, rights or income, or any of its interest therein, now or at any time hereafter owned, other than:

                 (a) Security interests securing the purchase price of equipment or personal property whether acquired before or after the Commencement Date; provided, however, that (i) such Lien shall at all times be confined solely to the asset in question and (ii) the aggregate principal amount of Indebtedness secured by any such Lien shall not exceed the cost of acquisition or construction of the property subject thereto;

                 (b)  Permitted Encumbrances; and

                 (c)  As permitted pursuant to Section 21.5.

             21.10 Merger; Sale of Assets; Etc. Tenant shall not (i) sell, lease (as lessor or sublessor), transfer or otherwise dispose of, or abandon, all or any material portion of its assets (including capital stock) or business to any Person, (ii) merge into or with or consolidate with any other Entity, or (iii) sell, lease (as lessor or sublessor), transfer or otherwise dispose of, or abandon, any personal property or fixtures or any real property; provided, however, that, notwithstanding the provisions of clause (iii) preceding, Tenant may dispose of equipment or fixtures which have become inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary, provided substitute equipment or fixtures having equal or greater value and utility (but not necessarily having the same function) have been provided.


                                  ARTICLE 22

                                MISCELLANEOUS

             22.1 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum permissible under applicable law, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.

             22.2 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

             22.3 Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

             22.4 Severability. Any clause, sentence, paragraph, section or provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Agreement shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

             22.5 Acceptance of Surrender. No surrender to Landlord of this Agreement or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

             22.6 No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly this Agreement or the leasehold estate created hereby and the fee estate or ground landlord's interest in the Leased Property.

             22.7 Conveyance by Landlord. If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of such of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

             22.8 Quiet Enjoyment. Provided that no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any Encumbrance permitted under
  Article 20 or otherwise permitted to be created by Landlord hereunder,
  (b) all Permitted Encumbrances, (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant's ability to operate the Hotel and (d) liens that have been consented to in writing by Tenant. Except as otherwise provided in this Agreement, no failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement, or to fail to perform any other obligation of Tenant hereunder.

             22.9 Memorandum of Lease. Neither Landlord nor Tenant shall record this Agreement. However, Landlord and Tenant shall promptly, upon the request of the other, enter into a short form memorandum of this Agreement, in form suitable for recording under the laws of the State in which reference to this Agreement, and all options contained herein, shall be made. The parties shall share equally all costs and expenses of recording such memorandum.

             22.10  Notices.

                 (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

                 (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

                 (c)  All such notices shall be addressed,

             if to Landlord to:

                 Hospitality Properties, Inc.
                 c/o Health and Retirement Properties Trust
                 400 Centre Street
                 Newton, Massachusetts  02158
                 Attn:  Mr. David J. Hegarty and
                       Mr. John G. Murray
                 [Telecopier No. (617) 332-2261]

             with a copy to:

                 Sullivan & Worcester
                 One Post Office Square
                 Boston, Massachusetts  02109
                 Attn:  Jennifer B. Clark, Esq.
                 [Telecopier No. (617) 338-2880]

             if to Tenant to:

                 Host Marriott Corporation

                 10400 Fernwood Road
                 Bethesda, Maryland  20817
                 Attn:  Ms. Pamela J. Block, Asset Manager
                       Asset Management Department 72/924.68
                 [Telecopier No. (301)380-8608]

              with a copy to:

                 Host Marriott Corporation
                 10400 Fernwood Road
                 Bethesda, Maryland  20817
                 Attn:  Pamela J. Murch, Esq.
                       Law Department 72/923
                 [Telecopier No. (301)380-6332 or -3588]

                 (d) By notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

             22.11 Construction. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Agreement with respect to the Leased Property shall survive such termination or expiration. In no event shall Landlord be liable for any consequential damages suffered by Tenant as the result of a breach of this Agreement by Landlord. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party to be charged. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition.
  Time is of the essence with respect to the exercise of any rights of Tenant under this Agreement. Except as otherwise set forth in this Agreement, any obligations of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or sooner termination of this Agreement.
  Whenever it is provided in this Agreement that Tenant shall direct the Manager to take any action, Tenant shall not be deemed to have satisfied such obligation unless Tenant shall have exhausted all applicable rights and remedies of Tenant as "Owner" under the Management Agreement.
  Except as otherwise expressly provided with respect to the Initial Deferred Purchase Price and the Option Deferred Purchase Price (as such terms are defined in the Purchase Agreement), nothing contained in this Agreement (including, without limitation, Section 3.5) shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders or beneficial owners, direct or indirect, of Landlord or Tenant (including, but not limited, Host Marriott, Host Marriott Hospitality, Inc. and HMH Holdings, Inc.) for the payment or performance of the obligations or liabilities of Landlord or Tenant hereunder.

             22.12 Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

             22.13 Applicable Law, Etc. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State applicable to contracts between residents of the State which are to be performed entirely within the State, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State; or (vii) any combination of the foregoing.

             To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

             22.14 Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

             [22.15 Ground Lease, Etc. Nothing in this Agreement shall be construed to permit Tenant to take or omit to take any action which would constitute a default under the Ground Lease. In the event of any termination of the Ground Lease, this Agreement shall automatically terminate.]

             IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

                                 LANDLORD:

                                 HOSPITALITY PROPERTIES, INC.


                                 By: _________________________
                                     Its (Vice) President


                                 TENANT:

                                 HMH HPT COURTYARD, INC.


                                 By: _________________________
                                     Its (Vice) President






                                  EXHIBIT A

                                 Minimum Rent

                             [See attached copy.]






                                  EXHIBIT B

                                 Other Leases

                             [See attached copy.]






                                  EXHIBIT C

                                   The Land

                             [See attached copy.]






                                  Schedule G

             Initial Acquisition Properties Management Agreements

                     [Exhibit omitted from this filing.]





















































                                  Schedule H

                   Option Properties Management Agreements

                     [Exhibit omitted from this filing.]





















































                                  Schedule I

                             Operating Statements

                     [Exhibit omitted from this filing.]





















































                                  Schedule J

                             FF&E Reserve Amounts

                     [Exhibit omitted from this filing.]






                                  Schedule K

                          Excluded Offer Properties

                     [Exhibit omitted from this filing.]